EXHIBIT 10.8.28

EXECUTION VERSION

U.S. $50,000,000

FINANCING AGREEMENT,

DATED AS OF FEBRUARY 14, 2008

AMONG

THE LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT,

U.S. BANK NATIONAL ASSOCIATION,

AS AGENT

AND

WESTAFF (USA), INC.,

AS BORROWER

AND

WESTAFF, INC

AS PARENT GUARANTOR

i

v

		Page

15.13	Cumulative Remedies	110

15.14	Recourse to Directors or Officers	110

15.15	WAIVER OF JURY TRIAL; JUDICIAL REFERENCE	110

15.16	PATRIOT ACT NOTICE	111

15.17	Confidentiality	111

15.18	Judgment Currency	111

EXHIBITS

Exhibit A	Note Form

Exhibit B	[Reserved.]

Exhibit C	Advance Request Form

Exhibit D	Borrowing Base Certificate Form

Exhibit E	Officer’s Certificate Form

Exhibit F	Financial Covenants

Exhibit G	Assignment and Acceptance Form

Exhibit H	Form of Franchise Agreement

SCHEDULES

Schedule 1	Lender Revolving Credit Commitments

Schedule 2	Financial Statements

Schedule 3	Credit Party Facilities

Schedule 9.1	List of Jurisdictions of Incorporation and Qualification

Schedule 9.5	Licenses; Trademarks; Patents; Copyrights

Schedule 9.7	Permitted Liens

Schedule 9.8	Labor Matters

Schedule 9.9	Compliance With Laws

Schedule 9.10	Environmental Matters

Schedule 9.13	Pension Matters

Schedule 9.14	Tax Matters

Schedule 9.15	Litigation Matters

Schedule 9.17	Affiliates; Affiliate Transactions

Schedule 9.18	Stockholders

Schedule 9.20	Bank Accounts

Schedule 9.24	Leases

Schedule 9.25	Insurance Policies

Schedule 9.29	Government Contracts

Schedule 9.30	Customer and Trade Relations

Schedule 10.10	Existing Indebtedness

FINANCING AGREEMENT

THIS FINANCING AGREEMENT (this “Agreement”), dated as of February 14, 2008,  by and among WESTAFF (USA), INC., a California corporation (“Borrower”), WESTAFF, INC., a Delaware corporation and the sole shareholder of Borrower, as Parent Guarantor (“Parent Guarantor”), each of the Lenders from time to time party hereto, and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), as LC Issuer and as Agent, is as follows:

1.              DEFINITIONS

1.1           Defined Terms.  In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall be defined as follows:

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower or any other Credit Party directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through a purchase of assets, merger or otherwise, (b) acquires control of the Capital Stock of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person engaged in an ongoing business that is not managed by a board of directors or other governing body.

“Advance Rate” means a percentage, subject to change by Agent from time to time in accordance with Section 2.10, which is applied to Eligible Billed Receivables (the “Eligible Billed Receivables Advance Rate”) and to Eligible Unbilled Receivables (the “Eligible Unbilled Receivables Advance Rate”) for the purpose of determining the Borrowing Base.  The initial Advance Rates are as follows:  the Borrower Eligible Billed Receivables Advance Rate is 85%; the Borrower Eligible Unbilled Receivables Advance Rate is 75%; the Westaff UK Eligible Billed Receivables Advance Rate is 75%; and the Westaff UK Eligible Unbilled Receivables Advance Rate is 75%.

“Advance Request” has the meaning given in Section 2.5.

“Affected Lender” has the meaning given in Section 3.2.1(vii).

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person.  For the purpose of this definition, “control” of a Person means the power, direct or indirect, (i) to vote 10% or more of the securities (or other ownership interests) having voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (ii) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise.  Without limiting the generality of the foregoing, each of the following will be deemed an Affiliate of Borrower for the purposes of this Agreement:

(a) each other Credit Party, (b) each other Subsidiary of Parent Guarantor, (c) each executive officer of any Credit Party and (d) each director of Borrower and each Subsidiary Guarantor.

“Affiliate Guarantors” means, collectively, Parent Guarantor and the Subsidiary Guarantors.  To the extent a term or provision of this Agreement is applicable to an “Affiliate Guarantor”, it is applicable to all of the Affiliate Guarantors unless the context expressly indicates otherwise.

“Affiliate Guaranty Agreements” means, individually and collectively, the Parent Guaranty Agreement, the Subsidiary Guaranty Agreement and the U.K. Debenture.

“Agent” means U.S. Bank in its capacity as contractual representative of LC Issuer and the Lenders pursuant to Section 13, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Section 13.

“Agent Advance” has the meaning given in Section 13.10.6.

“Agent Advance Exposure” means, with respect to any Lender at any time, an amount equal to (i) the outstanding amount of Agent Advances held by such Lender at such time plus (ii) such Lender’s Agent Advance Exposure Percentage of the total outstanding Agent Advances held by Agent at such time.

“Agent Advance Exposure Percentage” means, with respect to any Lender at any time, the ratio of (i) the Revolving Credit Commitment of such Lender at such time or, if the Revolving Credit Commitments are terminated, the Revolving Credit Exposure of such Lender at such time, to (ii) the Revolving Credit Commitments then in effect at such time or, if the Revolving Credit Commitments are terminated, the Revolving Credit Exposure of all of the Lenders at such time.

“Agent E-mail Address” has the meaning given in Section 15.7.2.

“Agent’s Liens”, “Lien in favor of Agent”, “Lien granted to Agent”, “security interest of Agent” or words of similar import mean the Liens granted to Agent, for the benefit of the Secured Parties pursuant to this Agreement and the other Loan Documents.

“Anti-Terrorism Laws” means any law, rule or regulation relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws, rules and regulations compromising or implementing the Bank Secrecy Act and the laws, rules and regulations administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may be amended).

“Applicable Agreement” means any agreement, commitment, arrangement or instrument (including any note, indenture, loan agreement, mortgage, lease, or deed) to which, as of any relevant date, any Credit Party is a party or by which any Credit Party or any of its properties is bound, in each case, the performance or non-performance of which could reasonably be expected to have a Material Adverse Effect.

“Applicable LIBOR Rate Margin”, “Applicable LOC Fee”, “Applicable Prime Rate Margins”, and “Applicable Unused Commitment Fee” means, as of any date, the applicable per annum rate shown in the applicable column in Section 3.2.2 based on the then applicable Fixed Charge Coverage Ratio.

“Applicable Margin” means, as applicable, the “Applicable LIBOR Rate Margin” and the “Applicable Prime Rate Margins”.

“Applicable Prime Rate Margins” means, the Applicable Prime Rate Margin for Revolving Loans and Interim Advances, or the Applicable Prime Rate Margin for all other Obligations (including Agent Advances), as the context requires.

“Applicable Rate” has the meaning given in Section 3.10.

“Assignment and Acceptance” has the meaning given in Section 14.2.2(ii).

“Attorneys’ Fees” means, subject to Section 15.6(b), the reasonable fees, costs and expenses of all attorneys (and all paralegals and other staff employed by such attorneys) retained by Agent, LC Issuer or any Lender, as applicable, from time to time in connection with, or arising out of, the matters encompassed by the reference to the capitalized term Attorneys’ Fees in the applicable provisions of the applicable agreement, instrument or other document.

“Australian Loan Documents” means the Australia Dollar Facility Agreement dated as of May 16, 2002 entered into by and among GE Capital Finance Pty Limited Australia, on behalf of itself and certain lenders, and Westaff Australia and the Debenture of even date therewith and all guaranties, promissory notes and other agreements and instruments executed and delivered in connection therewith including the Australian Subordination Deed.

“Australian Subordination Deed” means that certain Subordination Deed, dated as of May 16, 2002, entered into by and among Westaff Australia (including as successor by merger to Western Personnel Services Pty Limited and Western Temporary Services Pty Limited), Borrower, Westaff Support, Parent Guarantor and GE Capital Finance Pty Limited Australia.

“Authorized Representative” means any of (i) the Chief Executive Officer, (ii) the President, (iii) the Chief Financial Officer, (iv) the Treasurer, or (v) any other employee, officer or director of Borrower which has been so designated by Borrower in writing and delivered to Agent.

“Available Cash” means, as of any date of determination, all cash on hand (and then available at the close of business) deposited in that certain deposit account of Borrower, account number 2-534-1002-5147, located at U.S. Bank or in any other account subject to Agent’s control, and all Cash Equivalents owned by the Credit Parties which are subject to a perfected Agent’s Lien.

“Available Funds” has the meaning given in Section 7.4.

“Bank Product” means any financial accommodation extended to any Credit Party by a Bank Product Provider (other than pursuant to this Agreement or other than under a Rate

Hedging Agreement), including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions or (f) cash management, including controlled disbursement, accounts or services.

“Bank Product Agreements” means those agreements entered into from time to time by any Credit Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Credit Party to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all amounts that Agent or any Lender is obligated to pay or reimburse to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Credit Party or any other Subsidiary of Parent Guarantor.

“Bank Product Provider” means U.S. Bank or any of such designated Person’s Affiliates.

“Bankruptcy Case” has the meaning given in Section 11.1.

“Benefited Lender” has the meaning given in Section 4.3.2.

“Blocked Person” means any Person (i) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) designated by the Secretary of the Treasury as being owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) who is an Affiliate of any Person listed above.

 “Borrowing Base” means, as of any time, an amount in Dollars equal to the sum of:

(i)            the Eligible Billed Receivables Advance Rate applied to the Net Amount of Eligible Billed Receivables of Borrower and Westaff UK then outstanding;

plus        (ii)           the Eligible Unbilled Receivables Advance Rate applied to an amount equal to the lesser of (a) the Net Amount of Eligible Unbilled Receivables of Borrower and Westaff UK then outstanding and (b) an amount equal to 20% of the Net Amount of Eligible Billed Receivables of Borrower and Westaff UK then outstanding; and

less         (iii)          the then Reserve Amount.

provided that, notwithstanding the foregoing, in no event shall that portion of the Borrowing Base, as calculated from time to time, attributed to Westaff UK Eligible Billed Receivables and Westaff UK Eligible Unbilled Receivables exceed $5,000,000.

“Borrowing Base Certificate” has the meaning given in Section 8.3.

“Borrowing Base Deficiency” means the failure, as of any time, of the sum of (i) Revolving Credit Availability and (ii) Available Cash to be greater than or equal to zero Dollars.

“Borrowing Date” means a date on which a Credit Extension is made hereunder, and thereafter shall be the effective date of the most recent conversion of such Credit Extension.

“Borrower Eligible Billed Receivables” means such of the Receivables owing to Borrower that meet the criteria in clause (i) below of this definition and are not ineligible pursuant to clause (ii) below.

(i)            Except as provided in clause (ii) below, Receivables owing to Borrower which meet, and continue to meet, all of the following criteria are Eligible Billed Receivables:

(a)           Receivables which consist of ordinary trade accounts receivable owned solely by Borrower, evidenced by Borrower’s standard invoice therefor, payable in cash in Dollars and which arise out of the provision of services in the ordinary course of Borrower’s business as presently conducted by it to a Person who is not an Affiliate of Borrower (or who otherwise is controlled by Borrower or by an Affiliate of Borrower);

(b)           Receivables which are due and payable absolutely and unconditionally within (1) Borrower’s standard terms for the applicable account debtor, or (2) such extended terms as are made available by Borrower in the ordinary course of its business;

(c)           Receivables with respect to which the services covered thereby have been rendered and accepted by the account debtor or its designee; and

(d)           Receivables with respect to which not more than 90 days have elapsed since the date of the original invoice applicable thereto.

(ii)           The following Receivables will not, in any event, constitute Borrower Eligible Billed Receivables:

(a)           Receivables with respect to which the account debtor has filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or failed, suspended business operations, become insolvent or in respect of which a receiver, custodian, or a trustee was appointed for a significant portion of its assets or affairs, or Receivables with respect to which the account debtor is incompetent or has died;

(b)           Receivables with respect to which (1) the account debtor is not qualified to do business (A) in one or more States of the United States of America or (B) any Canadian provinces acceptable to Agent in its discretion exercised in good faith or (2) the account debtor has its principal place of business or chief executive office outside of (I) the United States of

America or (II) any Canadian provinces acceptable to Agent in its discretion unless, in either or both of such events (1) or (2) above, the Receivable is supported by (A) an irrevocable, clean letter of credit or acceptance issued (x) by a financial institution reasonably satisfactory to Agent and (y) on terms reasonably acceptable to Agent, and, if so requested by Agent, delivered to Agent in pledge for negotiation and presentment or (B) foreign credit insurance satisfactory to Agent in its discretion exercised in good faith and as to which Agent is named as the loss payee;

(c)           Receivables owing from the same account debtor, either alone or together with its Affiliates, if 50% or more of such Receivables are ineligible for any reason;

(d)           Receivables owing from any single account debtor (other than Receivables owing from Governmental Authorities) to the extent, as of any date, that the total amount of such account debtor’s Receivables that would otherwise be Eligible Receivables exceeds 10% of the aggregate face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then outstanding Eligible Receivables of Borrower and of Westaff UK, and with respect to Receivables owing from a Governmental Authority, to the extent, as of any date, that the aggregate amount of such Governmental Authority’s Receivables exceeds 25% of the aggregate face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then outstanding Eligible Receivables of Borrower and of Westaff UK;

(e)           Receivables owing to Borrower with respect to which the account debtor is a Governmental Authority, unless collections on such Receivables are directed to be remitted to the Locked Box or such collections are under Agent’s sole control and dominion;

(f)            Receivables which (1) consist (or to the extent consisting) of deposits, (2) consist (or to the extent consisting) of vendor warranty claims, (3) consist (or to the extent consisting) of finance charges, service charges, or interest on delinquent accounts, (4) are employee, officer, director or other Affiliate Receivables or (5) are (or to the extent consisting of) debit memoranda;

(g)           Receivables which are evidenced by a promissory note, chattel paper or other instrument, unless such note, chattel paper or instrument is assigned to Agent;

(h)           Receivables which are subject to set-off, credit, contras, allowance or adjustment by the account debtor (except discounts allowed for prompt payment),  provided, that, the net amount owed by such account debtor to Borrower in respect of such Receivable, as determined by Agent in its discretion exercised in good faith, will, if otherwise eligible, be a Borrower Eligible Billed Receivable;

(i)            Receivables which are not subject to the first priority security interest of Agent or are subject to any Lien of any Person (except to the extent, if any, of any Permitted Liens of the type described in clause (i) or (iv) of that definition);

(j)            Receivables with respect to which the account debtor (the “Subject Customer”) is located in any one or more of New Jersey, Minnesota, or West Virginia (1) to the extent that the Receivables owing from the Subject Customer exceed 5% of the aggregate face amount of the then outstanding Eligible Receivables owing to Borrower (whether evidenced by such Receivables or otherwise) and (2) (A) if the Subject Customer is located in New Jersey and all Receivables owing from all account debtors located in New Jersey exceed 15% of the face amount of the then outstanding Eligible Receivables owing to Borrower (whether evidenced by such Receivables or otherwise), unless Borrower has properly qualified to do business in New Jersey or has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year, (B) if the Subject Customer is located in Minnesota and all Receivables owing from all account debtors located in Minnesota exceed 15% of the aggregate face amount of the then outstanding Eligible Receivables owing to Borrower (whether evidenced by such Receivables or otherwise), unless Borrower has properly qualified to do business in Minnesota or has filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year, or (C) if the Subject Customer is located in West Virginia and all Receivables owing from all account debtors located in West Virginia exceed 15% of the aggregate face amount of the then outstanding Eligible Receivables owing to Borrower (whether evidenced by such Receivables or otherwise), unless Borrower has filed, or is exempt from filing, a Business Activity Report with the Tax Commissioner of the State of West Virginia for the then current year;

(k)           Receivables with respect to which the account debtor has sold substantially all of its assets and has not established adequate reserves or made provisions for the payment of all amounts owed to such account debtor’s trade creditors, as determined by Agent in its discretion exercised in good faith, unless the buyer of such assets has assumed responsibility for payment of such Receivables and is otherwise eligible hereunder;

(l)            Receivables with respect to which Agent has received a check for payment of such Receivable which has been returned uncollected, or Receivables with respect to which Agent, in its discretion exercised in good faith, believes that the collection of such Receivable is in doubt or impaired or that such Receivable may not be paid by reason of the account debtor’s financial inability to pay;

(m)          Receivables constituting a healthcare insurance receivable or a Medicare or Medicaid payment;

(n)           Receivables owing by a licensee of Borrower; or

(o)           Receivables which Agent, in its discretion exercised in good faith, deems to be ineligible based on those credit or collateral considerations which the Business Credit Group of Agent makes applicable from time to time.

“Borrower Eligible Unbilled Receivables” means such of the Receivables owing to Borrower that meet all of the criteria set forth in the definition of Borrower Eligible Billed Receivables except that such Receivables are not evidenced by Borrower’s standard invoice therefor, so long as the services giving rise to such Receivables have been performed by Borrower and accepted by the account debtor (as evidenced by an approved time card); provided that each Borrower Eligible Unbilled Receivable shall cease to be an Borrower Eligible Unbilled Receivable upon the earlier of (i) fifteen (15) days after the end of the week in which such services were performed or (ii) issuance of an invoice for such Receivable.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks in Los Angeles, California are required by law to be open for business.  Periods of days referred to in this Agreement will be counted in calendar days unless Business Days or New York Banking Days are expressly prescribed.

“Buy-Out Notice” has the meaning given in Section 14.1.3.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Capital Stock” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as amended).

“Cash Equivalents” means:

(a)           any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(b)           certificates of deposit or acceptances and interest bearing deposits of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $300,000,000 in each case maturing not more than 9 months from the date of acquisition thereof;

(c)           commercial paper issued by a corporation that is not an Affiliate of Borrower and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor’s Rating Services or at least P-1 by Moody’s Investors Services, Inc. in each case maturing not more than 9 months from the date of acquisition thereof;

(d)           repurchase agreements, having terms of less 180 days, for government obligations of the type specified in this Section 10.17 with a commercial bank or trust company which is rated at least A-2/A by Standard & Poor’s Rating Services; and

(e)           money market funds organized under the laws of the United States or any state thereof that invests solely in any of the foregoing investments permitted under clauses (a), (b), (c) and (d).

“Change in Law” means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or any change in the applicability of such law, rule or regulation, on the interpretation thereof, with respect to Agent, LC Issuer, a Lender or any applicable Lending Installation, or (iii) compliance by Agent, LC Issuer, any Lender or any applicable Lending Installation with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means any of the following:  (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of more than 50% of the issued and outstanding shares of Capital Stock of Parent Guarantor having the right to vote for the election of directors of Parent Guarantor under ordinary circumstances (provided however, any acquisition of 50% or more of the shares of any Capital Stock of Parent Guarantor having the right to vote for the election of directors of Parent Guarantor under ordinary circumstances by Delstaff LLC and/or any of its Affiliates shall not be a “Change of Control” hereunder); (b) during any period of 12 consecutive calendar months, Continuing Directors of Parent Guarantor cease for any reason other than death, disability or retirement to constitute a majority of the directors then in office; (c) Parent Guarantor ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Capital Stock of Borrower and each Subsidiary Guarantor (other than a single share of the Capital Stock of Westaff UK owned by Robert Stover and except as permitted by clause (ii) of Section 10.16), clause (f) of Section 10.24 or the last sentence of Section 10.21; (d) Borrower or any of the Subsidiary Guarantors ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Capital Stock of any of its Subsidiaries that is a Credit Party (except as permitted by clause (ii) of Section 10.16), clause (f) of Section 10.24) or the last sentence of Section 10.21; or (e) Michael T. Willis or any Approved Successor ceases, for any reason, (i) to serve as chief executive officer (or interim chief executive officer) of Borrower actively involved in Borrower’s management or (ii) to be a Director of Borrower.  For the purpose of clause (e), an “Approved Successor” is the chief executive officer or interim chief executive officer of Borrower elected by the Continuing Directors not more than 45 days after Michael T. Willis or an Approved Successor ceases to serve as chief executive officer or interim chief executive officer of Borrower and, if Parent Guarantor is no longer registered with the SEC, who is reasonably acceptable to Required Lenders.

“Charged Assets” has the meaning given it in the U.K. Debenture.

“Charges” has the meaning given in Section 3.10.

“CIP Regulations” has the meaning given in Section 13.13.

“Class” has the meaning given in Section 1.4.

“Closing Date” means the date upon which all of the conditions precedent to the effectiveness of this Agreement contained in Section 5.1 are satisfied or waived by Agent, the LC Issuer and each of the Lenders.

“Code” means the Uniform Commercial Code, as enacted in the State of California, Division 9, as amended.

“Collateral” has the meaning given to such term in the Security Agreement.

“Continuing Directors” means those directors on Parent Guarantor’s Board of Directors as of the Closing Date (“Current Board”) or those directors who are recommended or endorsed for election to the Board of Directors of Parent Guarantor by a majority of the Current Board or their successors so recommended or endorsed.

“Controlled Disbursement Account” means account number 153453157635 established at U.S. Bank, which will be structured and utilized as a non-interest bearing, controlled disbursement account in accordance with U.S. Bank’s controlled disbursement account policies and procedures from time to time in effect.

“Controlled Group” means all members of a controlled group of corporations and other entities and all trades or businesses (whether or not incorporated) under common control which, together with each Credit Party, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001 of ERISA.

“Credit Exposure” means, with respect to any Lender at any time, an amount equal to (i) the Revolving Credit Exposure of such Lender at such time, plus (ii) the Agent Advance Exposure of such Lender at such time.

“Credit Extension” means the making of any Loan or the issuance of a Letter of Credit hereunder.

“Credit Parties” means, collectively, Borrower, Parent Guarantor and the Subsidiary Guarantors.

“Credit Party Facilities” means, collectively, those facilities described on Schedule 3 which are owned or leased by any Credit Party.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Default Rate” has the meaning given in Section 3.2.3.

“Defaulting Lender” means any Lender that fails to make any Loan (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Deficiency” means (collectively and individually) a Borrowing Base Deficiency and a Letter of Credit Deficiency.

“Determination Date” has the meaning given in Section 3.2.2.

“Dollars” and “$” means dollars in lawful currency of the United States of America unless otherwise indicated.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any State or other political subdivision of the United States.

“EBITDA” has the meaning given on Exhibit F.

“Eligible Billed Receivables” means, collectively, the Borrower Eligible Billed Receivables and the Westaff UK Eligible Billed Receivables.

“Eligible Receivables” means, collectively, the Eligible Billed Receivables and the Eligible Unbilled Receivables

“Eligible Unbilled Receivables” means, collectively, the Borrower Eligible Unbilled Receivables and the Westaff UK Eligible Unbilled Receivables.

“Equipment” means equipment as defined in the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning given in Section 11.

“Excluded Taxes” means, with respect to Agent, LC Issuer and any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any of the other Loan Documents, (i) Taxes imposed on its overall revenue or net income, and franchise Taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, LC Issuer or Agent is incorporated or organized or the jurisdiction in which such Lender, LC Issuer or Agent’s applicable Lending Installation is located, and (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Credit Party is located.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as amended.

“Expenses” has the meaning given in Section 15.6.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. Los Angeles time on such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent in its sole discretion.

“Fee Letter” means the letter agreement of even date herewith by and between Agent and Borrower.

“Financial Covenants” has the meaning given in Section 10.28.

“Financials” means those financial statements attached as Schedule 2.

“Fiscal Period” has the meaning given on Exhibit F.

“Fiscal Quarter” has the meaning given on Exhibit F.

“Fiscal Year” has the meaning given on Exhibit F.

“Fixed Charge Coverage Ratio” has the meaning given on Exhibit F.

“Foreign Lender” means any Lender or LC Issuer that (i) is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code or (ii) is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code to the extent that interest payments are directly or indirectly beneficially owned or allocable to a person who is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Pension Plan” means any plan, scheme, fund or other similar program established, maintained or contributed to outside the United States by any Credit Party primarily for the benefit of employees of the Credit Party residing or working outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Internal Revenue Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary and shall include Westaff NZ Limited, Westaff (Australia) Pty Limited, Westaff UK and Westaff (Singapore) Limited).

“Franchise Agreements” means those certain Franchise Agreements entered into from time to time between Borrower and franchisees, a form of which is attached hereto as Exhibit H.

“Fronting Fee” has the meaning given in Section 3.7.

“GAAP” has the meaning given in Section 1.3.

“General Intangibles” means general intangibles as defined in the Code.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any agency or instrumentality thereof (including any central bank).

“Guarantors” means, collectively, the Affiliate Guarantors and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for the benefit of the Secured Parties, in connection with the transactions contemplated by this Agreement and the other Loan Documents.

“Guarantor Bankruptcy Event” has the meaning given in Section 11.1.

“Hold-Out Lender” has the meaning given in Section 14.1.3.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Prime Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all net obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, in an amount equal to the Termination Values thereof, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning given in Section 15.8.

“Indemnified Party” has the meaning given in Section 15.8.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Law” has the meaning given in Section 11.1.

“Insolvency Proceedings” means an Involuntary Proceeding and/or a Bankruptcy Case.

“Interest Payment Date” means the Maturity Date or any earlier date on which the credit facility extended hereunder terminates, and (i) the first day of each month occurring during each Loan Period for each LIBOR Rate Loan and the last day of each such Loan Period, (ii) the first day of each month for each Prime Rate Loan which is not an Interim Advance and (iii) on demand by Agent for each Agent Advance, Interim Advance or other Obligation (provided, that it will not be deemed a Default hereunder if any payment payable under this clause (iii) is received on the Business Day immediately succeeding the date demand therefore is made by Agent).

“Interim Advance” has the meaning given in Section 2.7.1.

“Interim Advance Exposure” means, with respect to any Lender at any time, such Lender’s Revolving Credit Commitment Percentage of the total Interim Advances outstanding at such time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” means inventory as defined in the Code.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of any equity securities or other Capital Stock of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, including the acquisition by such Person of any partnership, joint venture or limited liability company interests of any other Person.  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and distributions or dividends thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

“Involuntary Proceeding” has the meaning given in Section 11.1.

“Judgment” has the meaning given in Section 10.27.

“LC Issuer” means U.S. Bank, as the issuer of Letters of Credit under Section 2.4, together with its successors and assigns in such capacity.

“LC Payment Date” has the meaning given in Section 2.4.5.

“Lenders” means each of the financial institutions that is a signatory hereto identified under the caption “LENDERS” on the signature pages of this Agreement, and each financial institution that becomes a “Lender” after the date hereof pursuant to Section 14.2.

“Lending Installation” means, with respect to Agent, a Lender or LC Issuer, the office, branch, subsidiary or Affiliate of Agent, such Lender or LC Issuer listed on the signature pages hereof or otherwise selected by Agent, such Lender or LC Issuer pursuant to Section 2.12.

“Letter of Credit” means a Standby Letter of Credit (as defined in Section 2.4) issued by LC Issuer pursuant to Section 2.4.

“Letter of Credit Availability”  means, as at any time, an amount equal to the lesser of (i) an amount equal to (a) $35,000,000 less (b) the then Letter of Credit Exposure and (ii) the then Revolving Credit Availability.

“Letter of Credit Collateral Account” has the meaning given in Section 2.4.11.

“Letter of Credit Deficiency” means any failure of the Letter of Credit Availability to be greater than or equal to zero Dollars.

“Letter of Credit Documents” means, with respect to each and every Letter of Credit, (i) a standby letter of credit application and reimbursement agreement on LC Issuer’s then customary form (the “Letter of Credit Application”) and (ii) any other agreements, certificates, documents and information as LC Issuer may reasonably request relating to a Letter of Credit.

“Letter of Credit Exposure” means, as at any time, the sum of (i) the Letter of Credit Face Amount of all outstanding Letters of Credit and (ii) all unreimbursed drawings under any Letters of Credit).  The Letter of Credit Exposure of any Lender at any time shall be its Revolving Credit Commitment Percentage of the total Letter of Credit Exposure at such time.

“Letter of Credit Face Amount” of any Letter of Credit means, at any time, the face amount of the Letter of Credit, after giving effect to all drawings paid thereunder and other reductions of the face amount and to all reinstatements of the face amount effected, pursuant to the terms of the Letter of Credit, prior to such time.

“Letter of Credit Obligations” means, at any time, the sum of (i) the Letter of Credit Exposure plus (ii) the aggregate amount of Borrower’s other unpaid obligations in respect of all Letters of Credit (whether or not outstanding) under this Agreement and the Letter of Credit Documents, including any Indebtedness incurred or arising in connection with any Letters of Credit (including any drafts or acceptances thereunder, all amounts charged or chargeable to Borrower or LC Issuer, including any and all charges, expenses, fees and commissions, and all duties and Taxes and costs of insurance which may pertain either directly or indirectly to such Letters of Credit).

“LIBOR Rate” means, with respect to any LIBOR Rate Loan, the applicable interest rate for such LIBOR Rate Loan pursuant to Section 3.2.1(i).

“LIBOR Rate Loan” has the meaning given in Section 3.2.1(i).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, lien (statutory or other), or any preference, priority or other security agreement or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease deemed under the UCC to be intended for security, and the authorized filing by or against a Person as debtor of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan” means each Revolving Loan (including each Overadvance), each Interim Advance, and each Agent Advance, and the total of all such Credit Extensions outstanding at any time may be referred to as “Loans”.

“Loan Collateral” means the Collateral, the Charged Assets, the Trademark Collateral (as defined in the Trademark Security Agreement), the Pledged Collateral (as defined in the Stock

Pledge Agreement) and any and all other security or collateral provided from time to time by, or on behalf of, Borrower or any other Person for the Obligations.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Affiliate Guaranty Agreements, the Rate Hedging Agreements, the Security Documents, the Letters of Credit and all other agreements, instruments and documents relating to the Credit Extensions, including mortgages, deeds of trust, security agreements, subordination agreements, intercreditor agreements, pledges, consents, collateral assignments, locked box and cash management agreements, letter agreements, and letter of credit applications and reimbursement agreements which have been, are as of the date of this Agreement, or will in the future be signed by, or on behalf of, Borrower and delivered to Agent, LC Issuer, or the Lenders pursuant to or in connection with this Agreement or the transactions contemplated hereby.  Any reference in this Agreement or in any other Loan Document to this Agreement or any other Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference is operative.

“Loan Period” means the period commencing on the day any Loan is made as a LIBOR Rate Loan or converted into a LIBOR Rate Loan and ending on the numerically corresponding day 1, 2, or 3 months thereafter matching the interest rate term selected by Borrower; provided, however, (i) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (ii) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period.

“LOC Fee” has the meaning given in Section 3.7.

“Locked Box” has the meaning given in Section 7.3.

“Material Adverse Change” means a material adverse change, as determined by Agent in good faith, on (i) Borrower’s or Credit Parties (taken as a whole) (a) business, property, assets, operations, prospects or condition, financial or otherwise, or (b) ability to perform any of its or their payment or other material Obligations under this Agreement or any of the other Loan Documents, (ii) the recoverable value of the Loan Collateral or Agent’s, LC Issuer’s or Lenders’ rights or interests therein, (iii) the enforceability of any of the Loan Documents, or (iv) the ability of Agent, LC Issuer or Lenders to exercise any of its or their rights or remedies under the Loan Documents or provided by applicable law.

“Material Adverse Effect” means a material adverse effect, as determined by Agent in good faith, on (i) Borrower’s or Credit Parties (taken as a whole) (a) business, property, assets, operations or condition, financial or otherwise, or (b) ability to perform any of its or their payment or other material Obligations under this Agreement or any of the other Loan Documents, (ii) the recoverable value of the Loan Collateral or Agent’s, LC Issuer’s or Lenders’

rights or interests therein, (iii) the enforceability of any of the Loan Documents, or (iv) the ability of Agent, LC Issuer or Lenders to exercise any of its or their rights or remedies under the Loan Documents or provided by applicable law.

“Maturity Date” means the earlier to occur of (i) the Stated Maturity Date and (ii) the Voluntary Termination Date.

“Maximum Rate” has the meaning given in Section 3.10.

“MediaWorld” means MediaWorld International, a California corporation and a wholly-owned Subsidiary of Borrower and indirect Subsidiary of Parent Guarantor.

“Money Markets” means one or more wholesale funding markets available to and selected by Agent, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

“Net Amount of Eligible Billed Receivables” means, at any time, the gross amount of Eligible Billed Receivables less (without duplication for any portion of a Receivable as being deemed ineligible pursuant to the terms of this Agreement) sales, excise or similar Taxes, and less returns, discounts, claims and credits of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Net Amount of Eligible Unbilled Receivables” means, at any time, the gross amount of Eligible Unbilled Receivables less (without duplication for any portion of a Receivable as being deemed ineligible pursuant to the terms of this Agreement) sales, excise or similar Taxes, and less returns, discounts, claims and credits of any nature at any time issued, owing, granted, outstanding, available or claimed.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Notes” has the meaning given in Section 2.8.

“Notice of Assignment” has the meaning given in Section 14.2.2.

“Obligations” means (i) all Indebtedness, liabilities and other obligations of any and every kind and nature now existing or hereafter arising, contingent or otherwise, of Borrower or any other Credit Party under, in connection with, or evidenced or secured by this Agreement, the Notes and any of the other Loan Documents, including all obligations to pay (a) principal, (b) interest or premium (including any interest or premium accruing after the filing of a petition in bankruptcy or the commencement of any reorganization, regardless of whether the same is allowed as a claim in such proceeding), (c) fees (including the fees provided for in the Fee Letter), (d) costs, expenses and other amounts related to any indemnity against loss, damage or liability and (e) any other monetary obligation, including such amounts with respect to the Loans and the Letter of Credit Obligations, premiums, liabilities, obligations (including indemnification obligations), charges, costs, Attorneys’ Fees (including any fees or expenses that accrue after the commencement of an Bankruptcy Case, regardless of whether allowed or allowable in whole or in part as a claim in any such Bankruptcy Case), guaranties, covenants, and duties of any kind and description owing by any Credit Party to Agent, LC Issuer or any Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Credit Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (ii) all Bank Product Obligations, including obligations arising in connection with overdrafts on checking, deposit or other accounts or electronic funds transfers (whether through automatic clearing houses or otherwise) or Agent’s or any Bank Product Provider’s non-receipt of, or inability to collect, funds or otherwise not being made whole in connection with depository transfer checks or other similar arrangements, and (iii) Rate Hedging Obligations of any Credit Party owed to any Lender or any Affiliate of any Lender.

“Operating Account” has the meaning given in Section 2.7.2.

“Originating Lender” has the meaning given in Section 14.3.1.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, filing or enforcement of, or otherwise with respect to, this Agreement or the other Loan Documents.

“Overadvance” has the meaning given in Section 13.11.

“Paid in Full” and “Payment in Full” mean, with respect to the Obligations (other than inchoate indemnity obligations), all amounts owing with respect thereto (including any interest accruing thereon after the commencement of any Insolvency Proceeding against Borrower, whether or not allowed as a claim against the Borrower in such Insolvency Proceeding, but excluding as yet unasserted contingent obligations), have been fully, finally and completely paid in cash or, in the case of the Letters of Credit, cash collateralized on terms reasonably satisfactory to Agent in an amount equal to 103% of the then outstanding Letter of Credit Exposure (provided that the cash required to collateralize any outstanding Letter of Credit shall not exceed the sum of (i) the Letter of Credit Exposure in respect of such Letter of Credit and (ii) $250,000) or supported by a standby letter of credit in face amount equal to 103% of the then outstanding Letter of Credit issued by an issuing bank reasonably satisfactory to and otherwise in form and substance reasonably satisfactory to the LC Issuer and Agent, and the foregoing occurs at a time when the Revolving Credit Commitment has been irrevocably terminated in its entirety.

“Participant” has the meaning given in Section 14.3.1.

“Parent Guarantor” has the meaning given in the introduction to this Agreement.

“Parent Guaranty Agreement” means that Continuing Guaranty dated as of the as of the date of this Agreement by Parent Guarantor in favor of Agent, for the benefit of the Secured Parties.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, as to which Borrower or any corporation or other entity, trade or business that is, along with

Borrower, a member of a Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during any preceding six year period, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Acquisition” means any Acquisition so long as:

(i)            no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is approved by the board of directors or other governing body of the target;

(ii)           no Indebtedness other than Permitted Acquisition Indebtedness shall be incurred, assumed, or would exist with respect to any Credit Party as a result of such Acquisition, other than Indebtedness permitted under Section 10.10, and no Liens will be incurred, assumed, or would exist with respect to the assets of any Credit Party as a result or such Acquisition other than Permitted Liens or Liens otherwise permitted under Section 10.26;

(iii)          for any Acquisition for which the all-in purchase price, including any earn-outs as if fully earned, exceeds $10,000,000: (a) Borrower shall have provided Agent with forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the three year period following the date of the proposed Acquisition (on a year-by-year basis, and for the one year period following the date of the proposed Acquisition, on a month-by-month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent; and (b) Agent shall have completed an audit of the assets of the acquired Person before any of such assets may be included in the Borrowing Base;

(iv)          Borrower shall have provided Agent with written confirmation, supported by reasonably detailed calculations (including historical financial statements of the Person or assets being acquired), that on a pro forma basis (adjusted to eliminate expense items that would not have been incurred and to include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrower and Agent), (a) Borrower would have been in compliance with the financial covenants in Section 10.28 and Exhibit F for the 4 Fiscal Quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (b) Borrower is projected to be in compliance with the financial covenants in Section 10.28 and Exhibit F for the 4 Fiscal Quarter period ended one year after the proposed date of consummation of such proposed Acquisition, together with copies of all such historical financial statements of the Person or assets being acquired;

(v)           Borrower shall have provided Agent with written notice of the proposed Acquisition at least 30 Business Days prior to the anticipated closing date of the proposed Acquisition for which the all-in purchase price, including any earn-outs as if fully earned, exceeds $10,000,000, and not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition;

(vi)          the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s or Credit Parties’ (taken as a whole) total assets), or the Person whose Capital Stocks are being acquired, shall be useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto;

(vii)         immediately after giving effect to the consummation of the proposed Acquisition and the payment of all fees, expenses and other amounts payable in connection therewith (including any deferred compensation), and after subtracting the amount, if any, of Borrower’s accounts payable which remain unpaid more than 90 days after the invoice date of the original invoices applicable thereto, the sum of (a) Revolving Credit Availability and (b) Available Cash shall be no less than $5,000,000;

(viii) (a) in the case of an Asset Acquisition, the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s or Credit Parties’ (taken as a whole) total assets to the assets) are located within the United States and (b) in the case of a Stock Acquisition, the Person whose Capital Stock is being acquired is organized in a jurisdiction located within the United States (for the purpose of this clause (viii), “Asset Acquisition” means the purchase or other acquisition by any Credit Party of all or substantially all of the assets of any other Person and “Stock Acquisition” means the purchase or other acquisition by any Credit Party of all of the capital Stock Interests of any other Person); and

(ix)           the purchase consideration payable in respect of all Permitted Acquisitions, in the aggregate (including the proposed Acquisition and including deferred payment obligations) shall not exceed $10,000,000 in the aggregate; provided, however, that the purchase price of any single Permitted Acquisition or series of related Permitted Acquisitions shall not exceed $10,000,000 in the aggregate.

“Permitted Acquisition Indebtedness” means Indebtedness incurred in connection with a Permitted Acquisition which is either Subordinated Debt or is approved in writing by Required Lenders.

“Permitted Liens” means the Liens and interests in favor of Agent for the benefit of the Secured Parties granted or provided under the Loan Documents and, to the extent not impairing the operations of Borrower or any performance under, or contemplated by, the Loan Documents:

(i)            Liens arising by operation of law for Taxes not yet due and payable;

(ii)           Liens of landlords, mechanics, materialmen, shippers and warehousemen for rent, services or materials for which payment is not yet due;

(iii)          Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(iv)          Liens, if any, specifically permitted by Required Lenders from time to time in writing;

(v)           Liens on Equipment securing Permitted Purchase Money Indebtedness;

(vi)          Liens for Taxes, assessments and other similar charges to the extent payment thereof shall not at the time be required to be made in accordance with the provisions of Section 10.9;

(vii)         those Liens described on Schedule 9.7; provided that those Liens secure only the Indebtedness which the Liens secured on the Closing Date or any Refinancing Debt thereof;

(viii)        Liens arising from the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like Persons (“Third Party Claims”) if each of the following conditions is met: (a) the validity or amount of the Third Party Claim is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted, (b) the applicable Credit Party has established appropriate reserves for the Third Party Claim, (c) levy, attachment, garnishment and execution on the Third Party Claim have been and continue to be stayed, (d) the Third Party Claim does not prevent Agent from having a perfected first priority security interest in, or a first priority mortgage lien on, all material portions of the Loan Collateral provided by the applicable Credit Party or with respect to future advances made under this Agreement, (e) the applicable Credit Party’s title to, and its right to use, any of the Loan Collateral provided by such applicable Credit Party are not materially and adversely affected thereby, and (f) the amount of all Third Party Claims do not exceed, as of any date, $300,000 in the aggregate; and, provided, further, that Borrower must promptly pay each such Third Party Claim to the extent the dispute is finally settled in favor of the claimant thereof;

(ix)           Liens on cash deposits in connection with bids, tenders or real property leases or as security for surety or appeal bonds or workers compensation liability in the ordinary course of business;

(x)            Liens resulting from any Judgment that is not an Event of Default; and

(xi)           Easements, rights of way and other real property restrictions that do not materially interfere with or impair the use or operation of any Credit Party Facilities.

“Permitted Overadvance” has the meaning given in Section 13.11.

“Permitted Purchase Money Indebtedness” means purchase money or capital lease Indebtedness or Capital Lease Obligations incurred by any Credit Party to acquire Equipment if each of the following conditions is satisfied: (i) the aggregate amount of obligations that are secured by purchase money security interests or are the subject of Capitalized Leases outstanding at any time shall not exceed $2,000,000 in the aggregate; (ii) such purchase money Indebtedness or Capitalized Lease Obligations will not be secured by any of the Loan Collateral other than the property so acquired and any identifiable proceeds; (iii) any Liens relating to such purchase money Indebtedness or Capitalized Lease Obligations will not extend to or cover any property of such Credit Party other than the property so acquired and any identifiable proceeds, and (iv) the principal amount of such purchase money Indebtedness or Capital Lease Obligations, as the case may be, will not, at the time of the incurrence thereof, exceed the value of the property so acquired.

“Permitted Investment” has the meaning given in Section 10.17.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or Governmental Authority.

“Presentments” has the meaning given in Section 2.7.2.

“Pre-Settlement Determination Date” has the meaning given in Section 4.2.

“Prior Claims” means all Liens created by applicable laws (in contrast to those granted voluntarily) which rank or are capable of ranking prior to or pari passu with Agent’s Liens against all or part of the Loan Collateral, including for amounts owing for vacation pay, employee deductions and contributions, goods and services taxes, sales taxes, corporate taxes, realty taxes, business taxes, workers’ compensation, pension plan or fund obligations and overdue rents.

“Prime Rate” means the prime rate announced by U.S. Bank from time to time.  The “Prime Rate” hereunder will be adjusted each time that such announced prime rate changes.  The prime rate announced by U.S. Bank is determined solely by U.S. Bank pursuant to market factors and its own operating needs and is not necessarily U.S. Bank’s best or most favorable rate for commercial or other loans.

“Prime Rate Loan” has the meaning given in Section 3.2.1(i).

“Prime Rate Revolving Loan” means the applicable portion of the Revolving Loans bearing interest, as of any date, at a rate determined by reference to the Prime Rate.

“Principal Payment Date” has the meaning given in Section 3.1.1.

“Purchaser” has the meaning given in Section 14.2.2.

“Rate Hedging Agreement” has the meaning as defined in the term “Rate Hedging Obligations”.

“Rate Hedging Obligations” of a Person means any and all Indebtedness of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements (“Rate Hedging Agreements”) designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Receivables” means accounts as defined in the Code.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay (in full), or to issue other

Indebtedness in exchange or replacement for, such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Debt” means, as to any Indebtedness, the Refinancing of such Indebtedness, provided that the following conditions are satisfied with respect to such Refinancing Indebtedness:

(i)            the Weighted Average Life to Maturity of such Refinancing Debt shall be greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being refinanced;

(ii)           the principal amount of such Refinancing Debt shall be less than or equal to the sum of the principal amount then outstanding of, plus accrued and unpaid interest on and financing fees related to, the Indebtedness being refinanced;

(iii)          the priority of payment of such Refinancing Debt shall be the same as or lower than the ranking of the Indebtedness being Refinanced;

(iv)          the security, if any, for the Refinancing Debt shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of the Refinancing Debt);

(v)           Borrower is in compliance with the Financial Covenants, on a pro forma basis, after giving effect to the incurrence of such Refinancing Debt and the repayment of the Indebtedness being Refinanced.  To determine whether there is pro forma compliance with the Financial Covenants, Borrower will, on a pro forma basis, (a) restate the financial statements received by Agent for the Fiscal Period, Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Refinancing Debt is proposed to be incurred as if the proposed Refinancing Debt had been made, and the Indebtedness had been Refinanced, at the beginning of the applicable Test Period (as defined on Exhibit F) and (b) calculate the Fixed Charge Coverage Ratio under Section 3 of Exhibit F taking into account such proposed Refinancing Debt as if the proposed Refinancing Debt had been made, and the Indebtedness had been refinanced, at the beginning of the applicable Test Period; and

(vi)          additionally, in the case of any Refinancing of any Subordinated Debt, (a) the interest rate on, and fees with respect to, such Refinancing Debt are less than or equal to the interest rate on, and fees with respect to, the Subordinated Debt and (b) the holders of such Refinancing Debt have entered into a subordination agreement with Agent on the then material current terms of the Subordination Agreement or such other terms as have been agreed by Agent.

“Register” has the meaning given in Section 14.2.2.

“Remittances” has the meaning given in Section 7.3.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation under such regulations).

“Reports” has the meaning given in Section 15.7.2.

“Required Lenders” means, at any time, Lenders holding more than 66 2/3% of the Revolving Credit Commitments then in effect at such time or, if the Revolving Credit Commitments are terminated, the aggregate Revolving Credit Exposure of all of the Lenders then outstanding; provided that if there shall be fewer than 3 Lenders, “Required Lenders” shall mean all Lenders.  In any event, Required Lenders shall exclude any Defaulting Lender.

“Reserve Amount” means, as at any time, collectively, such amounts as Agent, in its discretion exercised in good faith (including in the manner described in this definition) may from time to time establish in determining the Borrowing Base based on such credit and collateral considerations as Agent deems, in its discretion exercised in good faith, appropriate from time to time, based on market conditions, or to reflect contingencies or risks which could reasonably be expected to affect any or all of the Loan Collateral, the business, operations, financial condition or business prospects of Borrower and the other Credit Parties, or the security of the Loans.  For purposes of this definition and determining the Borrowing Base and without limiting Agent’s other discretion in the manner described above, Agent will be deemed to have exercised its discretion in good faith if reserves are established in respect of any one or more of the following:

(i)            the occurrence and continuance of an Event of Default;

(ii)           the payment of Obligations then due and payable and unpaid;

(iii)          for price adjustments, unearned discounts, credit memoranda (issued or unissued), credits, contras and other similar offsets to Borrower’s accounts receivable, except to the extent that any of the foregoing in this item (iii) has been dealt with by Agent by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

(iv)          for any Prior Claims;

(v)           for aged credits maintained by Borrower in respect of its accounts receivable except to the extent that any of the foregoing in this item (v) has been dealt with by Agent by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

(vi)          for any amounts expended by Agent to protect or preserve any Loan Collateral or Agent’s or any Secured Party’s rights under the Loan Documents which have not been reimbursed by Borrower; or

(vii)         100% of the aggregate mark-to-market exposure, as determined by Agent, of all Rate Hedging Obligations then owing by Borrower to one or more Lenders (or their Affiliates) under a Rate Hedging Agreement.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Capital Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Capital Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt, other than as permitted by the terms of subordination thereof (including repayment of the Indebtedness evidenced by the Stover Note); (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Capital Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Capital Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any holder of the Capital Stock of such Credit Party other than payment of compensation in the ordinary course of business to holders of Capital Stock who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to another Credit Party or any holder of the Capital Stock of such Credit Party or its Affiliates.

“Revaluation Date” means: (a) each date a Borrowing Base Certificate or Fiscal Period Report is delivered to Agent in accordance with Section 8.3 and (b) such additional dates as Agent shall reasonably determine in accordance with the provisions of this Agreement.

“Revolving Credit Availability” means, as of any time, an amount, in Dollars, equal to:

(i)            an amount equal to the lesser of: (a) the then Borrowing Base or (b) the then effective Revolving Credit Commitments;

less         (ii)           the then aggregate outstanding principal amount of all Revolving Loans (including Overadvances) and Interim Advances and all due but unpaid interest on the Loans, and all fees, commissions, expenses and other charges payable hereunder and posted to Borrower’s loan account with Agent;

less         (iii)          the then Letter of Credit Exposure .

“Revolving Credit Commitment” means, when used with reference to a particular Lender, its obligation to make Revolving Loans and to participate in Letters of Credit and Interim Advances.  The maximum amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 1, as such commitment may be (i) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 14.2, (ii) terminated pursuant to Section 2.13 and (iii) terminated pursuant to Section 12.  “Revolving Credit Commitments” means, collectively, the aggregate amount of all Revolving Credit Commitments of the Lenders.

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the ratio of (i) the amount of the Revolving Credit Commitment of such Lender at such time to (ii) the Revolving Credit Commitments then in effect at such time; provided, however, if all the Revolving Credit Commitments have been terminated, the “Revolving Credit Commitment Percentage” shall be determined according to the Revolving Credit Commitments in effect immediately prior to such termination, giving effect to any assignments.

“Revolving Credit Commitment Period” means the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date.

“Revolving Credit Commitment Termination Date” means the Maturity Date or such earlier date on which the Revolving Credit Commitments shall be terminated in accordance with this Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, an amount equal to (i) the outstanding principal amount of such Lender’s Revolving Loans, plus (ii) the Letter of Credit Exposure of such Lender, plus (iii) the Interim Advance Exposure of such Lender.

“Revolving Credit Lenders” means (i) on the date hereof, the Lenders having Revolving Credit Commitments on Schedule 1 and (ii) thereafter, the Lenders from time to time holding Revolving Credit Exposure and Revolving Credit Commitments after giving effect to any assignments thereof permitted by Section 14.2.

“Revolving Loans” has the meaning given in Section 2.2, and shall include, subject to the terms hereof, all Overadvances.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the collective reference to Agent, LC Issuer, each Lender, each Lender (or Affiliate of any Lender) that is owed any Rate Hedging Obligation under any Rate Hedging Agreement entered into with any Credit Party, and each Bank Product Provider under any Bank Product Agreements with any Credit Party.

“Security Agreement” has the meaning given in Section 6.1.

“Security Documents” means the Security Agreement, the U.K. Debenture, the Trademark Security Agreements, the Stock Pledge Agreement and each other agreement, instrument and document executed and delivered from time to time by, or on behalf of, Borrower, any other Credit Party or any other Person as collateral security for the Obligations.

“Settlement Date” has the meaning specified in Section 4.2.

“Solvent” means, with respect to any Person, that the Person is not insolvent as defined or construed under any and all applicable laws.  In computing the amount of contingent liabilities at any time, it is intended that they be computed at the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Account” has the meaning given in Section 7.4.

“Spot Rate” for any currency means the rate quoted by Agent as the spot rate if Agent were to purchase such currency with Dollars, or of Dollars with such currency, as the case may be, at approximately 9:00 a.m. (Los Angeles time) on such date as of which the foreign exchange computation is made for delivery 2 Business Days later.

“Standby Letter of Credit” has the meaning given in Section 2.4.1.

“Stated Advance Rate Change” has the meaning given in Section 2.10.2.

“Stated Maturity Date” means the date which is the fifth anniversary of the Closing Date; provided that if such date is not a Business Day, the Stated Maturity Date shall be the immediately preceding Business Day.

“Sterling”  means the lawful currency of the United Kingdom.

“Stock Pledge Agreement” has the meaning given in Section 6.1.

“Stover Note” means that Amended and Restated Unsecured Subordinated Note due August 17, 2007 issued by Borrower to Robert W. Stover in the original principal amount of $2,000,000.

“Subordinated Debt” means unsecured Indebtedness of Borrower or any Subsidiary Guarantor not to exceed $10,000,000 in the aggregate principal amount at any time outstanding that has payment terms and is subordinated to the Obligations in right of payment, enforcement and collection on terms satisfactory to Agent and Required Lenders, in their reasonable discretion.

“Subsidiary” means any Person as to which Parent Guarantor owns, directly or indirectly, more than 50% of the outstanding shares of Capital Stock or other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons or an equivalent controlling interest in Agent’s judgment.

“Subsidiary Contribution” means any cash distributed, contributed or otherwise advanced, directly or indirectly, by Borrower to a Subsidiary, including by way of a cash intercompany loan or by way of a cash capital contribution made by Westaff Support to any Subsidiary using funds contributed, distributed or otherwise advanced by Borrower to Westaff Support for such purpose.  Notwithstanding the foregoing, any non-cash contribution to any Subsidiary shall not be deemed a Subsidiary Contribution hereunder.

“Subsidiary Guarantors” means, collectively, Westaff Support, MediaWorld and Westaff UK; provided, however, that upon a legal dissolution of MediaWorld as permitted by Section 10.21, MediaWorld shall cease to be a Subsidiary Guarantor under and for purposes of this Agreement and the other Loan Documents.

“Subsidiary Guaranty Agreement” means that Continuing Guaranty dated as of the as of the date of this Agreement by each Subsidiary Guarantor (other than Westaff UK) in favor of Agent, for the benefit of the Secured Parties.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Fee” has the meaning given in Section 2.13.1.

“Termination Notice” has the meaning given in Section 2.13.1.

“Termination Value” means, in respect of any one or more foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in including any Rate Hedging Obligation (each a “Swap Contract”), after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Title Policy” has the meaning given in Section 6.1.

“Total Credit Exposure” means, at any time, the aggregate Credit Exposure of all of the Lenders at such time.

“Total Exposure Percentage” means, with respect to any Lender at any time, the ratio of (i) such Lender’s Credit Exposure at such time to (ii) the Total Credit Exposure at such time.

“Trademark Security Agreements” has the meaning given in Section 6.1.

“Type” has the meaning given in Section 1.4.

“U.K. Debenture” means that certain Debenture dated as of the date of this Agreement by and among Westaff UK, Westaff Support and Agent.

“Unused Commitment Fee” has the meaning given in Section 3.6.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, as amended.

“U.S. Bank” means U.S. Bank National Association, a national banking association.

“US Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof; (b) as to any amount denominated in Sterling, the equivalent amount in Dollars as determined by Agent at such time on the basis of the Spot Rate for the purchase of Dollars with Sterling on the most recent computation date.

“Voluntary Termination Date” has the meaning given in Section 2.13.1.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding aggregate principal amount of such Indebtedness into (ii) the sum of the total of the products obtained by multiplying:

(a)           the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b)           the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Westaff Australia” means Westaff (Australia) Pty Limited.

“Westaff Support” means Westaff Support, Inc., a California corporation and a wholly-owned Subsidiary of Borrower and indirect Subsidiary of Parent Guarantor.

“Westaff UK” means Westaff (U.K.) Limited, a corporation organized under the laws of England and Wales and a direct Subsidiary of Westaff Support and indirect Subsidiary of Parent Guarantor.

“Westaff UK Eligible Billed Receivables” means such of the Receivables owing to Westaff UK that meet the criteria in clause (i) below of this definition and are not ineligible pursuant to clause (ii) below.

(i)            Except as provided in clause (ii) below, Receivables owing to Westaff UK which meet, and continue to meet, all of the following criteria are Eligible Billed Receivables:

(a)           Receivables which consist of ordinary trade accounts receivable owned solely by Westaff UK, evidenced by Westaff UK’s standard invoice therefor, payable in cash in Sterling and which arise out of the provision of services in the ordinary course of Westaff UK’s business as presently conducted by it to a Person who is not an Affiliate of Westaff UK (or who otherwise is controlled by Westaff UK or by an Affiliate of Westaff UK);

(b)           Receivables which are due and payable absolutely and unconditionally within (1) Westaff UK’s standard terms for the applicable account debtor, or (2) such extended terms as are made available by Westaff UK in the ordinary course of its business;

(c)           Receivables with respect to which the services covered thereby have been rendered and accepted by the account debtor or its designee; and

(d)           Receivables with respect to which not more than 90 days have elapsed since the date of the original invoice applicable thereto.

(ii)           The following Receivables will not, in any event, constitute Westaff UK Eligible Billed Receivables:

(a)           Receivables with respect to which the account debtor has filed or had commenced against it any legal proceedings for its winding up, dissolution, administration or re-organization, made an assignment for the benefit of creditors, or failed, suspended business operations, become insolvent or in respect of which a receiver, custodian, or a trustee was appointed for a significant portion of its assets or affairs, or Receivables with respect to which the account debtor is incompetent or has died;

(b)           Receivables with respect to which (1) the account debtor is not qualified to do business in the United Kingdom or (2) the account debtor has its principal place of business or chief executive office outside of the United Kingdom unless, in either or both of such events (1) or (2) above, the Receivable is supported by (A) an irrevocable, clean letter of credit or acceptance issued (x) by a financial institution reasonably satisfactory to Agent and (y) on terms reasonably acceptable to Agent, and, if so requested by Agent, delivered to Agent in pledge for negotiation and presentment or (B) foreign credit insurance satisfactory to Agent in its discretion exercised in good faith and as to which Agent is named as the loss payee;

(c)           Receivables owing from the same account debtor, either alone or together with its Affiliates, if 50% or more of such Receivables are ineligible for any reason;

(d)           Receivables owing from any single account debtor (other than Receivables owing from Governmental Authorities) to the extent, as of any date, that the total amount of such account debtor’s Receivables that would otherwise be Eligible Receivables exceeds 10% of the aggregate face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then outstanding Eligible Receivables of Borrower and Westaff UK, and with respect to Receivables owing from a Governmental Authority, to the extent, as of any date, that the aggregate amount of such Governmental Authority’s Receivables exceeds 25% of the aggregate face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then outstanding Eligible Receivables of Borrower and Westaff UK;

(e)           Receivables with respect to which the account debtor is a Governmental Authority;

(f)            Receivables which (1) consist (or to the extent consisting) of deposits, (2) consist (or to the extent consisting) of vendor warranty claims, (3) consist (or to the extent consisting) of finance charges, service charges, or interest on delinquent accounts, (4) are employee, officer, director or other Affiliate Receivables or (5) are (or to the extent consisting of) debit memoranda;

(g)           Receivables which are evidenced by a promissory note, chattel paper or other instrument, unless such note, chattel paper or instrument is assigned to Agent;

(h)           Receivables which are subject to set-off, credit, contras, allowance or adjustment by the account debtor (except discounts allowed for prompt payment),  provided, that, the net amount owed by such account debtor to Westaff UK in respect of such Receivable, as determined by Agent in its discretion exercised in good faith, will, if otherwise eligible, be an Westaff UK Eligible Billed Receivable;

(i)            Receivables which are not subject to the first priority security interest of Agent or are subject to any Lien of any Person (except to the extent, if any, of any Permitted Liens of the type described in clause (i) or (iv) of that definition);

(j)            Receivables with respect to which the account debtor has sold substantially all of its assets and has not established adequate reserves or made provisions for the payment of all amounts owed to such account debtor’s trade creditors, as determined by Agent in its discretion exercised in good faith, unless the buyer of such assets has assumed responsibility for payment of such Receivables and is otherwise eligible hereunder;

(k)           Receivables with respect to which Agent has received a check for payment of such Receivable which has been returned uncollected, or Receivables with respect to which Agent, in its discretion exercised in good faith, believes that the collection of such Receivable is in doubt or impaired or that such Receivable may not be paid by reason of the account debtor’s financial inability to pay;

(l)            Receivables constituting a healthcare insurance receivable or a United Kingdom government healthcare payment;

(m)          Receivables owing by a licensee of Westaff UK; or

(n)           Receivables which Agent, in its discretion exercised in good faith, deems to be ineligible based on those credit or collateral considerations which the Business Credit Group of Agent makes applicable from time to time.

“Westaff UK Eligible Unbilled Receivables” means such of the Receivables owing to Westaff UK that meet all of the criteria set forth in the definition of Westaff UK Eligible Billed Receivables except that such Receivables are not evidenced by Westaff UK’s standard invoice therefor, so long as the services giving rise to such Receivables have been performed by Westaff UK and accepted by the account debtor (as evidenced by an approved time card); provided that each Westaff UK Eligible Unbilled Receivable shall cease to be an Westaff UK Eligible Unbilled Receivable upon the earlier of (i) fifteen (15) days after the end of the week in which such services were performed or (ii) issuance of an invoice for such Receivable.

1.2           Environmental Definitions.

“Environmental Activity” means any actual, proposed or threatened storage, holding, existence, Release, emission, discharge, generation, manufacturing, producing, refining, creating, processing, abatement, removal, disposition, handling, transportation or disposal of any Hazardous Substance from, under, into or on any of Borrower’s or any other Credit Party’s property or otherwise relating to any of Borrower’s or any other Credit Party’s property or any Use of any of Borrower’s or any other Credit Party’s property which is regulated by or for which standards of conduct or liability are imposed by any Environmental Requirements.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. §651 et seq., the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. §136 et seq., regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation, or any common law

(including common law that may impose strict liability), which may relate to or deal with human health, the environment, natural resources, or Hazardous Substances, all as amended.

“Environmental Liability” means any Indebtedness, or duty of, any claim or demand against, any requirement imposed on, or any amount owed by or payable from, Borrower or any other Credit Party, which is based on, results from, is in connection with, arises out of, or otherwise is related to any Environmental Activity, whether the foregoing described liability now exists or arises in the future, is contingent or absolute, primary or secondary, liquidated or unliquidated, due or to become due, and however created, incurred, acquired, owing or arising.

“Environmental Requirements” means all Environmental Laws, authorizations, approvals, final judgments, injunctions, decrees, grants, orders and other restrictions and requirements (whether or not arising under statutes or regulations) relating to any Hazardous Substances or Environmental Activity.

“Hazardous Substances” means, at any time, (i) any “hazardous substance” as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder; (ii) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any Environmental Law at such time; (iii) friable asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances which are listed or identified in, or regulated by, any Environmental Law; and (iv) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.

“Release” includes, but is not limited to, spilling, leaking, pumping, pouring, paving, emitting, emptying, discharging, injecting, escaping, contaminating, leaching, disposing, releasing or dumping into the environment.

“Use” includes, but is not limited to, use, ownership, development, construction, maintenance, management, operation or occupancy.

1.3           Other Definitional Provisions; Construction. Unless otherwise specified,

(i)            All terms defined in this Agreement, whether or not defined in this Section 1, have the defined meanings provided in this Agreement when used in this Agreement, in any other of the Loan Documents, or any other certificate, instrument or other document made or delivered pursuant to this Agreement or any other Loan Document, unless otherwise defined therein.

(ii)           As used in this Agreement, in any other of the Loan Documents, or in any other certificate, instrument or document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower or any other Credit Party not defined in this Agreement have the respective meanings given to them in accordance with generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement or information is required or furnished under this Agreement (“GAAP”).

(iii)          References to the Uniform Commercial Code, or UCC, mean as enacted in the particular jurisdiction(s) encompassed by the reference.

(iv)          The definition of any agreement, document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, modifications, restatements and amendments thereof but only to the extent such renewals, extensions, supplements, modifications, restatements or amendments thereof are not prohibited by the terms of any Loan Document. All references to statutes include (a) all rules and regulations promulgated thereunder, (b) any amendments, renewals, extensions or replacements of such statutes, rules or regulations promulgated thereunder, and (c) any successor statutes, rules and regulations, including any comparable provision of the applicable statute, ordinance, code, regulation or other law as amended after the date of this Agreement.

(v)           “Hereunder,” “herein,” “hereto,” “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; the singular includes the plural and conversely; and any action required to be taken by a Person is to be taken promptly, unless the context clearly indicates the contrary.

(vi)          All of the uncapitalized terms contained in the Loan Documents which are now or hereafter defined under the Code will, unless defined in the Loan Documents or the context indicates otherwise, have the meanings now or hereafter provided for in the Code.

(vii)         The term “good faith” means honesty in fact in the conduct or transaction concerned.

(viii)        All Exhibits and Schedules attached to this Agreement are incorporated into, made and form an integral part of, this Agreement for all purposes.

(ix)           The existence of references to Parent Guarantor’s Subsidiaries throughout this Agreement is for a matter of convenience only. Any references to Subsidiaries of Parent Guarantor set forth herein shall not in any way be construed as consent by Agent, LC Issuer or the Lenders to the establishment, maintenance or acquisition of any Subsidiary, whether direct or indirect.

(x)            Whenever the sense of this Agreement or any of the other Loan Documents so require, the masculine or feminine gender will be substituted for, or be deemed to include, the neuter, the feminine gender will be substituted for the masculine, or the masculine will be deemed to include the feminine, and the neuter gender will be substituted for, or be deemed to include, the masculine or, as applicable, feminine gender.

1.4           Classes and Types of Loans. Loans hereunder are distinguished by “Class” and by “Type”. The “Class” of a Loan refers to whether such Loan is a Revolving Loan, an Interim Advance or an Agent Advance, each of which constitutes a Class of Loan. The “Type” of a Loan refers to whether such Loan bears interest at the Prime Rate or the LIBOR Rate, each of which constitutes a Type. Loans may be identified by both Class and Type.

1.5           Exchange Rates. Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the US Dollar Equivalent of amounts denominated in Sterling set forth in any Borrowing Base Certificate or Fiscal Period Report delivered to Agent in accordance with Section 8.3. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such US Dollar Equivalent as so determined by Agent.

1.6           Currency of Account; Discharge of Obligations in Other Currencies. Dollars are the currency of account and payment for each and every sum at any time due from Borrower hereunder in each case except as expressly provided in this Agreement and each payment of fees of any of the Obligations hereunder or under of the other Loan Documents shall be in Dollars. No payment to Agent or any other Secured Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until Agent or such other Secured Party shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, Borrower agrees to indemnify and hold harmless Agent or such other Secured Party, as the case may be, with respect to the amount of the shortfall, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.

2.             LOANS AND OTHER FINANCIAL ACCOMMODATIONS

2.1           Total Facility. Subject to the terms and conditions of this Agreement, the Lenders and LC Issuer will make up to $50,000,000 in total credit available to, or for the benefit of, Borrower in the form of the following credit extensions advanced or to be made under the following facilities: (i) the Revolving Loans, and (ii) a Letter of Credit subfacility, all as more particularly described below.

2.2           Revolving Loans. During the Revolving Credit Commitment Period, and subject to the other terms and conditions of this Agreement, each Revolving Credit Lender, severally and not jointly, agrees to make loans (“Revolving Loans”) to Borrower in an amount not exceeding such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Availability then in effect; provided that after giving effect to the making of any such Revolving Loan, (i) such Revolving Credit Lender’s Revolving Credit Exposure will not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Credit Exposure of all of the Lenders will not exceed the total Revolving Credit Commitments. At no time shall a Revolving Loan be made if, after giving effect thereto, the Revolving Credit Availability would be less than zero dollars. Within the foregoing limits, and subject to the other terms and conditions of this Agreement, Borrower may reborrow Revolving Loans after the repayment thereof.

2.3           [Reserved.]

2.4           Letters of Credit.

2.4.1        Letter of Credit Subfacility. During the Revolving Credit Commitment Period and subject to the other terms and conditions of this Agreement, Borrower may request LC Issuer to issue one or more of its standard standby letters of credit (“Standby Letter of Credit”) in favor of such beneficiary(ies) as are designated by Borrower by delivering to LC Issuer, with a copy to Agent: (i) a Letter of Credit Application completed to the satisfaction of LC Issuer, together with the proposed form of the Letter of Credit (which, in all respects, will comply with the applicable requirements of Section 2.4.2), (ii) a Borrowing Base Certificate which calculates the Letter of Credit Availability by giving effect to the proposed Letter of Credit, and (iii) such other Letter of Credit Documents that LC Issuer then requires. LC Issuer, in addition to the other terms of this Agreement, will have no obligation to issue the proposed Letter of Credit if, after giving effect to such proposed Letter of Credit, the Letter of Credit Availability will be less than zero Dollars. The making of each Letter of Credit request by Borrower will be deemed to be a representation by Borrower that the Letter of Credit may be issued in accordance with, and will not violate the terms of, this Section 2.4.1. Letters of Credit issued hereunder shall constitute a utilization of the Revolving Credit Commitments.

2.4.2        Terms of Letter of Credit. Each Letter of Credit issued under this Agreement will, among other things, (i) be in such form requested by Borrower as is acceptable to LC Issuer in its discretion exercised in good faith, (ii) be denominated in Dollars, and (iii) be issued to support Borrower’s obligations that finance its business needs in a manner not prohibited by the terms of this Agreement. In no event will any Standby Letter of Credit have a term of more than one year, nor shall LC Issuer have any obligation to issue any Letter of Credit with an expiry date later than 30 days prior to the last day of the Revolving Credit Commitment Period; provided that a Letter of Credit may be subject to one or more automatic renewal terms so long as any such renewal term does not extend beyond the last day of the Revolving Credit Commitment Period.

2.4.3        Advice of Issuance or Non-Issuance. Upon receipt of a request from Borrower to open any Letter of Credit and of all attendant Letter of Credit Documents satisfactorily completed, LC Issuer, within 3 Business Days after receipt thereof, may, but shall not be obligated to, issue the requested Letter of Credit to the beneficiary thereof and transmit a copy to Borrower. If LC Issuer elects not to issue such Letter of Credit, LC Issuer will communicate in writing to Borrower the reason(s) why LC Issuer has declined such request.

2.4.4        Reimbursement by Borrower. Borrower shall be irrevocably and unconditionally obligated to reimburse LC Issuer as of the applicable LC Payment Date for any amounts to be paid by LC Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided, however, that neither Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of LC Issuer in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) LC Issuer’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. LC Issuer will pay to each Lender ratably in accordance with its Revolving Credit

Commitment Percentage all amounts received by it from Borrower for application in payment, in whole or in part, of the reimbursement obligation in respect of any Letter of Credit issued by LC Issuer, but only to the extent such Lender has made payment to LC Issuer in respect of such Letter of Credit pursuant to Section 2.4.5. Subject to the terms and conditions of this Agreement (including the submission of an Advance Request and the satisfaction of the applicable conditions precedent set forth in Section 5.2), Borrower may request a Revolving Loan hereunder for the purpose of satisfying any reimbursement obligation.

2.4.5        Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under a Letter of Credit, LC Issuer shall notify Agent and Agent shall promptly notify Borrower and each other Lender as to the amount to be paid by LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of LC Issuer to Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by LC Issuer, each Lender shall be unconditionally and irrevocably liable, without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse LC Issuer on demand for (i) such Lender’s Revolving Credit Commitment Percentage of the amount of each payment made by LC Issuer under each Letter of Credit to the extent such amount is not reimbursed by Borrower pursuant to Section 2.4.4, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of LC Issuer’s demand for such reimbursement (or, if such demand is made after 12:00 p.m. noon (Los Angeles time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Rate for the first 3 days and, thereafter, at a rate of interest equal to the rate applicable to Prime Rate Revolving Loans.

2.4.6        Obligations Absolute. Borrower’s obligations under this Section 2.4 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against LC Issuer, any Lender or any beneficiary of a Letter of Credit. Borrower further agrees with LC Issuer and the Lenders that LC Issuer and the Lenders shall not be responsible for, and Borrower’s reimbursement obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee. LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Borrower agrees that any action taken or omitted by LC Issuer or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon Borrower and shall not put LC Issuer or any Lender under any liability to Borrower. Nothing in this Section 2.4.6 is intended to limit the right of Borrower to make a claim against LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.4.4.

2.4.7        Actions of LC Issuer. LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by LC Issuer. LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.4, LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Letter of Credit.

2.4.8        Indemnification. Borrower hereby agrees to indemnify and hold harmless each Lender, LC Issuer and Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, LC Issuer or Agent may incur (or which may be claimed against such Lender, LC Issuer or Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to LC Issuer hereunder (but nothing herein contained shall affect any rights Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of LC Issuer issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to LC Issuer, evidencing the appointment of such successor Beneficiary; provided that Borrower shall not be required to indemnify any Lender, LC Issuer or Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of LC Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (b) LC Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.4.8 is intended to limit the obligations of Borrower under any other provision of this Agreement. The Obligations described under this Section 2.4.8 shall survive any termination of this Agreement.

2.4.9        Lenders’ Indemnification. Each Revolving Credit Lender shall, ratably in accordance with its Revolving Credit Commitment Percentage, indemnify LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by Borrower) against any cost, expense (including Attorneys’ Fees), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or LC Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.4 or any action taken or omitted by such indemnitees hereunder. The obligations of the Lenders described under this Section 2.4.9 shall survive any termination of this Agreement.

2.4.10      Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of LC Issuer or the Lenders, LC Issuer hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from LC Issuer, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of LC Issuer, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of each unreimbursed drawing under any Letter of Credit, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default, the failure of any condition in Section 5 to be satisfied, or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Following receipt by Agent of any payment by Borrower in respect of any unreimbursed drawing or of any refunded reimbursement payment, Agent shall disburse such payment to LC Issuer, or to the extent that the Lenders have made payments pursuant to this Section 2.4.10 to LC Issuer, then to such Lenders and LC Issuer, as their interest may appear. The purchase of participations in Letters of Credit pursuant to this Section 2.4.10 shall not constitute a Loan and shall not relieve Borrower of its reimbursement and other obligations under this Section 2.4.

2.4.11      Letters of Credit Collateral Account. If a Letter of Credit Deficiency shall have occurred and be continuing, Agent may make demand upon Borrower to, and forthwith upon such demand (and in no event later than the immediately succeeding Business Day) Borrower will, pay to Agent in same day funds at Agent’s office designated in such demand, for deposit in a special interest bearing cash collateral account (the “Letter of Credit Collateral Account”) to be maintained at such office of Agent, an amount equal to the amount by which the Letter of Credit Availability is less than zero. The Letter of Credit Collateral Account shall be in the name of Agent (as a cash collateral account), and under the sole dominion and control of Agent exercised in good faith (with sole right of withdrawal) and subject to the terms of this Agreement and the other Loan Documents; provided that interest accruing thereon shall accrue for the benefit of Borrower. On each drawing under a Letter of Credit during which a Letter of Credit Deficiency is continuing, Agent shall seek reimbursement from any amounts then on deposit in the Letter of Credit Collateral Account; however, if (i) no amounts are then on deposit in the Letter of Credit Collateral Account, (ii) the amount then on deposit in the Letter of Credit Collateral Account is insufficient to pay the amount of such drawing, or (iii) Agent is legally prevented or restrained from immediately applying amounts on deposit in the Letter of Credit Collateral Account, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under this Section 2.4.11 shall automatically be converted into a Prime Rate Revolving Loan made on the date of such drawing for all purposes of this Agreement. To the extent that Agent applies amounts on deposit in the Letter of Credit Collateral Account as provided in this Section 2.4.11, and, thereafter, such application (or any portion thereof) is rescinded or any amount so applied must otherwise be returned by Agent upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, then the amount so rescinded or returned shall automatically be converted into a Prime Rate Revolving Loan made on the date of such drawing for all purposes of this Agreement. Agent shall promptly return to Borrower all funds held in the Letter of Credit Collateral Account and any interest accrued thereon upon receiving evidence from Borrower that a Letter of Credit Deficiency is no longer continuing.

2.4.12      Letter of Credit Obligations. All Letter of Credit Obligations will constitute part of the Obligations and be secured by the Loan Collateral.

2.5           Advance Requests. To obtain each Revolving Loan, Borrower shall give written notice (an “Advance Request”) in the form of Exhibit C attached hereto, specifying:

(i)            the total amount of the requested Revolving Loan;

(ii)           the Type of Loan (and, if a LIBOR Rate Loan, the requested Loan Period and amount thereof subject to Section 3.2.1(iv));

(iii)          the Borrowing Date of such Revolving Loan, which shall be a Business Day;

(iv)          that on the date of, and after giving effect to, such Revolving Loan, no Event of Default has occurred and is continuing; and

(v)           that on the date of, and after giving effect to, such Revolving Loan, all of the representations and warranties of Borrower contained in this Agreement and in the other Loan Documents are true and correct in all material respects on and as of such date of such Revolving Loan as if made on and as of the date of such Revolving Loan (except where such representations and warranties speak solely of an earlier date).

Each such Advance Request by Borrower shall be irrevocable. Each Advance Request for a Prime Rate Loan shall be given to Agent by no later than 11:00 a.m. (Los Angeles time) on the Business Day of such Prime Rate Loan. Each Advance Request for a LIBOR Rate Loan shall be given to Agent by no later than 11:00 a.m. (Los Angeles time) two New York Banking Days prior to the Borrowing Date of such LIBOR Rate Loan. If Borrower fails to specify the Type of Loan, then the requested Revolving Loan shall be a Prime Rate Loan. If Borrower fails to specify the Loan Period for a requested LIBOR Rate Loan, Borrower shall be deemed to have requested that such LIBOR Rate Loan be made with a Loan Period of one month. Each Advance Request must be signed by an Authorized Representative; however, Agent may rely on the authority of any officer or employee of Borrower whom Agent in good faith believes to be authorized to request advances.

2.6           Initial Interest Election. Any Revolving Loans made on the Closing Date shall be Prime Rate Loans. Each Revolving Loan made after the Closing Date shall initially be of the Type specified in the applicable Advance Request for such Revolving Loan.

2.7           Funding of Loans.

2.7.1        Funding of Loans. With respect to any Revolving Loans requested by Borrower hereunder, each Lender agrees that Agent may in its sole discretion, but shall not be obligated to, make such requested Revolving Loans to Borrower on behalf of Lenders as an Interim Advance. If Borrower makes a request for a Revolving Loan as provided herein, Agent, at its option and in its discretion, shall do either of the following:

(i)            with respect to a Prime Rate Revolving Loan, at its sole discretion, advance the amount of the proposed Revolving Loan to Borrower disproportionately (an “Interim Advance”) out of Agent’s own funds on behalf of Lenders, which advance shall be on the Borrowing Date specified in the relevant Advance Request, and thereby elect settlement in accordance with Section 4.2 such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including the amount of any such Interim Advance settled on such date) equals its Revolving Credit Commitment Percentage of the then outstanding Revolving Loans. Interim Advances constitute Loans bearing interest at the rate applicable from time to time to Prime Rate Revolving Loans, are secured by the Loan Collateral and Obligations hereunder and constitute a utilization of the Revolving Credit Commitments. All payments on any Interim Advance shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Interim Advance). No part of any Interim Advance may, on the repayment thereof, be redrawn or reborrowed by Borrower, except as a result of an election by Agent in its sole discretion, to have such amounts advanced as a new Interim Advance in accordance with this Section 2.7.1 pursuant to an effective Advance Request; or

(ii)           notify each Lender by facsimile, electronic mail or other similar form of teletransmission of the proposed Revolving Loan (a) with respect to Prime Rate Revolving Loans, on the same day, and (b) with respect to LIBOR Rate Loan, on the Business Day following the Business Day, in each case, that Agent is notified or deemed notified by Borrower of its request for such proposed a Revolving Loan pursuant to this Agreement, and thereupon each Lender shall remit to, so that Agent shall have received, (1) with respect to Prime Rate Revolving Loans, on or prior to 2:00 p.m. (Los Angeles time), on the date such Prime Rate Revolving Loans are to be advanced, and (2) with respect to LIBOR Rate Loans, on or prior to 2:00 p.m. (Los Angeles time), on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Revolving Credit Commitment Percentage of such Revolving Loan.

2.7.2        Operating Account. Borrower irrevocably authorizes Agent to make all disbursements of Revolving Loans into a non-interest bearing, DDA operating account maintained by Agent (the “Operating Account”) that will be structured and utilized for that purpose in accordance with Agent’s policies and procedures from time to time in effect. Unless other arrangements are made with, and expressly agreed to by, Agent (e.g., disbursements of Revolving Loans by wire transfer), all advances of the Revolving Loans, will be credited to the

Operating Account at the end of the applicable Business Day on which the advance is made. With respect to advances requested by Borrower to cover Presentments in the Controlled Disbursement Account, Borrower hereby irrevocably authorizes Agent, without any further written or oral request of Borrower, to transfer funds automatically from the Operating Account to the Controlled Disbursement Account in amounts necessary for the payment of checks and other items drawn on the Controlled Disbursement Account as such checks and other items (“Presentments”) are presented to Agent for payment. If any Presentments in the Controlled Disbursement Account are paid by Agent in excess of funds available in the Operating Account for any reason, including the failure of Borrower to determine the correct amount of Presentments in its Advance Request, the amounts so paid by Agent will be deemed to be an advance of Revolving Loans as a Prime Rate Loan for all purposes of this Agreement and are hereby ratified and approved by Borrower; however, under no circumstances will Agent have any obligation to pay any Presentments in the Controlled Disbursement Account in excess of funds available in the Operating Account. Notwithstanding anything to the contrary in this Section 2.7.2, Agent may, at any time hereafter on oral or written notice to Borrower, elect to discontinue the automatic sweeping of funds from the Operating Account to the Controlled Disbursement Account, but Agent instead may disburse proceeds of a Revolving Loan by crediting only the Operating Account. Furthermore, Agent reserves the right to discontinue providing controlled disbursement accounts to its customers, including Borrower. Each request submitted by Borrower for a new advance of a Revolving Loan via wire transfer of funds must be initiated with Agent’s wire transfer department (or by telephone or on-line functions made available by Agent’s wire transfer department from time to time) via a duly completed and signed outgoing wire transfer form (or any replacement form promulgated by Agent).

2.7.3        Availability of Loans. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, however, that the Revolving Credit Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’ failure to make Loans as required. Unless Agent shall have been notified by a Lender prior to the time a Loan is to be made hereunder that such Lender does not intend to make its share of such Loan available to Agent, Agent may assume that such Lender will make its share of such Loan available to Agent, and Agent may in reliance upon such assumption make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Lender and Agent has made such amount available to Borrower, Agent shall be entitled to receive such amount from such Lender forthwith upon its demand, together with interest thereon in respect of each day during the period from and including the date such amount was made available to Borrower to but excluding the date Agent recovers such amount from such Lender at a rate per annum equal to the Federal Funds Rate for the first 3 days and, thereafter, at a rate per annum equal to the rate applicable to Prime Rate Revolving Loans. If such amount is not in fact made available to Agent by such Lender upon such demand, Agent shall be entitled to receive such amount from Borrower forthwith upon its demand (and in no event later than the Business Day immediately succeeding the day such demand is made), together with interest thereon at the rate applicable to a Prime Rate Revolving Loan in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on but excluding the date Agent recovers such amount from Borrower. Borrower’s obligation hereunder shall not affect any rights Borrower may have against any Defaulting Lender.

2.7.4              Loans on Prepayment Dates.  If Lenders are required to make a new Loan hereunder to Borrower on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Loan from Lenders, Lenders shall apply the proceeds of the new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by Lenders to Borrower as provided in Section 2.7.2.

2.7.5              Authority of Individuals.  Borrower hereby irrevocably authorizes Agent and each Lender to rely on telephonic, telegraphic, facsimile, telex or written instructions of any individual whom Agent or any Lender in good faith believes to be authorized to request a Credit Extension or a repayment hereunder with respect to any request to make a Credit Extension or a repayment hereunder, and on any signature which Agent or any such Lender believes to be genuine, and Borrower shall be bound thereby in the same manner as if such person were actually authorized or such signature were genuine.  Borrower also hereby agrees to indemnify Agent and each of the Lenders and hold Agent and each of the Lenders harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including Attorneys’ Fees) relating to or arising out of or in connection with the acceptance of instructions by Agent or any Lender for making Credit Extensions or repayments hereunder from such individuals, in the absence of gross negligence or willful misconduct by Agent or such Lender.  The Obligations described under this Section 2.7.5 shall survive any termination of this Agreement.

2.7.6              Participation in Interim Advances.  By the making of an Interim Advance and without any further action on the part of Agent or the Revolving Credit Lenders, Agent hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from Agent, a participation in such Interim Advance equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Interim Advance.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of each Interim Advance, or of any payment on any Interim Advance required to be refunded to Borrower for any reason.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Interim Advances is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default, the failure of any condition in Section 5 to be satisfied, or any reduction or termination of the Revolving Credit Commitments or a reduction in the Revolving Credit Availability, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Following receipt by Agent of any payment by Borrower in respect of any Interim Advance, Agent shall apply such amounts to the then outstanding Agent Advances and, to the extent that the Revolving Credit Lenders have made payments pursuant to this Section 2.7.6 to Agent, to the Revolving Credit Lenders, as their interest may appear.  The purchase of participations in an Interim Advance pursuant to this Section 2.7.6 shall not relieve Borrower of any default in the payment thereof.

2.8           Notes; Records of Advances of Credit.  Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made by the Lenders shall be evidenced by a promissory note duly executed and delivered by Borrower substantially in the form of Exhibit A with blanks appropriately completed in conformity herewith (each a “Note”).  Agent and each Lender is hereby authorized to record the date and amount of each advance of the Loans, and the date and amount of each payment or prepayment thereof, by any or all of the following: (1) on a schedule constituting a part of the applicable Note which schedule may be attached thereto and made a part thereof, (2) by entries made into Agent and each Lender’s electronic systems, or (3) on internal memoranda maintained by Agent and each Lender, and any such recordation will be rebuttably presumptive evidence of the accuracy of the information so recorded absent manifest error; however, the failure of Agent or any Lender to make any such recordation will not affect the unconditional obligation of Borrower to repay the outstanding principal, interest, or other Obligations due under this Agreement, under the Notes, or the other Loan Documents in accordance with the terms of this Agreement and the other Loan Documents.

2.9           No Limitation on Liens.  The limits on outstanding advances against the Borrowing Base are not intended and shall not be deemed to limit in any way Agent’s Liens on the Receivables or any other Loan Collateral.

2.10         Advance Rates and Sublimits.

2.10.1            Changes.  Borrower acknowledges that Agent, from time to time, may do any one or more of the following in its discretion exercised in good faith: (i) decrease the dollar limits on outstanding advances against the Borrowing Base or percentages applicable to any one or more Receivables advance sublimits or (ii) decrease the Advance Rates if one or more of the following events occur or conditions exist: (a) an Event of Default has occurred; or (b) with regard to the Eligible Billed Receivables Advance Rate or the Eligible Unbilled Receivables Advance Rate, as the case may be, (1) the dilution percentage with respect to Borrower’s Eligible Receivables (i.e., reductions in the amount of accounts receivable because of returns, discounts, price adjustments, credit memoranda, credits, contras and other similar offsets) increases by an amount which Agent, in its discretion exercised in good faith, has determined is materially above that which existed as of the Closing Date, (2) the percentage of accounts receivable which are 90 days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of accounts receivable which are within 90 days from the date of the original invoices applicable thereto, by an amount which Agent, in its discretion exercised in good faith, determines is material, or (3) any material change occurs, determined by Agent in good faith, from the Closing Date in respect of the credit rating or credit quality of Borrower’s or Westaff UK’s account debtors.

2.10.2            Notice.  If, at any time as permitted hereunder, Agent (a) imposes any Reserve Amounts after the Closing Date, or (b) decreases any of the dollar limits on outstanding advances against the Borrowing Base or percentages applicable to any one or more Receivables advance sublimits or decreases the Advance Rates from that which, in any case, is expressly stated in clauses (i) or (ii) of the definition of the Borrowing Base (i.e., exclusive of those changes which result from the effect of applying applicable eligibility criteria) (“Stated Advance Rate Change”), Agent will give Borrower 30 days advance written notice of such Stated Advance Rate Change, unless an Event of Default then exists, in which case Agent will give Borrower contemporaneous oral or written notice of such Stated Advance Rate Change.

2.11         One General Obligation; Cross-Collateralized.  All advances of credit by Agent, LC Issuer and Lenders to, or for the benefit of, Borrower under this Agreement and under any other Loan Document constitute one loan, and all of the Obligations constitute one obligation.  The Loans and Letter of Credit Exposure and all other advances or extensions of credit to, or for the benefit of, Borrower under this Agreement or the other Loan Documents are made on the security of all of the Loan Collateral.

2.12         Lending Installations.  Agent and each Lender may book its Loans and other Credit Exposure, if any, and LC Issuer may book the Letter of Credits, at any Lending Installation selected by Agent, such Lender or LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit, and other Credit Exposure, and any Notes issued hereunder shall be deemed held by Agent, each Lender or LC Issuer, as the case may be, for the benefit of any such Lending Installation.  Agent, each Lender and LC Issuer may, by written notice to Agent and Borrower in accordance with Section 15.7, designate replacement or additional Lending Installations through which Loans will be made by it or Letters of Credit and other Credit Exposure will be issued or maintained by it and for whose account payments are to be made.  Notwithstanding the foregoing, neither Agent nor any Lender may book Loans or other Credit Exposure, or book Letters of Credit, at any Lending Installation if, as a result thereof, Borrower shall be obligated to pay any additional amounts under Sections 2.14 or 2.15 hereof.

2.13         Reduction and Termination of Revolving Credit Commitments.

2.13.1            Voluntary Termination of Revolving Credit Commitments.  Borrower may voluntarily terminate the Revolving Credit Commitments in total prior to the Stated Maturity Date by (i) giving Agent 10 days advance notice (“Termination Notice”) of the proposed date on which the Revolving Credit Commitments are to terminate (“Voluntary Termination Date”), which Termination Notice may be revoked by Borrower at any time prior to the Voluntary Termination Date, and (ii) paying and satisfying on the Voluntary Termination Date: (a) all Loans and other Obligations (which shall include the cancellation and return of all outstanding Letters of Credit, or provision made for the cash collateralization of all such Letters of Credit on terms reasonably acceptable to Agent and the LC Issuer), (b) any LIBOR Prepayment Fee under Section 3.2.1(v), and (c) paying, as compensation to the Lenders for loss of bargain with respect to the credit advanced hereunder, and not as a penalty, a termination fee (“Termination Fee”) in the amounts set forth below:

Voluntary Termination Date	Termination Fee

On or before January 31, 2009	$750,000

On or after February 1, 2009 but on or before January 31, 2010	$375,000

On or after February 1, 2010 but on or before June 30, 2011	$250,000

On or after July 1, 2011 but on or before October 30, 2012	$125,000

Borrower may not terminate the Revolving Credit Commitment in part.  Notwithstanding the foregoing, if the Revolving Credit Commitment is terminated in connection with a refinancing thereof, then no Termination Fee shall be payable to those Lenders that participate in such refinancing by providing a commitment to lend loans of money thereunder.

2.13.2            Scheduled Termination of Revolving Credit Commitments.  The Revolving Credit Commitments will automatically terminate on the Revolving Credit Commitment Termination Date.

2.13.3            Permanent Reduction of Revolving Credit Commitments.  Each termination or reduction of the Revolving Credit Commitment shall be permanent.

2.13.4            Borrower Remains Liable.  Notwithstanding any termination of the Revolving Credit Commitments under this Agreement, until all of the Obligations have been Paid in Full, Borrower shall remain liable for the full and prompt performance and payment of the Obligations, and Agent, LC Issuer and the Lenders shall retain all of their respective individual and collectively rights and privileges under the Loan Documents, including the retention of Agent’s Liens on and interest in and to all of the Loan Collateral until all of the Obligations have been Paid in Full.  Upon Payment in Full of the Obligations, Agent shall release its Liens on all Collateral other than its Lien on the cash securing Letters of Credit Obligations.

2.14         Increased Costs.

2.14.1            Increased Costs Generally.  If any Change in Law shall:

(i)                impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender, LC Issuer or any applicable Lending Installation (except any such reserve requirement reflected in the LIBOR Rate); or

(ii)               impose on any Lender, LC Issuer or any applicable Lending Installation any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender or applicable Lending Installation or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or applicable Lending Installation of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, LC Issuer or applicable Lending Installation of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, LC Issuer or applicable Lending Installation hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

2.14.2            Costs Attributable to Regulatory Change or Risk-Based Capital Guidelines.  If Agent, any Lender or LC Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Agent’s, such Lender’s or LC Issuer’s capital or on the capital of Agent’s, such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by or participation in Letters of Credit held by Agent, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which Agent, such Lender or LC Issuer or Agent’s, such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration Agent’s, such Lender’s or LC Issuer’s policies and the policies of Agent’s, such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Agent, such Lender or LC Issuer such additional amount or amounts as will compensate Agent, such Lender or LC Issuer or Agent’s, such Lender’s or LC Issuer’s holding company for any such reduction suffered.

2.14.3            Certification.  A certificate of Agent, a Lender or LC Issuer setting forth the amount or amounts necessary to compensate Agent, such Lender or LC Issuer or its holding company, as the case may be, as specified in Sections 2.14.1 and 2.14.2 of this Section shall be delivered to Borrower and shall be rebuttably presumptive evidence of the accuracy thereof, absent manifest error.  Borrower shall pay Agent, such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

2.14.4            Delay in Requests.  Failure or delay on the part of Agent, any Lender or LC Issuer to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of Agent’s, such Lender’s or LC Issuer’s right to demand such compensation; provided that Borrower shall not be required to compensate Agent,  a Lender or LC Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that Agent, such Lender or LC Issuer notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Agent’s such Lender’s or LC Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 days period referred to above shall be extended to include the period of retroactive effect thereof.

2.14.5            Survival.  The Obligations described under this Section 2.14 shall survive any termination of this Agreement.

2.15         Taxes.

2.15.1            Gross-Up.  Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) Agent, Lender or LC Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

2.15.2            Other Taxes.  In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

2.15.3            Indemnity for Taxes.  Borrower shall indemnify Agent, each Lender and LC Issuer, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Agent, such Lender or LC Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or LC Issuer, or by Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be rebuttably presumptive evidence of the accuracy thereof, absent manifest error.

2.15.4            Evidence of Payment.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

2.15.5            Foreign Lenders.

(i)                Each Foreign Lender that is entitled to an exemption from or reduction in withholding tax under the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to Agent), at the times prescribed by applicable law, properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(ii)               Borrower shall not be required to indemnify any Foreign Lender, or to pay any additional amounts to any Foreign Lender, in respect of any withholding tax pursuant to Section 2.15.1 to the extent that (a) the obligation to withhold amounts with respect to such withholding tax existed on the date such Foreign Lender became a party to this Agreement; provided, however, that this Section 2.15.5(ii)(a) shall not apply to the extent that (1) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this Section 2.15.5(ii)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender would have been entitled to receive in the absence of such assignment, participation or transfer, or (2) such assignment, participation or transfer has been requested by Borrower, or (b) the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of Section 2.15.5(i).

2.15.6            Refund.  If Agent, a Lender or an LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent, such Lender or LC Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or LC Issuer in the event Agent, such Lender or LC Issuer is required to repay such refund to such Governmental Authority.  This Section 2.15.6 shall not be construed to require Agent, any Lender or LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.15.7            Survival.  The Obligations described under this Section 2.15 shall survive any termination of this Agreement.

2.16         Mitigation of Obligations; Replacement of Lenders.

2.16.1            Mitigation of Obligations.  If Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or Section 2.15, or if any Lender determines that it is unable to fund LIBOR Rate Loans, as contemplated by Section 3.2.1, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans and other Credit Exposure hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, in the future or would enable such Lender to fund LIBOR Rate Loans (as applicable), and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.16.2            Replacement of Lenders.  If (a) any Lender requests compensation under Section 2.14, (b) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (c) any Lender notifies Borrower pursuant to Section 3.2.1 that it is unable to fund or continue LIBOR Rate Loans, (d) any Lender is a Defaulting Lender or (e) any Lender is a Hold-Out Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 14.2), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments and (iii) in the case of any such assignment of in respect of a Hold-Out Lender, Lenders sufficient to comprise Required Lenders have already provided written consent to the relevant amendment, modification, supplement or waiver, as applicable.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

3.             PRINCIPAL PAYMENTS; INTEREST CHARGES; FEES

3.1           Payments and Prepayments of Principal.

3.1.1              Repayment of Principal.

(i)                                               Borrower hereby promises to pay the entire unpaid principal balance of the Revolving Loans, and the unpaid principal of each Revolving Loan will be due and payable, on the earlier to occur of (a) the Maturity Date and (b) the date the Revolving Loans are due and payable pursuant to Section 12.

(ii)               [Reserved.]

(iii)              Borrower hereby promises to pay (subject to settlement thereof by the Lenders as provided in Section 4.2) the entire outstanding principal balance of each Interim Advance, and each Interim Advance shall be due and payable, on the earliest to occur of (a) first Business Day of the week immediately succeeding the making of such Interim Advance, (b) the Maturity Date, and (c) the date the Interim Advances are due and payable pursuant to Section 12.

(iv)                                        Borrower hereby promises to pay the entire outstanding principal balance of each Agent Advance, and each Agent Advance shall be due and payable, on demand (and in no event later than the immediately succeeding Business Day).

(v)              Borrower hereby promises to pay the entire outstanding principal balance of any other Obligations at the times provided in the Loan Documents or, if not so provided, on demand by Agent (and in no event later than the immediately succeeding Business Day).

3.1.2              Correction of Deficiency.  Notwithstanding anything in this Agreement to the contrary, if, as at any time, a Deficiency occurs or exists, Borrower will immediately, without demand or notice, reduce the sum of the then outstanding principal balance of the Loans so that a Deficiency no longer exists unless the Deficiency results solely from any Permitted Overadvance.  Any payments made by Borrower in respect of a Deficiency will be applied to the Revolving Loans until a Deficiency no longer exists.

3.1.3              Optional Prepayments of Loans.  Borrower may from time to time optionally prepay the principal balance of any Loan.  At the time of any prepayment of any Loan Borrower shall pay any applicable LIBOR Prepayment Fee under Section 3.2.1(v).

3.2           Interest on Obligations; Margins; LIBOR Prepayment Fee .  Borrower will pay Lenders interest on the Obligations as follows:

3.2.1              Interest on Loans and Other Obligations; LIBOR Prepayment Fee.

(i)                Interest on each Revolving Loan and Interim Advance shall accrue at one of the following per annum rates selected by Borrower: (a) unless prior notice is given to Agent pursuant to subpart (b) of this Section 3.2.1(i), the Applicable Prime Rate Margin for such Class of Loan plus the Prime Rate (a “Prime Rate Loan”); or (b) upon a minimum of two New York Banking Days prior notice to Agent, the Applicable LIBOR Rate Margin plus the 1, 2, or 3 month LIBOR rate quoted by U.S. Bank from Bloomberg Professional Service Page BBAM1 as the offered rate for Loans for the applicable Loan Periods under the caption British Bankers Association LIBOR Rates (or any successor reference page thereto) in effect two New York Banking Days prior to the making of such Loan, adjusted for any reserve requirement (a “LIBOR Rate Loan”).

(ii)               Except as provided in Section 3.2.1(i), the principal balance of all other outstanding Obligations (except that portion of the Obligations, if any, arising under any agreement other than this Agreement if such other agreement provides for the payment of interest at a rate specified therein) will bear interest at an annual rate equal to the Applicable Prime Rate Margin then in effect for Revolving Loans plus the Prime Rate.

(iii)              The foregoing provisions of this Section 3.2.1(i) and (ii) are subject to the Default Rate specified in Section 3.2.3.  Agent’s internal records of applicable interest rates shall be rebuttably presumptive evidence of the accuracy thereof, in the absence of manifest error.

(iv)             No LIBOR Rate Loan may extend beyond the Maturity Date.  In any event, if the Loan Period for a LIBOR Rate Loan should happen to extend beyond the Maturity Date,  such Loan must be prepaid at the Maturity Date together with any amounts owing under Section 3.2.1(v).  Each LIBOR Rate Loan shall be in a minimum principal amount of $1,000,000 and in integral multiples of $500,000.  Borrower may not, in the aggregate, have more than 5 LIBOR Rate Loans outstanding at any time.

(v)              If a LIBOR Rate Loan is prepaid prior to the end of the Loan Period, for such Loan, whether voluntarily or because prepayment is required due to the Loans maturing, the cure of any Deficiency, or the acceleration of the Loans upon an Event of Default or otherwise, Borrower will pay all of Lenders’ costs, out-of-pocket expenses and Interest Differential incurred as a result of such prepayment.  The term “Interest Differential” means that sum equal to the greater of zero or the financial loss incurred by the Lenders (as determined by Agent) resulting from prepayment, calculated as the difference between the amount of interest Lenders would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest Lenders will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.  Because of the short-term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value.  Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such Loan.  A certificate as to such Interest Differential submitted by Agent to Borrower shall be rebuttably presumptive evidence of the accuracy thereof, absent manifest error, as to the amount thereof.  The Obligations described under this Section 3.2.1(v) shall survive any termination of this Agreement.

(vi)          Borrower may elect to continue any outstanding LIBOR Rate Loan from one Loan Period into a subsequent Loan Period to begin on the last day of the earlier Loan Period, or convert any outstanding Loan into another Type of Loan (on the last day of a Loan Period only, in the instance of a LIBOR Rate Loan), by giving Agent telephonic notice promptly confirmed in writing, given so as to be received by Agent not later than:

(a)           10:00 a.m. (Los Angeles time) on the date of the requested conversion, if requesting conversion of a LIBOR Rate Loan to a Prime Rate Loan; or

(b)           10:00 a.m. (Los Angeles time) at least two (2) New York Banking Days prior to the date of the requested continuation or conversion, if requesting the continuation of a LIBOR Rate Loan or the conversion of a Prime Rate Loan to a LIBOR Rate Loan.

Each notice of continuation or conversion of a Loan shall specify (1) the effective date of the continuation or conversion (which shall be a New York Banking Day), (2) the amount and the Class and Type or Types of Loans following such continuation or conversion (subject to the limitation on amount set forth in Section 3.2.1(iv)), and (3) for continuation as, or conversion into, LIBOR Rate Loans, the Loan Periods for such Loans.  Absent timely notice of continuation or conversion as provided above, Agent shall continue such LIBOR Rate Loan into a new LIBOR Rate Loan with a one (1) month Loan Period on or after the last day of an applicable Loan Period, unless paid in full on such last day, but until such conversion, the funds advanced under the LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan prior to the end of the Loan Period.  No Loan shall be continued as, or converted into, a LIBOR Rate Loan if the shortest Loan Period for such Loan may not transpire prior to the Maturity Date.

(vii)         Notwithstanding any other provisions of this Section 3.2 to the contrary, Borrower may not request any LIBOR Rate Loans, and if a LIBOR Rate Loan is outstanding it shall be immediately converted to a Prime Rate Loan, if at any time (a) deposits in Dollars for any Loan Period are not available in the London interbank market or (b) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect or the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by a Lender with any request or directive of such authority (whether or not having the force of law), including exchange controls, Agent determines in good faith that: (1) it is impracticable, unlawful or impossible for the Lenders to maintain the LIBOR Rate Loans at an interest rate based on the LIBOR Rate, (2) adequate and fair means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Rate Loans, or (3) the LIBOR Rate determined by Agent will not adequately and fairly reflect the cost to the Lenders, determined by Agent in good faith, of making or maintaining any LIBOR Rate Loans.  Moreover, notwithstanding any other provisions of this Section 3.2.1 to the contrary, Agent shall have the option to convert any outstanding LIBOR Rate Loans to Prime Rate Loans at the end of the applicable Loan Period for such LIBOR Rate Loans, at any time that there exists an Event of Default.  Moreover, notwithstanding any other provisions of this Section 3.2 to the contrary, if any individual Lender determines, in its discretion exercised in good faith, that it is unlawful under applicable law to make or maintain LIBOR Rate Loans as contemplated by this Agreement, the affected Lender (the “Affected Lender”) will provide prompt written notice of such determination to Borrower and (A) the Affected Lender’s commitment hereunder to make LIBOR Rate Loans, continue LIBOR Rate Loans as such and convert Prime Rate Loans to LIBOR Rate Loans will thereupon terminate and (B) the Affected Lender’s Loans then outstanding as LIBOR Rate Loans, if any, will be converted automatically to Prime Rate Loans on the respective last days of the then current Loan Period with respect to such Loans.

(viii)        Notwithstanding Section 3.2.1(i)(b) or Section 3.2.1(vi), no portion of the Loans which represents Agent Advances, Interim Advances or any unreimbursed drawings under any Letter of Credit can be made as, converted into, or continued as, a LIBOR Rate Loan.  Borrower shall not request, and no Loan will be made as, converted into, or continued as, a LIBOR Rate Loan: (a) when an Event of Default has occurred and is continuing, (b) during a period that, pursuant to Section 3.2.1(vii), a LIBOR Rate Loan is not available or (c) from an Affected Lender which has notified Borrower under Section 3.2.1(vii) that it is unlawful for the Affected Lender to make such LIBOR Rate Loan.

3.2.2              Applicable LIBOR Rate Margin, Applicable Prime Rate Margins, Application LOC Fee, and Applicable Unused Commitment Fee.  Each of the Applicable LIBOR Rate Margin, the Applicable Prime Rate Margins, the Applicable LOC Fee, and the Applicable Unused Commitment Fee will be determined from time to time by reference to the table set forth below on the basis of the then Fixed Charge Coverage Ratio as described in this Section 3.2.2.

Fixed Charge Coverage Ratio	Applicable LIBOR Rate Margin	Applicable Prime Rate Margin for Revolving Loans and Interim Advances	Applicable LOC Fee	Applicable Unused Commitment Fee

< 1.15 to 1.0 (“Pricing Level I”)	2.00%	0.00%	2.00%	0.25%

> 1.15 to 1.0 and < 1.35 to 1.0 (“Pricing Level II”)	1.75%	0.00%	1.75%	0.25%

> 1.35 to 1.0 and < 1.60 to 1.0 (“Pricing Level III”)	1.50%	0.00%	1.50%	0.25%

> 1.60 to 1.0 (“Pricing Level IV”)	1.25%	0.00%	1.25%	0.25%

For the purpose of determining the Applicable LIBOR Rate Margin, the Applicable Prime Rate Margins, the Applicable LOC Fee, and the Applicable Unused Commitment Fee, the Fixed Charge Coverage Ratio will, after the date of this Agreement, be determined as of the end of each Fiscal Quarter occurring during the term of this Agreement (the end of each Fiscal Quarter being a “Determination Date”).  The first Determination Date after the date of this Agreement is April 19, 2008 (the “Initial Determination Date”).  The Fixed Charge Coverage Ratio will be determined as of each Determination Date.  On Agent’s receipt of Borrower’s financial statements required to be delivered to Agent pursuant to Section 8.5 (in the case of a Determination Date occurring as of the end of a Fiscal Quarter other than the last Fiscal Quarter of a Fiscal Year) and Section 8.7 (in the case of a Determination Date occurring as of the end of the last Fiscal Quarter of a Fiscal Year), the Applicable LIBOR Rate Margin, the Applicable Prime Rate Margins, the Applicable LOC Fee, and the Applicable Unused Commitment Fee will be subject to adjustment in accordance with the table set forth in this Section 3.2.2 based on the then Fixed Charge Coverage Ratio (provided, however, that notwithstanding anything to the contrary herein, no decrease in the Applicable LIBOR Rate Margin, the Applicable Prime Rate Margins, the Applicable LOC Fee, and/or the Applicable Unused Commitment Fee that otherwise would be made as of any Determination Date shall become effective as of such Determination Date if an Event of Default has occurred and is continuing as of such Determination Date, and such decrease shall thereafter take effect only if such Event of Default is cured or otherwise waived in writing by the Lenders in accordance with the terms of this Agreement and no other Events of Default are then continuing, such decrease to take effect as of the effective date of such cure or waiver, as applicable).  The foregoing adjustment, if applicable, to the Applicable LIBOR Rate Margin, the Applicable Prime Rate Margins, the Applicable LOC Fee and the Applicable Unused Commitment Fee will become effective for LIBOR Rate Loans made, the unpaid principal balance of Prime Rate Loans and other Obligations outstanding, Unused Commitment Fees accruing, and LOC Fees due with respect to Letters of Credit issued or renewed, on and after the first day of the first Fiscal Period following delivery to Agent of Borrower’s financial statements required to be delivered to Agent pursuant to Section 8.5 (in the case of the Determination Date occurring as of the end of a Fiscal Quarter other than the last Fiscal Quarter of a Fiscal Year) and Section 8.7 (in the case of the Determination Date occurring as of the end of the last Fiscal Quarter of a Fiscal Year) until the next succeeding effective date of adjustment pursuant to this Section 3.2.2.  Each of the financial statements required to be delivered to Agent must be delivered to Agent in compliance with Sections 8.5 and 8.7.  If Borrower, however, has not timely delivered its financial statements, then, at Agent’s option, commencing on the date upon which such financial statements should have been delivered in accordance with Sections 8.5 or 8.7 and continuing until such financial statements are actually delivered in accordance with Sections 8.5 or 8.7, it shall be assumed for purposes of determining the Applicable LIBOR Rate Margin, the Applicable Prime Rate Margins, the Applicable LOC Fee, and the Applicable Unused Commitment Fee that the Fixed Charge Coverage Ratio was less than 1.15 to 1.0 and Price Level I will be applicable on the then applicable Determination Date.  Borrower hereby agrees that if at any time after receipt by Agent of any audited Financials required to be delivered hereunder, Agent determines in its reasonable discretion that an unjustified reduction in the Applicable Margins has been granted to Borrower, Borrower shall pay upon demand therefore (and in no event later than the Business Day immediately succeeding the date such demand is made) an amount equal to the difference between (i) the interest amount that should have been paid by Borrower for such period but for such unjustified reduction in the Applicable Margins and (ii) the interest amount actually paid by Borrower for such period.  As of the date of this Agreement, (a) the Applicable LIBOR Rate Margin is 1.75% per annum; (b) the Applicable Prime Rate Margin for Revolving Loans and Interim Advances is 0.00% per annum; (c) the Applicable Prime Rate Margin for all other Obligations (including Agent Advances) is 0.00% per annum; (e) the Applicable LOC Fee is 1.75% per annum; and (f) the Applicable Unused Commitment Fee is 0.25% per annum.

3.2.3              Default Rate.  Commencing automatically and without notice upon the occurrence of an Event of Default pursuant to any of Sections 11.1(a), 11.1(e) or 11.1(f), or upon written notice from Agent (in its discretion or at the direction of Required Lenders) or Required Lenders upon or at any time during the continuance of any other Event of Default, the per annum rates of interest applicable at all times thereafter during the continuance of such Event of Default shall be the applicable rates of interest set forth above in Section 3.2.1 plus an additional 2.00% with respect to all Obligations (the “Default Rate”).

3.3           Interest Payment Dates.  Interest on all Obligations shall be paid on the Interest Payment Dates for such Obligations and upon the payment or prepayment thereof or the conversion of a Loan to a Loan of another Type; provided, however, that any interest accrued or accruing at the Default Rate, or accrued or accruing on or after the Maturity Date, shall be payable on the earlier of the applicable Interest Payment Date or demand by Agent.

3.4           Agent Fees.  Borrower will pay to Agent the fees as set forth in the Fee Letter.

3.5           Closing Fee.  Borrower will pay to Agent for the ratable account of the Lenders a non-refundable, fully-earned closing fee in the total amount of $125,000 on the date of this Agreement.

3.6           Unused Commitment Fee.  Commencing on the first day of the first calendar month immediately following the Closing Date and continuing on the first Business Day of each and every calendar month thereafter until the Obligations are Paid in Full, Borrower will pay to Agent for the account of the Revolving Credit Lenders (ratably in accordance with their respective Revolving Credit Commitment Percentages) a fee (“Unused Commitment Fee”) in an amount equal to the result obtained by multiplying (i) the difference between (a) the then Revolving Credit Commitments and (b) the average daily Revolving Loans advanced to Borrower during the preceding calendar month (or portion thereof during which any portion of the Revolving Loans (including any Interim Advances and the then Letter of Credit Exposure) was outstanding or during which this Agreement was in full force and effect) for which the Unused Commitment Fee is being determined by (ii) the result obtained (expressed as a percentage) by multiplying the Applicable Unused Commitment Fee by a fraction, the numerator of which is the sum of days in such calendar month during which this Agreement was in full force and effect (or during which any portion of the Revolving Loans including any Interim Advances and the then Letter of Credit Exposure was outstanding) and the denominator of which is 360.

3.7           Letter of Credit Fees.  Borrower will pay (i) to LC Issuer for its own account, with respect to each Letter of Credit, a one-time fronting fee (“Fronting Fee”) equal to 0.125% of the face amount of each such Letter of Credit and (ii) to Agent for the account of the Revolving Credit Lenders (ratably in accordance with their respective Revolving Credit Commitment Percentages) a fee (“LOC Fee”) equal to the then Applicable LOC Fee on the amount available to be drawn under each Letter of Credit from, and including, the issuance date of the Letter of Credit to and including the expiry date thereof.  In addition, Borrower will pay to LC Issuer, on its demand for payment, LC Issuer’s then current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees, charges and out of pocket expenses with respect to each Letter of Credit.  The Fronting Fee is fully earned by LC Issuer when paid and will be due and payable upon issuance of each Letter of Credit.  The LOC Fee is fully earned by Agent for the benefit of the Lenders when paid and will be due and payable in respect of each Standby Letter Credit, monthly in arrears based on the amount available to be drawn under each Standby Letter of Credit during the previous calendar month, payable on the first day of each calendar month, commencing with the first calendar month occurring after the calendar month in which the Standby Letter of Credit is issued, and on the date the Obligations are Paid in Full.  The LOC Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year.

3.8           Calculation of Certain Charges.  Interest on the Loans and other Obligations shall be charged for the actual number of days elapsed over a year of 360 days on the actual daily balance of such Loans and other Obligations.  Interest on the unpaid principal balance of the Loans and other Obligations shall accrue from the date such Loan is made or Obligation occurs to the date such Loan or other Obligation is paid in full. Except the fees and expenses set forth in Sections 2.14, 2.15, 3.2.3, 3.4, 3.5, 3.7 which shall be paid in accordance with such Sections, all such charges and other fees shall be paid in arrears.

3.9           Payment in Full on Maturity Date.  On the Maturity Date, (i) Payment in Full shall automatically and immediately become due and payable, and (ii) Agent’s and the Lenders’ obligations under this Agreement and the other Loan Documents will automatically and immediately terminate (other than in respect of any outstanding Letter of Credit Exposure), without notice or demand, which Borrower hereby expressly waives.  On the Maturity Date, Borrower will make Payment in Full.

3.10         Maximum Rate.  If, at any time, the rate of interest contracted for, and computed in the manner provided, in this Section 3 (“Applicable Rate”), together with all fees and charges as provided for herein or in any other Loan Document (collectively, the “Charges”), which are treated as interest under applicable law, exceeds the maximum lawful rate (the “Maximum Rate”) allowed under applicable law, it is agreed that such contracting for, charging or receiving of such excess amount was an accidental and bona fide error and the provisions of this Section 3.10 will govern and control.  The rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Rate; provided, however, that any subsequent reduction in the Prime Rate plus the Applicable Prime Rate Margins then in effect or the LIBOR Rate plus the Applicable LIBOR Rate Margin then in effect shall not reduce the Applicable Rate below the Maximum Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Applicable Rate if the Applicable Rate had at all times been in effect.  If any payment hereunder, for any reason, results in Borrower having paid interest in excess of that permitted by applicable law, then all excess amounts theretofore collected by Agent shall be credited on the principal balance of the Obligations (or, if all sums owing hereunder have been paid in full, refunded to Borrower), and the amounts thereafter collectible hereunder shall immediately be deemed reduced, without the necessity of the execution of any new document, so as to comply with applicable law and permit the recovery of the fullest amount otherwise called for hereunder.

4.             PAYMENTS; APPORTIONMENT OF PAYMENTS; DEFAULTING LENDER

4.1           Payments by Borrower.

4.1.1              Payment.  Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by Borrower under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set-off, offset, recoupment or counterclaim, to Agent, not later than 1:00 p.m. (Los Angeles time), on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) and any applicable interest or fee shall continue to accrue until such following Business Day.

4.1.2              Business Days.  If any payment under this Agreement becomes due and payable on a day other than a Business Day, the maturity of the payment will be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon will be payable at the then applicable rate during that extension.

4.1.3              Charging of Accounts.  Borrower hereby irrevocably authorizes Agent, at Agent’s option, to charge any account of Borrower at U.S. Bank or charge or increase the Revolving Loans (as Prime Rate Loans) for the payment or repayment of any interest or principal of the Loans, any fees, charges, expenses, or other amounts due to Agent, Lenders or LC Issuer under the Loan Documents, and any or all of the other Obligations.

4.2           Settlement with Lenders.  On a weekly basis (or more frequently if required by Agent) (a “Settlement Date”), Agent shall provide each Lender with a statement of the outstanding balance of the Revolving Loans (including any Overadvances) and any Interim Advances and any Agent Advances as of the end of the Business Day preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Revolving Loans (including Overadvances) and any Agent Advances actually funded by each Lender (whether made directly by such Lender to Borrower or constituting a settlement by such Lender of a previous Interim Advance made by Agent on behalf of such Lender to Borrower).  Agent will provide such statement to each Lender at or prior to 10:00 a.m. (Los Angeles time) on each Settlement Date.  If such statement discloses that (i) such Lender’s current balance of the Revolving Loans (including any Overadvances) exceeds such Lender’s Revolving Credit Commitment Percentage of the Revolving Loans (including any Overadvances) and Interim Advances or (ii) any Agent Advances actually funded by such Lender as of the Pre-Settlement Determination Date exceeds such Lender’s Agent Advance Exposure Percentage of any Agent Advances outstanding as of the Pre-Settlement Determination Date, then Agent shall on the Settlement Date, transfer, by wire transfer to be received at or prior to 12:00 p.m. noon (Los Angeles time) on such Settlement Date, the net amount due to such Lender in accordance with such Lender’s instructions.  If such statement discloses that (a) such Lender’s current balance of the Revolving Loans (including any Overadvances) as of the Pre-Settlement Determination Date is less than such Lender’s Revolving Credit Commitment Percentage of the Revolving Loans (including any Overadvances) and Interim Advances or (b) such Lender’s Agent Advances actually funded by such Lender as of the Pre-Settlement Determination Date is less than such Lender’s Agent Advance Exposure Percentage of the Agent Advances outstanding as of the Pre-Settlement Determination Date, then such Lender shall on the Settlement Date, transfer, by wire transfer to be received at or prior to 12:00 p.m. noon (Los Angeles time) on such Settlement Date, the net amount due to Agent in accordance with Agent’s instructions.  Each Lender acknowledges and agrees that its obligation to make payments under this Section 4.2 in respect of settled Loans is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default, the failure of any condition in Section 5 to be satisfied, any reduction or termination of the Revolving Credit Commitments or a reduction in the Revolving Credit Availability, and that each such payment shall be made without offset, abatement, withholding or reduction whatsoever.  The statements provided by Agent to Lenders pursuant to this Section 4.2 shall be prima facie evidence of the existence and amounts set forth therein.  In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

(1)           [Reserved.];

(2)           Within one Business Day after receipt thereof by Agent, payments to be applied to interest on the Loans, subject to any adjustments for any Interim Advances and Agent Advances so that Agent shall receive interest on the Interim Advances and Agent Advances during such period as Agent has advanced such funds (which payments shall be payable solely for Agent’s own account) and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

(3)           Within one Business Day after receipt thereof by Agent, payment to be applied to the Unused Commitment Fee set forth in Section 3.6; and

(4)           Within one Business Day after receipt thereof by Agent, payment to be applied to the LOC Fee set forth in Section 3.7.

4.3           Pro Rata Treatment; Application of Payments.

4.3.1              Apportionment of Payments.  Subject to Section 4.2 and except as otherwise provided with respect to Defaulting Lenders and as otherwise provided herein and in the other Loan Documents, (i) each borrowing of Loans of a particular Class from the Lenders shall be made from the relevant Lenders and each termination or reduction of the amount of the Revolving Credit Commitments of a particular Class of Loans shall be applied to the respective Revolving Credit Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Revolving Credit Commitments of such Class of Loans; (ii) each payment or prepayment of principal of Loans of any Class by Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iii) each payment of interest on Loans of any Class by Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.  Except as otherwise provided in the Loan Documents, payments of fees and expenses shall be made ratably among the parties entitled thereto in accordance with the amount of fees and expenses then due.  Following the occurrence of an Event of Default and acceleration of the Loans, all payments shall be remitted to Agent and all such payments and all proceeds of Loan Collateral received by Agent, shall be applied as follows:

(a)           first, to pay any Agent Advances or Interim Advances, interest, fees, expenses or indemnities due to Agent under the Loan Documents, until paid in full;

(b)           second, to pay any Letter of Credit Obligations, fees, expenses or indemnities then due to LC Issuer under the Loan Documents, until paid in full;

(c)           third, to pay any expenses or indemnities then due to any or all of the Lenders under the Loan Documents, until paid in full;

(d)           fourth, to pay any fees then due to any or all of the Lenders under the Loan Documents, including fees and premiums owing to any Lender (or any Affiliate thereof) with respect to any Rate Hedging Agreement entered into with any Credit Party, until paid in full;

(e)           fifth, to pay interest due to any or all of the Lenders under the Loan Documents in respect of the Obligations and, with respect to any Rate Hedging Agreement entered into with any Credit Party, any premiums, scheduled periodic payments and any interest thereon owing to any Lender (or any Affiliate thereof);

(f)            sixth, to pay any other Obligations due to the Lenders until paid in full, including principal of the Loans, ratably in accordance with their Total Exposure Percentage;

(g)           seventh, with respect to any Rate Hedging Agreement entered into with any Credit Party, to pay any breakage, termination or payment due under such Rate Hedging Agreement owing to any Lender (or any Affiliate thereof);

(h)           eighth, to pay any Bank Product Obligations then outstanding until paid in full ratably to the Bank Product Providers; and

(i)            ninth, to Borrower or such other Person entitled thereto under applicable law.

Agent will distribute to each Lender at its address set forth on the applicable signature page of this Agreement, or at any other address as a Lender may request in writing, the amount of funds as the Lender may be entitled to receive in accordance with the terms of this Agreement and the Settlement procedures set forth in Section 4.2.

4.3.2              Sharing of Payments or Collateral.  If any Lender (a “Benefited Lender”) at any time receives any payment of all or part of its Loans or other Obligations owing to it, any interest on those amounts, or any collateral in respect of any or all of the foregoing (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Sections 11.1(i)(e) or 11.1(i)(f), or otherwise), in a greater proportion than any payment to or collateral received by any other Lender, if any, in respect of the other Lender’s Loans or other Obligations owing to it, as the case may be, or any interest on those amounts, the Benefited Lender will (i) purchase for cash from the other Lenders a participating interest in that portion of each other Lender’s Loans or other Obligations owing to each of them, as the case may be, or (ii) provide the other Lenders with the benefits of any collateral, or the proceeds of any collateral obtained by the Benefited Lender, as is necessary to cause the Benefited Lender to share the excess payment or benefits of the applicable collateral or proceeds ratably with each of the Lenders; however, if all or any portion of that excess payment or benefits is thereafter recovered from the Benefited Lender, the purchase by the Benefited Lender from the other Lenders will be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest unless the Benefited Lender is obligated to pay interest to the applicable Person in which case the other Lenders will pay their pro rata share of the interest payment.

4.4           Non-Receipt of Funds from Borrower.  Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders, LC Issuer or Agent hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, LC Issuer or Agent, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders, LC Issuer or Agent, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender, LC Issuer or Agent with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, it being understood that the return by the Lenders, LC Issuer or Agent, as the case may be, of such payment shall not limit the obligation of Borrower under Section 3.2 to pay interest at the rate set forth therein in respect of such payment.

4.5           Payments to Defaulting Lender.  Agent shall not be obligated to transfer to any Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit; nor will a Defaulting Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender.  Any amounts so re-lent to Borrower shall bear interest at the rate applicable to Prime Rate Revolving Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans; provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining ratable shares, such Defaulting Lender shall be deemed not to be a “Lender”, and each of such Defaulting Lender’s Revolving Credit Commitments and the unpaid principal balance of the Loans owing to such Defaulting Lender shall be deemed to be zero (-0-).  Until a Defaulting Lender cures its failure to fund its share of any Loan (i) such Defaulting Lender shall not be entitled to any portion of the Unused Commitment Fee or LOC Fee and (ii) the Unused Commitment Fee or LOC Fee shall accrue in favor of Lenders which have funded their respective pro rata share of such requested Loan and shall be allocated among such performing Lenders ratably based upon their relative Revolving Credit Commitments.  This Section 4.5 shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement.  The terms of this Section 4.5 shall not be construed to increase or otherwise affect the Revolving Credit Commitment of any Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder or under any of the other Loan Documents.

4.6           No Third Party Beneficiary.  The provisions of Sections 4.2, 4.3, 4.4 and 4.5 are solely for the benefit of Agent, LC Issuer and the Lenders, and neither Borrower nor any other Credit Party will not have any rights as third party beneficiary of any of the provisions thereof.

5.             PRECONDITIONS TO CREDIT EXTENSIONS

5.1           Initial Credit Extensions.  Notwithstanding any provision contained in this Agreement to the contrary, the Lenders and LC Issuer shall have no obligation to make the initial Credit Extensions under this Agreement unless Agent, LC Issuer and the Lenders shall, on or before February 29, 2008, have first received:

(i)                this Agreement and the Notes, each duly executed by Borrower;

(ii)               the other Loan Documents, each duly executed and delivered by Borrower, each other Credit Party and each other Persons party thereto;

(iii)              a copy of resolutions of the board of directors of Borrower and of each other Credit Party, duly adopted, which authorize the execution, delivery and performance by Borrower and each such other Credit Party of this Agreement, the Notes and the other Loan Documents to which Borrower or such other Credit Party is a party, certified by the Secretary of Borrower or such other Credit Party, as the case may be;

(iv)             a copy of the articles of incorporation of Borrower, including any amendments thereto, certified by the Secretary of State of the State of California as of a date within 10 days prior to the Closing Date;

(v)              a copy of the bylaws of Borrower, including any amendments thereto, certified by the Secretary of Borrower as being in full force and effect as of the Closing Date;

(vi)             an incumbency certificate, executed by the Secretary of Borrower, which shall identify by name and title and bear the signatures of all of the officers of Borrower executing any of the Loan Documents to which Borrower is a party;

(vii)            certificates of corporate good standing of Borrower issued by the Secretary of State of the State of California and of each other state where the failure to be qualified and in good standing could reasonably be expected to cause or result in a Material Adverse Change;

(viii)           a copy of the certificate or articles of incorporation, as applicable, of each Affiliate Guarantor, including any amendments thereto, certified by the Secretary of State of the State of Delaware or California, as applicable, as of a date within 30 days prior to the Closing Date;

(ix)              a copy of the bylaws of each Affiliate Guarantor, including any amendments thereto, certified by the Secretary of such Affiliate Guarantor as being in full or force and effect as of the Closing Date;

(x)               an incumbency certificate, executed by the Secretary of each Affiliate Guarantor, which shall identify by name and title and bear the signatures of all of the officers of such Affiliate Guarantor executing any of the Loan Documents to which it is a party;

(xi)              certificates of corporate good standing of each Affiliate Guarantor issued by the Secretary of State of the state of incorporation of such Affiliate Guarantor and of each state where the failure of such Affiliate Guarantor to be qualified and in good standing as a foreign corporation could reasonably be expected to cause or result in a Material Adverse Change.

(xii)             an opinion of counsel of Morrison and Foerster, special counsel to Borrower and each Affiliate Guarantor, in form and substance satisfactory to Agent and Agent’s counsel;

(xiii)            the initial Borrowing Base Certificate required by Section 8.3;

(xiv)            the initial Advance Request required by Section 2.5;

(xv)             evidence of the proper filing of financing statements perfecting first priority security interests in favor of Agent for the ratable benefit of the Secured Parties in all of the Loan Collateral;

(xvi)            termination statements for all financing statements filed of record against Borrower and each Affiliate Guarantor other than financing statements relating to Permitted Liens or as otherwise permitted under Section 10.26, or a payoff letter, in form and substance reasonably satisfactory to Agent, from the holder of any such Lien, authorizing Agent to file a termination statement with respect to the financing statement of such creditor upon such creditor’s receipt of the payoff amount indicated in such payoff letter;

(xvii)           evidence satisfactory to Agent of the insurance required by this Agreement and the other Loan Documents together with endorsements in form and substance satisfactory to Agent, duly executed by the insurance company;

(xviii)          copies of all financial statements and other Exhibits and Schedules required by this Agreement and the other Loan Documents (including interim financial statements through the third Fiscal Quarter of 2007);

(xix)            a letter of direction from Borrower with respect to the disbursement of the proceeds of the initial Credit Extensions under this Agreement;

(xx)             if available from the landlord, warehouseman or bailee, as applicable, using commercially reasonable efforts, such landlord access agreements, warehouse agreements or bailee agreements, as applicable, as Agent may reasonably require regarding locations at which any Loan Collateral with a value in excess of $50,000, or the books and records with respect thereto, is located;

(xxi)            a pay-off letter from General Electric Capital Corporation, in form and substance reasonably satisfactory to Agent;

(xxii)           evidence satisfactory to Agent and the Lenders that at closing the sum of (a) Revolving Credit Availability and (b) Available Cash is at least $10,000,000 (i.e., taking into account all applicable borrowing limits, Reserve Amounts, ineligibles, closing costspaid at closing and repayment of debts to be paid at closing) and after subtracting therefrom the total, as of such date, of the amount, if any, of (1) Borrower’s accounts payable which remain unpaid greater than 90 days past the original invoice date and (2) any book overdraft of Borrower relating to accounts payable more than 90 days past the original invoice date applicable thereto;

(xxiii)          evidence of (a) the capital structure of Parent Guarantor and each of its Subsidiaries and (b) the material terms of all Indebtedness of each of the Credit Parties, as reasonably requested by Agent, acceptable to Agent and the Lenders;

(xxiv)          since October 28, 2006, (a) no event or circumstance has occurred or exists that reasonably could be expected to cause or result in a Material Adverse Effect, and (b) no litigation has been commenced which, if successful, would reasonably be expected to have a material adverse impact on Borrower or on Credit Parties (taken as a whole), its or their business, or its or their ability to repay the Obligations, or that would challenge the transactions under consideration;

(xxv)           collateral audits, satisfactory to Agent, prepared by an independent firm engaged directly by Agent; and

(xxvi)          such other agreements, documents, instruments and certificates as Lenders may reasonably request.

5.2           General Conditions.  In addition to any other provisions contained in this Agreement, the making of any Credit Extension under this Agreement will be subject to the existence or fulfillment as of the date of such Credit Extension to the reasonable satisfaction of Agent, LC Issuer and the Lenders of each of the following conditions:

(i)                After giving effect to any such Credit Extension, no Deficiency exists, unless the Deficiency results solely from any Permitted Overadvance;

(ii)               No Event of Default has occurred and is continuing;

(iii)              No Material Adverse Change shall have occurred and is continuing since November 3, 2007;

(iv)             No law or regulation prohibits, and no order, judgment or decree of any arbitrator or Governmental Authority enjoins or restrains Agent or the Lenders, from making the requested advance; and

(v)              Borrower’s representations and warranties contained in this Agreement and the other Loan Documents to which it is a party are complete and correct as of the date of this Agreement and are true and correct in all material respects as of the date of such Credit Extension (except where such representations and warranties speak solely as of an earlier date) subject to such changes as are not prohibited hereby or do not constitute Events of Default under this Agreement.

The giving of each Advance Request and request for the issuance of a Letter of Credit by Borrower hereunder shall constitute a certification by Borrower to the effect set forth in the preceding sentence (both as of the date of such Advance Request or request and, unless Borrower otherwise notifies Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).

6.             SECURITY

6.1           Security Documents.  The Obligations shall be secured (in such order as may be determined by Agent in its discretion) by a first priority Lien on all Loan Collateral (subject to Permitted Liens), including:

(i)                a first priority (a) security interest in all of the Collateral pursuant to the Security Agreement dated as of the date of this Agreement between each Credit Party (other than Westaff UK) and Agent, for the benefit of the Secured Parties (the “Security

Agreement”), and accompanying financing statements and (b) charge upon all of the Charged Assets pursuant to the UK Debenture;

(ii)               a first priority security interest in (a) all of the Trademark Collateral, as defined in the Trademark Security Agreement dated as of the date of this Agreement between Borrower and Agent, for the benefit of the Secured Parties (the “Borrower Trademark Security Agreement”), (b) all of the Trademark Collateral, as defined in the Trademark Security Agreement dated as of the date of this Agreement between Parent Guarantor and Agent, for the benefit of the Secured Parties (the “Parent Guarantor Trademark Security Agreement”), and (c) all of the Trademark Collateral, as defined in the Trademark Security Agreement dated as of the date of this Agreement between Westaff Support and Agent, for the benefit of the Secured Parties (the “Westaff Support Trademark Security Agreement”; and together with the Borrower Trademark Security Agreement and the Parent Guarantor Trademark Security Agreement, the “Trademark Security Agreements”); and

(iii)              a first priority pledge of, and security interest in, (a) all of the voting and non-voting issued and outstanding Capital Stock of Borrower and each of the other direct and indirect Domestic Subsidiaries of Parent Guarantor and a first priority pledge of, and security interest in, 66% of all of the issued and outstanding voting Capital Stock and 100% of the non-voting issued and outstanding first tier Foreign Subsidiaries of any Credit Party (other than (A) Westaff Australia so long as the Australian Subordination Deed remains in effect and prohibits Westaff Support from pledging any of the Capital Stock of Westaff Australia and (B) Westaff UK), and all of the other Pledged Collateral as defined in the Stock Pledge Agreement dated as of the date of this Agreement between the Credit Parties and Agent (the “Stock Pledge Agreement”) and (b) all of the voting and non-voting issued and outstanding Capital Stock of Westaff UK owned by any Credit Party pursuant to the UK Debenture.

7.             RECEIVABLES; COLLECTION OF RECEIVABLES; DISPUTED RECEIVABLES;

7.1           Agreements Regarding Receivables.  Borrower may not backdate, postdate or redate any of its invoices or statements.  Borrower may not make any sales on extended dating or credit terms beyond that customary in the ordinary course of Borrower’s business.  In addition to the Borrowing Base Certificate to be delivered in accordance with Section 8.3, Borrower shall notify Agent promptly upon Borrower’s learning thereof, in the event any Eligible Receivable in an amount in excess of $250,000 becomes ineligible for any reason, other than the aging of such Receivable, and of the reasons for such ineligibility.  Borrower shall also notify Agent promptly of all material disputes and claims with respect to its Receivables (other than with respect to any individual Receivable in an amount not in excess of $250,000), and Borrower will settle or adjust such material disputes and claims at no expense to Agent or the Lenders; however, Borrower may not, without Agent’s consent, grant (i) any discount, credit or allowance in respect of its Receivables (a) which is outside the ordinary course of business and (b) which discount, credit or allowance exceeds an amount equal to $100,000 in the aggregate with respect to any individual Receivable or (ii) any materially adverse extension, compromise or settlement to any customer or account debtor with respect to any then Eligible Receivable, other than in respect to any such individual Receivable in an amount not in excess of $250,000.  Nothing permitted by this Section 7.1 or Section 7.2, however, may be construed to alter in any way the criteria for Eligible Receivables provided in Section 1.1.

7.2           [Reserved.]

7.3           Locked Box.  Borrower has obtained and shall continue to maintain during the term of this Agreement the post office boxes at the U.S. Post Office bearing the following addresses: U.S. Bank National Association, P.O. Box 52372, St. Louis, MO 63195-2373 and U.S. Bank National Association, P.O. Box 54618, Los Angeles, CA 90054-0619, or such other addresses as Agent may notify Borrower from time to time (the “Locked Box”).  Borrower shall notify all of its customers and account debtors to forward all remittances of every kind due to Borrower (“Remittances”) to the Locked Box (such notices to be in such form and substance as Agent may require from time to time).  Immediately upon receipt thereof, Borrower shall deposit all other proceeds of Receivables owing to Borrower or other Loan Collateral of Borrower into the Locked Box (or into the Special Account, as defined below).  Agent shall have sole access to the Locked Box at all times, and Borrower shall take all action necessary to grant Agent such sole access. At no time shall Borrower remove any item from the Locked Box without Agent’s prior written consent, and Borrower shall not notify any customer or account debtor of Borrower to pay any Remittance owing to Borrower to any other place or address without Agent’s prior written consent.  If Borrower should neglect or refuse to notify any customer or account debtor of Borrower to pay any Remittance owing to Borrower to the Locked Box, Agent shall be entitled to make such notification. Borrower hereby grants to Agent an irrevocable power of attorney, coupled with an interest, to take in Borrower’s name all action necessary to (a) grant Agent sole access to the Locked Box, (b) contact account debtors to pay any Remittance to the Locked Box in the event that any such account debtor is not paying any such Remittance to the Locked Box, (c) contact account debtors for any reason upon the occurrence of an Event of Default and (d) endorse each Remittance delivered to the Locked Box for deposit to the Special Account.

7.4           Special Account.  Upon collection of Remittances owing to Borrower and other proceeds of Receivables owing to Borrower and other Loan Collateral of Borrower from the Locked Box, Agent shall deposit the same in a non-interest bearing account at U.S. Bank in the name of Westaff (USA), Inc. pledged to Agent using Borrower’s Federal tax identification number, Account No. 15349052669 (the “Special Account”).  Any Remittance owing to Borrower or other proceeds of Receivables or other Loan Collateral received by Borrower shall be deemed held by Borrower in trust and as fiduciary for Agent, and Borrower immediately shall deliver the same, in its original form, to Agent for deposit into the Special Account by overnight delivery carrier.  Pending such deposit, Borrower agrees that it will not commingle any such Remittance or other proceeds of Receivables owing to Borrower or other Loan Collateral of Borrower with any of Borrower’s other funds or property, but will hold it separate and apart therefrom in trust for Agent until deposit is made into the Locked Box or Special Account or until delivery is made to Agent by overnight delivery carrier as described above.  All deposits to the Special Account and the Locked Box shall be subject only to the signing authority designated from time to time by Agent, and Borrower shall have no control over such deposits or funds. Agent shall have sole access to the Special Account and the Locked Box, and Borrower shall have no access thereto.  Agent shall have, and Borrower hereby grants to Agent, a Lien on and security interest in all funds held in the Special Account and the Locked Box as security for the Obligations. The Special Account shall not be subject to any deduction, set-off, banker’s lien or any other right in favor of any Person other than Agent.  Deposits to the Special Account shall be applied to the Obligations in accordance with Section 4.3.1.  Any funds in the Special Account remaining after payment of the Obligations that are then due and payable (“Available Funds”) will be paid over by Agent to Borrower; however, at any time on and after the occurrence and during the continuation of an Event of Default, all Available Funds may, at Agent’s option, be retained in the Special Account as continuing security for the Obligations.  If any Remittance deposited in the Special Account is dishonored or returned unpaid for any reason, Agent, in its discretion, may charge the amount of such dishonored or returned Remittance directly against Borrower and any account maintained by Borrower with U.S. Bank and such amount shall be deemed part of the Obligations.  Agent shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Agent with respect to the operation of the Special Account, the Locked Box, or the services to be provided by Agent under this Agreement, except to the extent, but only to the extent, of any direct, as opposed to any consequential, special or lost profit damages suffered by Borrower from Agent’s gross negligence or willful misconduct.  Until a payment is received by Agent for Agent’s account in finally collected funds, all risks associated with such payment will be borne solely by Borrower.  From time to time, Agent may adopt such regulations and procedures as it may deem reasonable and appropriate with respect to the operation of the Special Account, the Locked Box, and the services to be provided by Agent under this Agreement so long as the adoption of such regulations and procedures will not change the material terms of this Agreement and are applied to similarly situated borrowers.

7.5           Crediting of Remittances.  For the purpose of calculating interest and determining Revolving Credit Availability, all Remittances and other proceeds of Receivables owing to Borrower and other Loan Collateral of Borrower shall be credited (conditional on final collection) against the unpaid Revolving Loan balance on the same Business Day that Agent received the same into the Locked Box or the Special Account (subject to Agent’s receipt of such funds no later than 12:00 p.m. noon (Los Angeles time) on such day and subject to any other applicable Business Day cut-offs established from time to time by Agent).  Notwithstanding anything to the contrary in this Section 7.5, Borrower acknowledges and agrees that deposits made and other items credited to the Special Account are subject to applicable laws and regulations governing availability of funds and Agent’s funds availability polices and may not be immediately available for application to the Loans or the other Obligations.

7.6           Cost of Collection.  All reasonable costs of collection of Borrower’s Receivables, including Attorneys’ Fees, out-of-pocket expenses, administrative and recordkeeping costs, and all service charges and costs related to the establishment and maintenance of the Locked Box and the Special Account shall be the sole responsibility of Borrower, whether the same are incurred by Agent or Borrower, and Agent, at its discretion, may charge the same against Borrower and any account maintained by Borrower with Agent and the same shall be deemed part of the Obligations.

7.7           Cash Management Services.  During the term of this Agreement, Borrower will contract with U.S. Bank to obtain U.S. Bank’s then current: (i) automated balance and information reporting system and (ii) positive pay, reverse positive pay, check filter, ACH filter and block, and other similar anti-fraud, cash management products, in each case in connection with the operation of the various cash management systems contemplated by this Agreement.

7.8           Fees for U.S. Bank’s Account.  Any fees, charges or income created by, or resulting from, the cash management or treasury services, Borrower’s Locked Box, the Special Account, and any other accounts to be provided by U.S. Bank, in its capacity as a Bank Product Provider, under or as a result of the application or operation of the terms or conditions of this Section 7 are, as among Agent and the Lenders, for the sole benefit and account of Agent.

7.9           Monthly Activity.  Agent will provide Borrower monthly with a statement of advances, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be rebuttably presumptive evidence of the amount of the Obligations owing and unpaid by Borrower and shall be deemed to be an account stated and binding as against Borrower unless a written statement of Borrower’s or Agent’s exceptions is received by the other within 60 days after the statement is mailed to Borrower; however, Agent will have no obligation to correct any error or errors specified by Borrower unless Agent, in its discretion exercised in a commercially reasonable manner, believes that an error was made.  If any error is a manifest error, Borrower or Agent shall have one year to raise the exception.

8.             EXAMINATION OF LOAN COLLATERAL; REPORTING.

8.1           Maintenance of Books and Records.  Borrower and Parent Guarantor shall, and Parent Guarantor shall cause each other Credit Party to, keep and maintain complete books of account, records and files with respect to its business in accordance with GAAP consistently applied and shall accurately and completely record all transactions therein.

8.2           Access and Inspection.  Agent, and following the occurrence and during the continuation of an Event of Default, the Lenders, may at all times during normal business hours have (i) access to, and the right to examine and inspect, all of Borrower’s and each other Credit Party’s real and personal property and (ii) access to, and the right to inspect, audit and make extracts from, all of Borrower’s and each other Credit Party’s records, files and books of account, and Borrower and Parent Guarantor shall, and Parent Guarantor shall cause each other Credit Party to, execute and deliver at the request of any Agent, or, if applicable, the Lenders such instruments as may be necessary for Agent or such Lender to obtain such information concerning the business of the Credit Parties as Agent or such Lender may require from any Person; however, unless an Event of Default has occurred and is continuing, Agent will give Borrower reasonable prior notice before it makes the inspections and examinations at any office or place of business of Borrower or any other Credit Party and Agent shall not conduct more than two (2) such inspections and examinations in any calendar year.  Borrower and Parent Guarantor, shall, and Parent Guarantor shall cause each other Credit Party to, furnish Agent at reasonable intervals with such statements and reports regarding the Credit Parties’ financial condition and the results of the Credit Parties’ operations, in addition to those hereinafter required, and such other information as Agent, and following the occurrence and during the continuation of an Event of Default, the Lenders, may reasonably request from time to time.

8.3           Reporting Regarding Receivables and Notes Receivable.  Not less frequently than weekly, Borrower shall deliver to Agent a borrowing base certificate in the form of Exhibit D (a “Borrowing Base Certificate”) by no later than Tuesday of each week (which is based on values as of the end of the immediately preceding Saturday), which Borrowing Base Certificate shall update the aging of the Eligible Billed Receivables and the Eligible Unbilled Receivables

described in the immediately prior delivered Borrowing Base Certificate.  By no later than the 21st day after the end of each Fiscal Period, or sooner if available, Borrower shall deliver to Agent a report (the “Fiscal Period Report”) of each of Borrower’s and Westaff UK’s sales, credits to sales or credit memoranda applicable to sales, collections and non-cash charges (from whatever source, including sales and noncash journals or other credits to Receivables) for the applicable period, and acceptable supporting documentation thereto (including, a report indicating the Dollar or Sterling, as applicable, value of the Eligible Receivables, and all other information reasonably deemed necessary by Agent to determine levels of that which is and is not Eligible Receivables), and monthly agings of Receivables listed by invoice date, in each case reconciled to the Borrowing Base Certificate for the end of such month and each of Borrower’s and Westaff UK’s general ledger, and setting forth any changes in the reserves made for bad accounts or any extensions of the maturity of, any refinancing of, or any other material changes in the terms of any Receivables in such format as is specified by Agent from time to time, together with such further information with respect thereto in such format as Agent may then reasonably require.

8.4           Loss Analysis Report.  Promptly when available and in any event not later than 30 days after the end of each Fiscal Period, Borrower shall deliver to Agent, a report (i) detailing claims incurred under the Loss Analysis Report, substantially in the form attached hereto as Exhibit I during such Fiscal Period, and (ii) indicating loss per $100 of payroll for such Fiscal Period.

8.5           Interim Financial Statements; Payable Information.  Promptly when available and in any event not later than (A) 30 days after the end of each Fiscal Period and (B) the later of (x) 45 days after the end of each Fiscal Quarter and (y) the period then allowed for Fiscal Quarterly reporting to the SEC per SEC Regulation S-K, Parent Guarantor shall deliver to Agent a monthly (and, as applicable, quarterly) consolidated (and, in the case of balance sheets and statements of income, consolidating for each Credit Party) balance sheet and statement of income and statement of changes in cash flows, (i) showing the financial condition and the results of operations of the Parent Guarantor and its Subsidiaries for the periods covered by such statements in such detail as Agent may from time to time require, (ii) prepared in accordance with GAAP consistently applied (except as otherwise disclosed to Agent to the extent such exceptions are acceptable to Agent), (iii) containing all disclosures required to fully and accurately present the financial position and results of operations of the Parent Guarantor and its Subsidiaries (subject to normal year-end adjustments and the omission of footnotes) and to make such statements not misleading under the circumstances, and (iv) setting forth in each case in comparative form, the figures for the corresponding Fiscal Period (and, as applicable, Fiscal Quarter) and the corresponding portion of the previous Fiscal Year.  By no later than the 30th day after the end of each Fiscal Period, Borrower shall deliver to Agent agings of accounts payable listed by invoice date, in each case reconciled to each of Borrower’s and Westaff UK’s general ledger for the end of such Fiscal Period, in such format as is specified by Agent from time to time.

8.6           Annual Projections.  Promptly when available and in any event not later than the date approved by Parent Guarantor’s board of directors (which shall not be later than 30 days after the end of each Fiscal Year), Parent Guarantor shall deliver to Agent detailed projections for the next Fiscal Year, in consolidated and consolidating form, setting forth projected income and cash flow for each Fiscal Period, the operating budget and the balance sheet for Parent Guarantor and its Subsidiaries and the borrowing availability of Borrower for each Fiscal Period, in each case accompanied by a certificate of Parent Guarantor’s chief financial officer, countersigned by Parent Guarantor’s chief executive officer, stating (i) the assumptions on which the projections were prepared, (ii) that the assumptions, except as otherwise noted, were prepared on a consistent basis with the operation of the business of Parent Guarantor and its Subsidiaries during the immediately preceding Fiscal Year and adjusted by factors known to exist as of the date of the certificate or reasonably anticipated to exist during the periods covered by the projections, and (iii) that the officer signing the certificate has no reason to believe that the projections are incorrect or misleading in any material respect.  Such projections shall be prepared by Parent Guarantor in light of the past operations of the businesses of Parent Guarantor and its Subsidiaries, but including future payments of known contingent liabilities. Such projections shall be based upon estimates and assumptions stated therein, all of which Parent Guarantor shall believe to be reasonable and fair in light of then current conditions and then current facts known to Parent Guarantor and shall reflect Parent Guarantor’s good faith and reasonable estimates of the future financial performance of Borrower and of Parent Guarantor and its Subsidiaries (taken as a whole) and of the other information projected therein for the period set forth therein.

8.7           Annual Financial Statements.  Promptly when available and in any event not later than the later of (x) 90 days after the end of each of Parent Guarantor’s Fiscal Years or (y) the period then allowed for fiscal annual reporting to the SEC per SEC Regulation S-K, Parent Guarantor shall deliver to Agent financial statements showing the financial condition, the results of operations, a balance sheet and related statements of income, stockholders’ equity, and changes in cash flows and financial position for the Parent Guarantor and its Subsidiaries for the Fiscal Year then ended, all on a consolidated (and, with respect to Credit Parties as to balance sheets and related statements of income, consolidating) basis, and setting forth in comparative form, the figures for the previous Fiscal Year.  All of the foregoing annual financial statements must be: (i) audited in accordance with generally accepted auditing standards by an independent certified public accounting firm acceptable to Agent (provided that the accompanying consolidating balance sheets and statements of income shall be unaudited), (ii) prepared and presented in accordance with GAAP consistently applied and (iii) accompanied by an unqualified audit report of Borrower’s independent certified public accountants.

8.8           Management Reports.  Parent Guarantor shall furnish to Agent promptly on receipt, copies of all management letters accompanying the annual audited financial statements required to be delivered pursuant to Section 8.7.  Parent Guarantor hereby authorizes Agent and the Lenders to communicate directly with Parent Guarantor’s independent accountants to discuss the Parent Guarantor’s affairs, finances, accounts and such other matters of or related to Parent Guarantor and its Subsidiaries as Agent and the Lenders deem necessary, provided, that Agent shall use commercially reasonable efforts to notify Parent Guarantor prior to any such communication.

8.9           Comparisons to Financials; Certificates.  With each quarterly or annual financial statement delivered by Parent Guarantor to Agent under Sections 8.5 and 8.7, Parent Guarantor will deliver to Agent: (i) a comparison prepared by Parent Guarantor of the projected financial position and results of operations provided for in Section 8.6 with the actual financial position and results of operations for the applicable period and an explanation of any material variations between them; (ii) a comparison prepared by Parent Guarantor between actual calculated results for the applicable Fiscal Quarter or Fiscal Year, as applicable, and the covenanted results for each of the Financial Covenants (as defined in Section 10.28); and (iii) a reconciliation prepared by Parent Guarantor of the interim financial statements then submitted and the reporting described in clause (ii) of the first sentence of Section 8.3.  Parent Guarantor shall also furnish Agent together with all materials required pursuant to Sections 8.5, 8.6, and 8.7, a certificate signed by the chief financial officer of Parent Guarantor in the form of Exhibit E.

8.10         Tax Returns; Additional Information.  Promptly upon Agent’s request after Parent Guarantor has filed its Tax returns with each applicable Governmental Authority, Parent Guarantor shall, and shall cause such other Credit Party, as applicable, to, deliver to Agent a copy of all federal (and at Agent’s request all state and local) income Tax returns and schedules filed by Parent or such other Credit Party in respect of each taxable year ending on and after the date of this Agreement.  Parent Guarantor shall furnish all other Tax and financial information as Agent may reasonably request from time to time.

8.11         Actuarial Analysis.  Semiannually, Borrower shall deliver to Agent each actuarial report received by the Borrower, updating Borrower’s reserve analysis of the retained workers’ compensation claim exposure; provided, that it shall not be a Default or Event of Default if the company generating such report refuses to disclose such report to Agent so long as Borrower uses commercially reasonable efforts to obtain consent from such company to disclose such report to Agent for its review but not reliance.

8.12         Public Posting of Financial Statements.  Documents required to be delivered pursuant to Section 8.5 and Section 8.7 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent Guarantor posts such documents, or provides a link thereto on Parent Guarantor’s website on the Internet at Parent Guarantor’s website address of westaff.com (or such other website address as Parent Guarantor may provide to Agent in writing from time to time); provided, that: (x) to the extent Agent is otherwise unable to receive any such electronically delivered documents, Parent Guarantor shall, upon request by Agent, deliver paper copies of such documents to Agent until a written request to cease delivering paper copies is given by Agent and (y) Parent Guarantor shall notify Agent (by telecopier or electronic mail) of the posting of any such documents or provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

9.             WARRANTIES AND REPRESENTATIONS

In order to induce Agent, LC Issuer and the Lenders to enter into this Agreement and to make Credit Extensions hereunder, Parent Guarantor, on behalf of itself and the other Credit Parties, and Borrower, on behalf of itself, warrants and represents as of the Closing Date and as of the date of each Credit Extension as follows.

9.1           Corporate Status.  Each Credit Party (i) is duly organized and is and shall remain validly existing and in good standing under the laws of its state of organization, and is and shall remain qualified to do business as a foreign corporation under the laws of the jurisdictions listed on Schedule 9.1 and under the laws of each other jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to cause or result in a Material Adverse Effect, and (ii) has and shall maintain all requisite power and authority, corporate or otherwise, to conduct its business, to own its property, to execute, deliver and perform all of its obligations under this Agreement and each of the other Loan Documents, and to grant the Liens on the Loan Collateral provided by it.  No Credit Party is an “investment company”, an “investment adviser” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

9.2           Due Authorization; Validity.  The signing and delivery of the Loan Documents, the performance by each Credit Party of its Obligations under the Loan Documents, and the grant of the Liens on or security interests in, the Loan Collateral provided by each Credit Party have been duly authorized by all requisite corporate or other action of each such Credit Party.  This Agreement and each of the other Loan Documents have been duly executed and delivered by each Credit Party, and each will constitute, upon the due execution and delivery thereof, the legal, valid, and binding obligations of such Credit Party enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

9.3           No Violation.  The execution, delivery and performance by each Credit Party of this Agreement and the other Loan Documents and the grant of the Liens on or security interests in the Loan Collateral provided by each Credit Party, do not and will not (i) constitute a violation of any applicable law except where such violation, in each case, would not reasonably be expected to have a Material Adverse Effect, (ii) constitute a breach of any provision contained in such Credit Party’s Articles or Certificate of Incorporation, or bylaws or any governing or other organization documents of such Credit Party, (iii) constitute a breach of any material provision contained in any Applicable Agreement, (iv) constitute a violation of any order of any court or other Governmental Authority, except where such violation would not reasonably be expected to cause or have a Material Adverse Effect, or (v) result in the creation or imposition of any Lien on any of such Credit Party’s properties (other than (a) Agent’s Liens and (b) any other Permitted Lien).

9.4           Use of Loan Proceeds.  Borrower’s uses of the proceeds of the Credit Extensions pursuant to this Agreement are, and will continue to be, legal and proper uses (duly authorized by Borrower’s board of directors).  Such uses do not and shall not violate any applicable laws or statutes as in effect as of the date hereof or hereafter.  The Loans are not and shall not be secured, directly or indirectly, by any stock for the purpose of purchasing or carrying any margin stock or for any purpose which would violate either Regulation U, 12 C.F.R. Part 221, or Regulation X, 12 C.F.R. Part 224, promulgated by the Board of Governors of the Federal Reserve System.

9.5           Management; Ownership of Assets; Licenses; Patents.  Each Credit Party employs and shall continue to employ active, full-time, professional management adequate to handle its affairs, and each such Credit Party has, and will continue to have, adequate employees, assets, governmental approvals, licenses, permits, patents, copyrights, service marks, trademarks and trade names that are necessary to continue to conduct its business as heretofore and hereafter conducted by it, and (i) all of each such Credit Party’s patents, copyrights, service marks, trademarks and trade names (to the extent registered with the United States Patent and

Trademark Office or the United States Copyright Office or as to which an application for registration has been recorded with the with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) and (ii) all material licenses (excluding mass-market non-customized “shrinkwrap” licenses) of any patent, copyright, service mark, trademark or trade name by each such Credit Party, whether as licensor or licensee, existing as of the Closing Date are described in Schedule 9.5.

9.6           Indebtedness.  Except for (i) Indebtedness identified on Schedule 10.10, (ii) the Obligations, (iii) Indebtedness (a) which is unsecured, (b) which is not for borrowed money, (c) which has been incurred in the ordinary course of business, (d) which is not otherwise prohibited under any provision of this Agreement and (e) the nonpayment of or other default under which would not reasonably be expected to cause or have a Material Adverse Effect, and (iv) other Indebtedness permitted to be incurred or paid by Borrower pursuant to Section 10.10, Borrower has no Indebtedness.  Except as (i) disclosed on Schedule 10.10 or (ii) otherwise permitted to be incurred under Section 10.10, no Credit Party has guaranteed the obligations of any Person (except by endorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of such Credit Party’s business).

9.7           Title to Property; No Liens.  Each such Credit Party has valid title to, and ownership of, all of its personal property (exclusive of that property for which it has only a leasehold estate), including the Loan Collateral provided by it, free and clear of all Liens except to the extent of Permitted Liens.

9.8           Restrictions; Labor Disputes; Labor Contracts.  Except as described in Schedule 9.8, no Credit Party is a party or subject to, any charge, corporate restriction, judgment, decree or order for which such Credit Party’s compliance or non-compliance would reasonably be expected to cause or have a Material Adverse Effect.  As of the Closing Date, except as described on Schedule 9.8, no Credit Party is (i) a party to any collective bargaining agreement or labor contract or (ii) the subject of any labor dispute that would reasonably be expected to cause or have a Material Adverse Effect.  No collective bargaining agreement or other labor contract identified on Schedule 9.8 is scheduled to expire during the term of this Agreement except as described on Schedule 9.8.  As of the Closing Date, to Borrower’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Credit Party or for any similar purpose.

9.9           No Violation of Law.  Except as described on Schedule 9.9, no Credit Party is in violation of any applicable statute, regulation or ordinance of any Governmental Authority (including any Environmental Law), which violation would reasonably be expected to cause or have a Material Adverse Effect.

9.10         Hazardous Substances.  Except as described on Schedule 9.10, (i) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any Governmental Authority are pending against or otherwise naming any Credit Party as a party thereto or, to the knowledge of each of Parent Guarantor and Borrower, threatened against any Credit Party nor, to the knowledge of each of Parent Guarantor and Borrower, are pending or threatened against or name any owner or third party lessor or sublessor of any facility (including any Credit Party Facility) leased, subleased or otherwise occupied by any Credit Party in connection with any Environmental Activity or alleged Environmental Activity, and with respect to any such investigations, inquiries, orders, hearings, actions or other proceedings against the owner or third party lessor or sublessor of any such facility, such investigations, inquiries, orders, hearings, actions or other proceedings would reasonably be expected to cause or have a Material Adverse Effect; (ii) no Hazardous Substances have been integrated into any of any Credit Party’s Facilities in such manner or quantity as may reasonably be expected to or in fact does violate any applicable Environmental Requirement except such violations that, individually or in the aggregate, would not reasonably be expected to cause or have a Material Adverse Effect; (iii) the use of any Credit Party’s Facilities does not result in any Environmental Activity in violation of any applicable Environmental Requirements that would reasonably be expected to cause or have a Material Adverse Effect; (iv) to each of Parent Guarantor’s and Borrower’s knowledge, no occurrence or condition on any real property adjoining or in the vicinity of any of any Credit Party’s Facilities exists which could reasonably be expected to cause any of any Credit Party’s Facilities to be subject to any restrictions on ownership, occupancy or operation under any Environmental Requirements that would reasonably be expected to cause or have a Material Adverse Effect; (v) to each of Parent Guarantor’s and Borrower’s knowledge, none of any Credit Party’s Facilities prior to when such Credit Party has owned or leased them has been used for the disposal of Hazardous Substances or was the site of any Release of Hazardous Substances in violation of any Environmental Requirements that would reasonably be expected to cause or have a Material Adverse Effect; (vi) none of any Credit Party’s business operations have contaminated the lands, waters or other property of others with Hazardous Substances except in compliance with applicable Environmental Requirements that would reasonably be expected to cause or have a Material Adverse Effect; (vii) no underground or above ground storage tank (regardless of contents) has been in the past, or is now, located on, at or beneath any of any Credit Party’s Facilities, the existence of which would reasonably be expected to cause or have a Material Adverse Effect; and (viii) none of any Credit Party’s Facilities, since such Credit Party has owned or leased them, has been used by such Credit Party for the production, treatment, storage, generation, disposal or Release of any Hazardous Substance other than in compliance with applicable Environmental Requirements that would reasonably be expected to cause or have a Material Adverse Effect.

9.11         Absence of Default.  No Credit Party is in default under any material provision of any Applicable Agreement, nor has any Credit Party received any notice of such breach, nor notice of any termination or acceleration or demand for adequate assurances under any Applicable Agreement.

9.12         Accuracy of Financials; No Material Changes.  The Financials (i) have been prepared in accordance with GAAP consistently applied and are true, correct and complete in all material respects and (ii) fairly present each Credit Party’s assets, liabilities and financial condition and results of operations and those of such other Persons described therein as of the date thereof (subject to normal year-end adjustments and the lack of footnotes in the case of monthly or pro forma Financials).  There are no omissions from the Financials or other facts or circumstances not reflected in the Financials which are or may be material, and there has been no material and adverse change in the assets, liabilities or financial condition of the Credit Parties, taken as a whole, since the date of the Financials nor has there been any material damage to or loss of any of the assets or properties of the Credit Parties that are material to the operation of the business of the Credit Parties, since such date.  Borrower’s Fiscal Year is the annual 52 or 53 week accounting period ending on the Saturday nearest the end of October of each year.

9.13         Pension Plans.

(i)            Except as described on Schedule 9.13, neither any Credit Party nor any Controlled Group member has ever sponsored, maintained, or contributed (or become obligated to sponsor, maintain, or contribute) to a Pension Plan subject to Title IV of ERISA.  Neither any Credit Party nor any Controlled Group member has ever sponsored, maintained, or contributed (or become obligated to sponsor, maintain, or contribute) to any “multiemployer plan” (as defined in ERISA). No “prohibited transaction,” or “reportable event”, as those terms are defined by ERISA, has occurred or is continuing as to any Pension Plan of any Credit Party or any Controlled Group member, which poses a threat of the imposition of Taxes or penalties against such Pension Plans (or trusts related thereto), such Credit Party or any Controlled Group member, the imposition or payment of which could reasonably be expected to cause or have a Material Adverse Effect.  Each Pension Plan that is intended to meet the requirements of qualified pension benefit plans under Sections 401(a) of the Internal Revenue Code has received a current favorable determination letter or opinion letter of the Internal Revenue Service upon which the Plan’s sponsor is entitled to rely to that effect under the Internal Revenue Code, and neither such Credit Party nor, to Borrower’s or Parent Guarantor’s knowledge (after making due inquiries), any Controlled Group member has violated such requirements with respect to any Pension Plan.

(ii)           Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been timely made.  Except as set forth in Schedule 9.13, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan which is funded, determined as of the end of the most recently ended fiscal year of each such Foreign Pension Plan on the basis of actuarial assumptions, each of which is reasonable, did not exceed the fair market value of the assets of such Foreign Pension Plan, and for each Foreign Pension Plan which is not funded, the obligations of such Foreign Pension Plan are properly accrued on the financial statements of the applicable Credit Party.

9.14         Taxes and Other Charges.  Parent Guarantor has filed, and has caused each Credit Party to file, all federal, state and material local Tax returns and other reports which it is required by law to file.  All of such Tax returns and reports accurately and properly reflect, in all material respects, the Taxes due for the periods covered thereby.  Except as described on Schedule 9.14, Parent Guarantor and each Credit Party have paid all Taxes that are due and payable except for any such Taxes which are being contested in good faith in accordance with the terms of Section 10.9.  Except as disclosed on Schedule 9.14, Parent Guarantor has withheld, and has caused each Credit Party to withhold all employment and similar Taxes which it is required by law to withhold and has maintained adequate reserves for the payment of all Taxes.  Except as described on Schedule 9.14, no Tax Liens in excess of an aggregate of $25,000 have been filed with respect to Parent Guarantor or any other Credit Party and, to the best knowledge of Parent Guarantor and Borrower (after due inquiry), no claims are being asserted with respect to any such Taxes (and no basis exists for any such claims). There are not in effect any waivers of applicable statutes of limitations for federal, foreign, state or local Taxes for any period.  No Credit Party is a party to any Tax-sharing agreement or arrangement.

9.15         No Litigation.  Except as described on Schedule 9.15, there is not, as of the Closing Date, any litigation, action or proceeding pending or, to Parent Guarantor’s and Borrower’s knowledge, threatened, against any Credit Party, except such litigation, action or proceeding that would not reasonably be expected to cause or have a Material Adverse Effect.

9.16         No Brokerage Fee.  No brokerage, finder’s or similar fee or commission is due to any Person by reason of any Credit Party entering into this Agreement or any other Loan Document or by reason of any of the transactions contemplated hereby or thereby, and Borrower shall indemnify and hold Agent, the Lenders and LC Issuer harmless from all such fees and commissions.

9.17         Affiliates.  As of the Closing Date, all Persons who are Borrower’s Affiliates are identified in Schedule 9.17.  As of the Closing Date, except as set forth on Schedule 9.17, no Affiliate of Borrower (i) sells or leases any goods or real property to Borrower, (ii) sells any services to Borrower, (iii) purchases or leases any goods or real property, or purchases any services from Borrower, or (iv) is a party to any contract or commitment with Borrower.

9.18         Capitalization; Warrants.  Schedule 9.18 sets forth the number of shares of Capital Stock of every Subsidiary of Parent Guarantor which are issued and outstanding as of the Closing Date.  Each such outstanding share of Capital Stock is a common share and is duly authorized, validly issued, fully paid and nonassessable.  Set forth in Schedule 9.18 is a complete and accurate list of all Persons who, as of the Closing Date, are record and beneficial owners of the Capital Stock of each Subsidiary of Parent Guarantor.  As of the Closing Date, all warrants, subscriptions, options, instruments, rights and agreements under which any shares of Capital Stock of each Subsidiary of Parent Guarantor are or may be redeemed, retired, converted, encumbered, bought, sold or issued are described in Schedule 9.18.

9.19         Noncompetition Agreements.  No Credit Party is subject to any contract or agreement containing a covenant not to compete in any line of business with any Person.

9.20         Deposit and Other Accounts.  As of the Closing Date, all of the accounts maintained by any such Credit Party with any bank, brokerage house or other financial institution are set forth in Schedule 9.20, and none of such other accounts (other than accounts designated as “Payroll Accounts” or “Disbursement Accounts”) is subject to withdrawal other than by transfers of amounts therein to the Locked Box or the Special Account.

9.21         Solvency.  Each Credit Party individually, and Parent Guarantor and its Subsidiaries (taken as a whole) will be Solvent after (i) receipt and application of the Loans in accordance with the terms of this Agreement, (ii) the execution and delivery of this Agreement and the other Loan Documents to which any of them is a party, and (iii) the filing of any financing statements or other perfecting notices or actions in connection with this Agreement.

9.22         Full Disclosure.  No representation or warranty made by Borrower, Parent Guarantor or any other Credit Party, in this Agreement or any other Loan Document to which it is a party, contains or will contain at the time such representation is made or such document furnished, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in any material respect.

9.23         [Reserved].

9.24         Leases.  As of the Closing Date, except as listed on Schedule 9.24, no Credit Party is a party to any lease, assignment or sublease relating to any real property or leasehold interest in real property, or any material equipment or other material personal property.

9.25         Insurance Policies.  As of the Closing Date, Schedule 9.25 correctly sets forth all of the insurance policies maintained by any Credit Party, including the carriers thereof, and the types of coverage and insured amounts covered thereby.

9.26         Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by any Credit Party of any Loan Document to which it is or will be a party, other than those authorizations, approvals or actions taken as of the Closing Date (or to be taken in connection with any realization upon the Collateral).

9.27         Tax Regulations.  No Credit Party intends to treat the Loans, or any related transactions contemplated by this Agreement, as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

9.28         Anti-Terrorism Laws.  None of Parent Guarantor or any of its Subsidiaries nor to the knowledge of Borrower, any other Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  None of Parent Guarantor or any of its Subsidiaries nor to the knowledge of Borrower, any other Affiliate of Borrower nor, to the knowledge of Borrower, their respective agents acting or benefiting in any capacity in connection with the Credit Extensions or other transactions hereunder, is a Blocked Person.  None of Parent Guarantor or any of its Subsidiaries nor to the knowledge of Borrower, any other Affiliate of Borrower nor, to the knowledge of Borrower, any of their respective agents acting in any capacity in connection with the Credit Extensions or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

9.29         Government Contracts.  Except as set forth in Schedule 9.29 (which Schedule lists only the names of the Government Authorities with which the Credit Parties do business), as of December 31, 2007 no Credit Party was a party to any contract or agreement with any Governmental Authority providing for annual payments in excess of $25,000.

9.30         Customer and Trade Relations.  As of the Closing Date, except as set forth on Schedule 9.30, there exists no actual or, to the knowledge of Parent Guarantor and Borrower, written threatened termination or cancellation of, or any material adverse modification or change in:  the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months comprise at least 5% of all of such Credit Party’s customer purchases during such period.

9.31         Status of Parent Guarantor.  Parent Guarantor does not engage in any business other than (i) owning the Capital Stock of its direct Subsidiaries; (ii) ordinary course activities with NASDAQ regarding trading of its Capital Stock; (iii) procuring directors and officers liability insurance coverage for its and its Subsidiaries’ directors and officers; (vi) entering into guaranties of certain real property leases entered into in the ordinary course of business by its Subsidiaries; (v) owning certain intellectual property; and (vi) guaranteeing the obligations of Borrower as a franchisor.

9.32         Updating Representations and Warranties.  To the extent necessary to cause the representations and warranties set forth in this Section 9 to remain true, complete and accurate as of the date hereof and as of the date of any Credit Extension, Parent Guarantor and Borrower shall update in writing any Schedules provided for in this Section 9 to the extent they have knowledge of any circumstance which may have the effect of making any such representation or warranty contained in this Section 9 untrue or incomplete in any material respect.  The requirement of Parent Guarantor and Borrower to update any Schedule provided for herein is not, and may not be construed to be, a cure of any Event of Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Event of Default by Required Lenders (or Agent with the consent of Required Lenders as provided herein).

10.           COVENANTS

Until the Obligations are Paid in Full, Parent Guarantor on behalf of itself and each Credit Party and Borrower on behalf of itself will observe, perform, and comply with each of the covenants set forth below in this Section 10.

10.1         Payment of Certain Expenses.  Borrower shall pay to Agent, LC Issuer and each of the Lenders, within one Business Day of Agent’s demand any and all fees, costs and expenses which Agent, LC Issuer or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower, or any other Person on Borrower’s behalf, by Agent, LC Issuer or any Lender of proceeds of any Credit Extension made to Borrower pursuant to this Agreement, and (ii) the depositing for collection by Agent, LC Issuer or any Lender of any check or item of payment received or delivered to Agent, LC Issuer or any Lender on account of the Obligations.  Borrower shall reimburse Agent, LC Issuer and each Lender immediately, for any claims asserted by any bank at which a blocked account is established for the deposit of proceeds of the Loan Collateral in connection with such blocked account or any returned or uncollected checks received by such bank as proceeds of the Loan Collateral.

10.2         Notice of Litigation.  Parent Guarantor or Borrower shall notify Agent in writing, promptly on Parent Guarantor’s or Borrower’s learning thereof, of any litigation, suit or administrative proceeding which, if adversely determined, would reasonably be expected to cause or have a Material Adverse Effect, whether or not the claim is considered by Parent Guarantor or Borrower to be covered by insurance.

10.3         Notice of ERISA Events.  Parent Guarantor or Borrower shall notify Agent in writing (i) at least 10 days prior to the adoption by Borrower or any Controlled Group member of any Pension Plan subject to Title IV of ERISA; (ii) promptly on the occurrence of any Reportable Event, and (iii) 30 days prior to any termination, partial termination or merger of a Pension Plan or a transfer of a Pension Plan’s assets.

10.4         Notice of Labor Disputes.  Parent Guarantor or Borrower shall notify Agent in writing (i), promptly upon Parent Guarantor’s or Borrower’s learning thereof, of any labor dispute to which any Credit Party may become a party and which would reasonably be expected to cause or have a Material Adverse Effect, and (ii) the entering into of any collective bargaining agreement or other labor contract relating to any of its facilities.

10.5         Compliance with Laws.  Each Credit Party shall comply with the requirements of all applicable laws, statutes, regulations, rules or ordinances of any Governmental Authority, the noncompliance with which could reasonably be expected to cause or have a Material Adverse Effect.

10.6         Notice of Violations of Law, Tax Assessments.  Parent Guarantor or Borrower shall notify Agent in writing, promptly upon Parent Guarantor’s or Borrower’s, as the case may be, learning thereof, of any violation of any law, statute, regulation, rule or ordinance of any Governmental Authority, and of the imposition of any federal, state or local Tax withholding or assessment, applicable to any Credit Party, the violation or imposition of which could reasonably be expected to cause or have a Material Adverse Effect.  Parent Guarantor or Borrower shall (i) provide Agent with copies of all written notices and other documents pertaining to any investigation or remediation involving any Credit Party and any Governmental Authorities which relate to Environmental Activities, Environmental Requirements, or Hazardous Substances affecting such Credit Party; and (ii) notify Agent promptly after obtaining knowledge of the Release or alleged Release in a reportable quantity (as defined under applicable Environmental Law) of any Hazardous Substances on, in, under or affecting such Credit Party’s property or any surrounding area, and any noncompliance with any Environmental Requirement which would reasonably be expected to cause or have a Material Adverse Effect.

10.7         Notice of Default under Australian Loan Documents; Violations of Certain Agreements.  Borrower shall provide Lender with prompt written notice of any default under the Australian Loan Documents upon becoming aware of such default.  Parent Guarantor or Borrower shall notify Agent in writing, within 10 Business Days after the earlier of when Parent Guarantor or Borrower learns, or is notified of the occurrence, of any material breach by any Credit Party of, a notice of termination or acceleration, or any demand for adequate assurances under, any Applicable Agreement.

10.8         Notice of Customer Defaults Under Indebtedness owed to Credit Parties.  Parent Guarantor or Borrower shall notify Agent in writing, promptly upon Parent Guarantor’s or Borrower’s, as the case may be, learning thereof, of any default by any obligor under any promissory note or other evidence of any Indebtedness in the individual or aggregate principal amount in excess of $75,000 payable to any Credit Party.

10.9         Taxes and Charges.  Parent Guarantor or Borrower shall, and Parent Guarantor shall cause each other Credit Party to, (i) timely file all federal, state and material local Tax returns which it is required by law to file, (ii) pay prior to their being delinquent all Taxes that are due and payable, (iii) withhold all employment and similar Taxes which it is required by law to withhold, and (iv) maintain adequate reserves for the payment of all Taxes; provided, however, that no such Taxes need be paid during such period as they are being contested in good faith by such Credit Party, in appropriate proceedings promptly commenced and diligently prosecuted, if adequate reserves in accordance with GAAP have been set aside on such Credit Party’s books, and the continuance of any such contest does not (a) result in any part of the Loan Collateral or any other property of such Credit Party being made the subject of (1) any proceeding in foreclosure, (2) any levy or execution (which shall not have been stayed or dismissed), or (3) any seizure or other loss and (b) prevent Agent from having a perfected first priority security interest in, or as applicable, mortgage Lien on, the Loan Collateral or with respect to future advances made hereunder; and provided, further, that such Credit Party will promptly pay such Tax when the dispute is finally settled.

10.10       Indebtedness; Guaranties.

(i)               Other than the Obligations, no Credit Party shall incur any Indebtedness other than (without duplication):

(a)           Permitted Purchase Money Indebtedness and any Refinancing Debt in respect thereof;

(b)           the Loans and the other Obligations;

(c)           unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(d)           existing Indebtedness described in Schedule 10.10 (excluding any Indebtedness required hereunder to be repaid in full at closing) and (except for intercompany indebtedness, which shall be subject to clause (i) below) any Refinancing Debt in respect thereof;

(e)           Indebtedness specifically permitted under Section 10.31;

(f)            Subordinated Debt, provided that immediately prior to and after giving effect to such Indebtedness, no Event of Default shall have occurred and be continuing;

(g)           Indebtedness secured by a Lien described by subsection (iii) of the definition of Permitted Liens in an amount not to exceed the US Dollar Equivalent of $12,000,000 at any time outstanding;

(h)           Indebtedness consisting of cash intercompany loans or advances received by or on behalf of any Credit Party from any other Credit Party; provided, that: (i) each such Credit Party receiving such cash intercompany loan or advance from Borrower shall have executed and delivered to Borrower (prior to or concurrently with the making of such cash loan or advance) a subordinated demand promissory note to evidence any such cash intercompany Indebtedness owing at any time by such Credit Party to Borrower, which subordinated demand promissory note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Security Documents as additional collateral security for the Obligations; (ii) the applicable Credit Parties shall record all intercompany transactions on their books and records in a manner reasonably satisfactory to Agent; (iii) at the time any such intercompany loan or advance is made by any Credit Party and after giving effect thereto, such Credit Party shall be Solvent; (iv) no Event of Default would occur and be continuing after giving effect to any such proposed cash intercompany loan or advance; and (v) in respect of any such cash intercompany loans or advance received by Westaff UK from any other Credit Party, such cash intercompany loan or advance shall be an Investment permitted under clause (d) of Section 10.17.

(i)            Indebtedness incurred by any Credit Party to Westaff Support consisting of unsecured, book-entry non-cash intercompany loans or advances made by Westaff Support to other Credit Party’s representing such other Credit Party’s deferred obligation to pay management fees or royalty payments to Westaff Support in the ordinary course consistent with past practices as of the Closing Date;

(j)            unsecured Indebtedness incurred by any Credit Party (other than Parent Guarantor) in connection with any deferred purchase price (including with respect to earn-outs) in connection with Permitted Acquisitions and other Acquisitions permitted by Section 10.17, provided that such Indebtedness not exceed $5,000,000; and

(k)           Permitted Acquisition Indebtedness;

provided, that no Indebtedness otherwise permitted under this subsection (i) to be incurred shall be permitted to be incurred if, after giving effect to the incurrence thereof, any Event of Default shall have occurred and be continuing.

(ii)               The Credit Parties shall not guaranty or enter into any agreements of guaranty or indemnity of the obligations of any Person except: (a) by endorsement of negotiable instruments payable at sight for deposit and or collection or similar banking transactions in the usual course of business; and (b) for guaranties of Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement; (c) for support letters required by the law of foreign jurisdictions in connection with the filing of any annual report or delivery of financial statements by any Foreign Subsidiary; (d) for guaranties of payment obligations under operating leases, including leases of real property, entered into by any franchisee or Subsidiary in an amount not to exceed (i) $1,000,000, in the aggregate, at any time outstanding if supported by any Letter of Credit issued pursuant to this Agreement and (ii) $400,000, in the aggregate, at any time outstanding for all other such guaranties; and (e) for customary indemnity obligations arising under purchase agreements in represent of Permitted Acquisitions and other Acquisitions permitted under Section 10.17.

(iii)              No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay before the scheduled payment date therefore any principal of,

premium, if any, interest or other amount payable in respect of any Indebtedness, other than (a) the Obligations; (b) any Indebtedness which Borrower is required by the terms hereof to repay in full on the Closing Date; (c) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 10.24; (d) Indebtedness permitted by Section 10.31 upon any Refinancing thereof; (e) intercompany Indebtedness owed to Borrower by any Credit Party or owed to any Credit Party by any other Credit Party (other than Borrower); (f) Indebtedness permitted under Section 10.10(i)(a) and Section 10.10(i)(d) upon a refinancing thereof; (g) payments on Indebtedness evidenced by the Stover Note as permitted by Section 10.29.1; and (h) other Indebtedness (excluding Subordinated Debt) not in excess of $500,000.

10.11       Restrictions; Labor Disputes.  No Credit Party shall become a party or subject to any charge, corporate restriction, judgment, decree or order or any labor dispute or enter into any contract, agreement or arrangement which, in any case, would reasonably be expected to cause or have a Material Adverse Effect.

10.12       Pension Plans.  No Credit Party shall, and no Credit Party shall allow any Controlled Group member to, permit any Reportable Event or “prohibited transaction” (as defined by ERISA) for which no statutory or class exemption exists under Sections 407 or 408 of ERISA or Sections 4975(c)(2) or 4975(d) of the Internal Revenue Code to occur or to continue as to any Pension Plan of any Credit Party or any Controlled Group member, which poses a threat of (i) termination of such Pension Plans (or trusts related thereto), which termination could reasonably be expected to have a Material Adverse Effect or (ii) the imposition of Taxes or penalties against such Pension Plans (or trusts related thereto), any Credit Party, or any Controlled Group member, the imposition or payment of which could reasonably be expected to cause or have a Material Adverse Effect.  With respect to each Pension Plan that is intended to meet the requirements of qualified pension benefit plans under Sections 401(a) and 501(a) of the Internal Revenue Code, each Credit Party and the applicable Controlled Group members shall continue to maintain the qualified status of such Pension Plans, and all contributions to Pension Plans which any Credit Party or any member of the Controlled Group is obligated to make shall be timely made when due, unless the failure to do so would not reasonably be expected to cause or have a Material Adverse Effect.  No Credit Party shall, and no Credit Party shall permit any Controlled Group member to, incur any liability to the Pension Benefit Guaranty Corporation, the incurrence of which could reasonably be expected to cause or have a Material Adverse Effect.

10.13       Solvency.  Each Credit Party individually and Parent Guarantor and its Subsidiaries (taken as a whole) shall continue to be Solvent.

10.14       Property Insurance.  Each Credit Party will insure all of its real and personal property against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other extended coverage hazards in amounts and against such hazards as is customary, in such Credit Party’s good faith and commercially reasonable determination, in its business and location, and by insurers reasonably acceptable to Agent.  The policies or a certificate thereof signed by the insurer evidencing that such insurance coverage is in effect for periods of not less than one year (as measured from the date of renewal) shall be delivered to Agent within 5 Business Days after the issuance of the policies to any such Credit Party and after each renewal thereof.  All premiums thereon shall be paid by such Credit Party when due so as to keep such insurance in full force and effect at all times.  Each such policy of property insurance shall name Agent (and no other party) as loss payee and, as appropriate, mortgagee under a New York standard mortgagee clause or other similar clause acceptable to Agent and shall provide that such policy may not be canceled without 30 days prior written notice to Agent (10 days for non-payment of premium).  If any Credit Party fails to do so, Agent may (but shall not be required to) procure such insurance and charge the cost to Borrower’s loan account as part of the Obligations payable on demand and secured by the Loan Collateral.

10.15       Liability Insurance.  Each Credit Party shall, at all times, maintain in full force and effect such liability insurance with respect to its activities and business interruption, product liability and other insurance as is customary in its business and location, such insurance to be provided by insurer(s) reasonably acceptable to Agent.  Such insurance shall name Agent as an additional insured.

10.16       Mergers; Acquisitions.  No Credit Party shall form or acquire a subsidiary or merge or consolidate or be merged or consolidated with or into any other Person, or otherwise reorganize, liquidate or wind-up or dissolve itself other than (i) in connection with a Permitted Acquisition or other Acquisition permitted by Section 10.17; (ii) any Credit Party may merge with any other Credit Party, but if Borrower is a party to such merger, it shall be the surviving entity; and (iii) Borrower may acquire all or substantially all of the assets or Stock of any franchisee as permitted by Section 10.17(ii).  No Credit Party shall (a) purchase or otherwise acquire (1) all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division or (2) any partnership, joint venture or limited liability company interest in or with any Person or (b) purchase the securities of, create, invest in, or form any Person (including a Subsidiary), in each case other than in connection with a Permitted Investment or other Acquisition permitted by Section 10.17.

10.17       Investments.  No Credit Party shall make an Investment, except for the following Investments after compliance with the terms of the applicable Security Document (each, a “Permitted Investment”):

(i)                Permitted Acquisitions;

(ii)               Acquisitions by Borrower of all or substantially all of the assets or Capital Stock of any franchisee of Borrower, provided that payments made in respect of all such Acquisitions shall not exceed $5,000,000 in the aggregate in any Fiscal year and provided further that immediately before and after giving effect to any such Acquisition, (a) no Event of Default shall have occurred and be continuing or would result from such Acquisition and (b) the sum of (i) Revolving Credit Availability and (2) Available Cash shall not be less than $5,000,000;

(iii)              Cash Equivalents;

(iv)             investments comprised of notes payable, or stock or other securities issued by account debtors to any Credit Party pursuant to negotiated agreements with respect to settlement of such account debtor’s Receivables in the ordinary course of such Credit Party’s business;

(v)              each Credit Party may:

(a) maintain its existing investments in its Subsidiaries as of the Closing Date,

(b) make unsecured, book-entry non-cash intercompany loans and advances to Westaff Support as permitted under Section 10.10(i)(i),

(c) make Subsidiary Contributions to any other Credit Party or any of their Subsidiaries as permitted under clauses Section 10.10(i)(h),

(d) make Subsidiary Contributions in the form of cash intercompany loans or advances to Westaff UK after the Closing Date, provided that (A) Westaff UK shall have executed and delivered to the applicable Credit Party (prior to or concurrently with the making of such cash intercompany loan or advance) a subordinated demand promissory note to evidence the corresponding Indebtedness owing at any time by Westaff UK to the applicable Credit Party, which subordinated demand promissory note shall be subordinated to the Obligations, in form and substance reasonably satisfactory to Agent, and shall be pledged and delivered to Agent pursuant to the applicable Security Documents as additional collateral security for the Obligations; (B) Westaff UK and the applicable Credit Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) at the time any cash intercompany loan or advance is made and after giving effect thereto, the applicable Credit Party shall be Solvent; (D) no Event of Default would occur and be continuing after giving effect to such proposed cash intercompany loan or advance; (E) the sum of (x) Revolving Credit Availability and (y) Available Cash shall be not less than $6,000,000 after giving effect to cash intercompany loan or advance; and (F) the aggregate principal amount of all cash intercompany loans and advances to Westaff UK after the Closing Date and otherwise permitted by this clause (4) shall not exceed $1,000,000 at any time outstanding,

(e) make Subsidiary Contributions in the form of cash intercompany loans or advances to any Foreign Subsidiaries (other than Westaff UK) after the Closing Date, provided that, as to each such cash intercompany loan or advance, (A) each such Foreign Subsidiary receiving such cash intercompany loan or advance shall have executed and delivered to the applicable Credit Party (prior to or concurrently with the making of such cash intercompany loan or advance) a promissory note to evidence the corresponding Indebtedness owing at any time by such Foreign Subsidiary to the applicable Credit Party, which promissory note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Security Documents as additional collateral security for the Obligations, provided, that Subsidiary Contributions constituting “Junior Debt”, as such term is defined in the Australian Subordination Deed, by any Credit Party to Westaff Australia shall not be pledged to Agent so long as the Australian Subordination Deed remains in effect and prohibits such pledge; (B) the applicable Credit Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) at the time any such cash intercompany loan or advance is made and after giving effect thereto, the applicable Credit Party shall be Solvent; (D) no Event of Default would occur and be continuing after giving effect to any such proposed Subsidiary Contribution; (E) the sum of (x) Revolving Credit Availability and (y) Available Cash shall be not less than $6,000,000 after giving effect to such cash intercompany loan or advance; and (F) the aggregate principal amount of all cash intercompany loans and advances to Foreign Subsidiaries (other than Westaff UK) after the Closing Date and otherwise permitted by this clause (5) shall not exceed $500,000 at any time outstanding; and

(vi)             Borrower may make loans or advances to licensees and franchisees in an aggregate amount outstanding not to exceed the US Dollar Equivalent of $1,000,000.

Notwithstanding the foregoing, in the event Borrower shall request Lenders to consent to any Acquisition that is not a Permitted Acquisition because the all-in purchase price (after giving effect to any earn-outs) of such Acquisition exceeds the maximum threshold amounts set forth in clause (ix) of the definition of “Permitted Acquisition” or is not otherwise permitted under this Section 10.17, Lenders agree to consider such request for consent in good faith and in the exercise of their commercially reasonable discretion so long as (i) the proposed Acquisition would be accretive to EBITDA of Borrower and the Credit Parties and (ii) any third party debt used to fund any portion of the purchase price of such Acquisition is subordinated to the Obligations in right of payment, enforcement and collection a manner acceptable to Required Lenders, it being understood and agreed that any such requested consent shall be at Lenders’ discretion and that, as of the Closing Date, Lenders have not consented, nor committed, agreed or undertaken to consent, to any such Acquisition.

10.18       Restricted Payments.  No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances to the extent permitted by Section 10.10; (b) dividends and distributions paid to Borrower; (c) dividends and distributions paid by to Parent Guarantor to enable Parent Guarantor to pay any Taxes payable in respect of such Person, including in respect of such Person’s taxable income; (d) advances to officers and employees of such Credit Party with respect to expenses incurred by those officers and employees which expenses are ordinary and necessary business expenses and do not exceed in the aggregate $100,000 outstanding at any one time; (e) payments of principal and interest of Intercompany Notes issued in accordance with Section 10.10(i)(h); (f) scheduled payments with respect to any Subordinated Debt in accordance with the terms of subordination relating thereto; (g) provided that no Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (g), (1) payments on the Indebtedness evidenced by the Stover Note permitted by Section 10.29.1, and (2) payments to repurchase or retire any outstanding Capital Stock, warrants, options, or other rights of Parent made to departed employees, officers or directors of any Credit Party, which amounts under this clause (2) are not to exceed $500,000 in the aggregate in any Fiscal Year; (h) the payment of a management fees to Westaff Support not to exceed 50% of any Credit Party’s gross profit in any Fiscal Year; and (i) the payment of royalties and license fees by a Credit Party to Westaff Support or Borrower.

10.19       Reserved.

10.20       Stock Rights.  No Credit Party (other than Parent Guarantor) shall (i) change the rights or obligations associated with, or the terms of, any class of Capital Stock now issued by such Credit Party or (ii) issue any new class of Capital Stock of such Credit Party.

10.21       Capital Structure; Fiscal Year; Nature of Business.  No Credit Party shall make any change in such Credit Party’s capital structure which could reasonably be expected to cause or have a Material Adverse Effect.  No Credit Party shall change its Fiscal Year.  Parent Guarantor and Borrower shall not, and Parent Guarantor shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted by Parent Guarantor and its Subsidiaries as of the Closing Date or any business reasonably related or incidental thereto.  Notwithstanding the foregoing or anything to the contrary contained in any Loan Document, as long as MediaWorld is a dormant company, Borrower may cause MediaWorld to be wound up and dissolved, and upon such legal dissolution MediaWorld shall cease to be a Subsidiary Guarantor or a Credit Party under or for purposes of any of the Loan Documents.

10.22       Affiliate Transactions.  No Credit Party shall enter into, or be a party to, any transaction with any of such Credit Party’s Affiliates, except for (i) payment of any Restricted Payment permitted under Section 10.18; (ii) transactions described in Sections 10.10, and 10.16; (iii) payment of a share of gross profit to a Franchisee, pursuant to the terms of the Franchise Agreement with such Franchisee entered into in the ordinary course of such Credit Party’s business; provided, that if a Franchisee is an Affiliate of Parent Guarantor or any Credit Party, the applicable Franchise Agreement shall have been entered into on an arm’s length basis and the terms thereof shall be consistent with past practices; and (iv) other transactions that are in the ordinary course of business pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Credit Party than such Credit Party could obtain in a comparable arm’s length transaction with a Person who is not Borrower’s Affiliate.

10.23       Operating Accounts.  At all times until the Obligations are Paid in Full, each Credit Party shall maintain its primary operating accounts with Agent.

10.24       Sale of Assets.  No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Receivables, other than (a) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment and other fixed assets that are obsolete or no longer used or useful in such Credit Party’s business; (b) property and other assets having a value not exceeding the US Dollar Equivalent of $250,000 in any single transaction or the US Dollar Equivalent of $500,000 in the aggregate in any Fiscal Year, provided that Borrower shall not factor or otherwise sell or transfer any Receivables without the prior written consent of Agent; (c) the licensing of rights to franchisees in the ordinary course of business consistent with practices as in effect on the Closing Date; (d) the issuance or sale of Capital Stock of Parent Guarantor upon exercise of warrants and options pursuant to employee and director incentive, stock option and employee purchase plans; (e) the liquidation of investments permitted under Section 10.17(iii); and (f) the sale of the Capital Stock of any Foreign Subsidiary (other than Westaff UK).  With respect to any disposition of assets or other properties permitted pursuant to clauses (a),(b) or (f) above, Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, on behalf of such Credit Party, at Borrower’s expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrower.

10.25       [Reserved].

10.26       Liens.  No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Liens in favor of the Secured Parties, securing the Obligations; (b) Permitted Liens; (c) Liens in existence on the date hereof and summarized on Schedule 9.7 securing the Indebtedness described on Schedule 10.10 and Refinancings thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; and (d) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) securing Permitted Purchase Money Indebtedness (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 30 days following such purchase and does not exceed 100% of the purchase price of the subject assets).  In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Secured Parties, as additional collateral for the Obligations, except operating leases, Capital Leases purchase money financing permitted hereunder or licenses which prohibit Liens upon the assets that are subject thereto.

10.27       [Reserved].

10.28       Financial Covenants.  Borrower shall observe, perform and comply with all of the financial covenants contained in Exhibit F (the “Financial Covenants”).

10.29       Payments on and Changes to Subordinated Debt.

10.29.1          Payments on Subordinated Debt.  Borrower shall not (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any Subordinated Debt except, in each instance, to the extent, and in the manner, expressly permitted by the applicable subordination agreement (including the self-executing subordination provisions or any promissory note or other agreement evidencing such Subordinated Debt) or (ii) repurchase, redeem, defease, acquire or reacquire for value any of the Subordinated Debt except, in each instance to the extent, and in the manner, expressly permitted by the subordination agreement (including the self-executing subordination provisions or any promissory note or other agreement evidencing such Subordinated Debt).  Notwithstanding the foregoing, (a) provided that no Default or Event of Default has occurred and is continuing or would result therefrom (including without limitation a violation of Section 10.28 on a pro forma basis), Borrower may make interest payments owing to Robert Stover under the Stover Note in accordance with the terms thereof and (b) provided that (1) no Default or Event of Default has occurred and is continuing or would result therefrom (including without limitation a violation of Section 10.28 on a pro forma basis), (2) the financial statements and related certificate for the second Fiscal Quarter of 2008 shall have been delivered in accordance with Section 8.5 and the last sentence of

Section 8.9 and (3) the sum of (x) Revolving Credit Availability and (y) Available Cash would not be less than $7,000,000, Borrower may make principal payments owing to Robert Stover under the Stover Note in accordance with the terms thereof.

10.29.2          Changes to Subordinated Debt Documents.  Borrower shall not amend (i) any of the terms of payment (including, principal, interest or premium provisions) of or applicable to, or the provisions governing the priority of or security for the payment and performance of the obligations under or applicable to, or acceleration, termination, or default provisions of or applicable to, any of the loan documents evidencing the Subordinate Debt (the “Subordinated Debt Documents”) unless such terms are more favorable to Borrower and do not materially and adversely affect the rights of Agent and the Lenders hereunder; or (ii) any other material term of or applicable to any of the Subordinated Debt Documents unless such terms are more favorable to Borrower and do not materially and adversely affect the rights of Agent and the Lenders hereunder.  For purposes of this Section 10.29, “material” means any modification or amendment of any of the Subordinated Debt Documents, which would be reasonably likely to (a) adversely affect any of Agent, LC Issuer or any Lender’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or Agent, LC Issuer or any Lender’s security interest in or other Lien on the Loan Collateral (including the priority thereof) or (b) create or result in an Event of Default.

10.30       Burdensome Agreements.  No Credit Party shall enter into any agreement, instrument or other undertaking (other than the Loan Documents) that (i) limits or purport to limit the ability of such Credit Party to (a) make or pay any dividend or distribution or to otherwise transfer property (other than property subject to Permitted Purchase Money Indebtedness) to any other Credit Party, (b) guaranty the Indebtedness of Borrower or (c) create, incur, assume or suffer to exist Liens on any Loan Collateral; provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 10.10(a) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

10.31       Rate Hedging Agreements.  No Credit Party shall enter into any Rate Hedging Agreement or incur any related Rate Hedging Obligations (contingent or otherwise), except for Rate Hedging Agreements that are entered into by such Credit Party in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Credit Party and not for purposes of speculation or taking a “market view”.

10.32       Changes in Organizational Documents.  No Credit Party shall permit the articles or certificate of incorporation, bylaws or other charter or organizational documents of such Credit Party to be amended or modified in any way which could reasonably be expected to adversely affect the interests of Agent, LC Issuer or Lenders (including the ability of Credit Parties to pay the Obligations when due hereunder and otherwise to perform their obligations hereunder and under the other Loan Documents).

10.33       Anti-Terrorism Laws.  No Credit Party shall, and Parent Guarantor shall not permit any of its other Subsidiaries to, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.  Borrower shall deliver to Agent, LC Issuer and the Lenders any certification or other evidence requested from time to time by Agent, LC Issuer or the Lenders in their sole discretion confirming compliance with this Section 10.33.

10.34       Further Assurances.  Parent Guarantor and Borrower will execute and deliver or cause to be executed and delivered any and all further documents and instruments and to take any and all further actions as may be determined by Agent to be necessary or appropriate to the transactions contemplated herein or in the other Loan Documents.

11.           EVENTS OF DEFAULT

11.1         Events of Default.

(i)                Each of the following events, whether or not caused by or within the control of Parent Guarantor or Borrower, will constitute an “Event of Default” under this Agreement:

(a)           (1) Borrower fails to make any payment of principal of, or interest on, the Obligations when due and payable, or (2) Borrower or any other Credit Party fails to pay any of the other Obligations hereunder or under any other Loan Document within 3 Business Days following Agent’s demand therefore or the date such Obligations otherwise become due and payable hereunder or under the applicable Loan Document, including any amounts required to be paid under Section 3.1.2;

(b)           (1) Borrower does not observe, perform, or comply with any of the Financial Covenants, (2) any of the Loan Documents cease, for any reason, to be in full force and effect, or Parent Guarantor, Borrower or any other Person that is a party to any of the Loan Documents so asserts in writing, or (3) any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Loan Collateral purported to be covered thereby other than as a result of Agent’s failure to file continuation statements or maintain possession of any Loan Collateral under its control;

(c)           Parent Guarantor, Borrower or any other Credit Party does not observe, perform, or comply with any term or provision of this Agreement or of any of the other Loan Documents to which it is a party (exclusive of those defaults covered by the other clauses of this Section 11.1(i) and Section 11.1(iii));

(d)           Any representation, warranty or statement made by or on behalf of Parent Guarantor, Borrower or any other Credit Party (1) in this Agreement, in connection with this Agreement or in any of the other Loan Documents to which it is a party was false in any material respect, in the good faith judgment of Agent or Required Lenders, when made or furnished or when treated as being made or furnished or (2) to induce Lenders to make any Loan or LC Issuer to issue any Letter of Credit was false in any material respect, in the good faith judgment of Agent or Required Lenders, when made or furnished or when treated as being made or furnished;

(e)           Borrower: (1) is, as of any date, not Solvent, (2) becomes generally unable to pay its debts as they become due, (3) makes a general assignment for the benefit of creditors, or (4) calls a meeting of creditors for the composition of debts; or the Board of Directors of Borrower (or any committee thereof) adopts a resolution authorizing or has otherwise authorized the actions described in subitems (3) or (4) of this clause (e);

(f)            (1) There is filed by Borrower any case, petition, proceeding or other action (“Bankruptcy Case”) under any existing or future bankruptcy, insolvency, reorganization, liquidation or arrangement or readjustment of debt law or any similar existing or future law of any applicable jurisdiction (“Insolvency Law”), (2) an involuntary Bankruptcy Case (“Involuntary Proceeding”) is commenced against Borrower under any Insolvency Law and the Involuntary Proceeding is not controverted within 10 days, or is not dismissed within 60 days, after the commencement of the Bankruptcy Case, (3) a custodian, receiver, trustee, sequestrator, or agent is appointed or authorized to take charge of any of Borrower’s properties or (4) Westaff UK takes any corporate action or other steps are taken or legal proceedings are started for any suspension of payments or a moratorium of Indebtedness or for its winding up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, manager, custodian, examiner, trustee or similar officer of it or of any or all of its revenues and assets, provided that this Section 11.1(i)(f) shall not apply to (i) any proceedings, measures or order relating to a solvent reconstruction, amalgamation, reorganisation or merger of Westaff UK, previously approved by Agent in writing; or (ii) any petition presented against Westaff UK which Westaff UK demonstrates to the satisfaction of Agent (acting reasonably), by providing an opinion of a leading firm of London solicitors (or the London office of a leading law firm in the United States of America) or otherwise, is frivolous, vexatious or an abuse of the court process or which relates to a claim to which Westaff UK has a good defence and which is being vigorously defended in good faith by Westaff UK and is discharged, withdrawn or discontinued within 21 days of its presentation (or such longer period as Agent may allow) (acting reasonably);

(g)           (1) Required Lenders, in the exercise of their judgment exercised in good faith, determine that there has occurred any material and adverse change in the business operations or condition, financial or otherwise, of any Credit Party or of Parent Guarantor and its Subsidiaries (taken as a whole) or its or their ability to perform any of its or their payment or other material obligations under this Agreement or any of the other Loan Documents to which it is a party or (2) Required Lenders, in their judgment exercised in good faith, determine that there has occurred any material and adverse change in the aggregate value of, or Agent’s, LC Issuer’s or the Lenders’ rights or interests in, the Loan Collateral with the result that Agent’s, LC Issuer’s or the Lenders’ security for the Obligations is materially diminished;

(h)           [Reserved];

(i)            [Reserved];

(j)            (1) A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of Indebtedness (other than the Obligations) of any Credit Party in excess of $2,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $2,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, other than if such default or acceleration is waived or rescinded by the holder thereof or (2) there occurs a material breach by any Credit Party under any Applicable Agreement (other than the ones described in clause (1) of this Section 11.1(j), the result of which breach is to permit or cause the suspension or termination of the other parties’ performance thereunder, the delivery of a notice of acceleration, or the termination of such Applicable Agreement, unless such suspension or termination is waived or rescinded;

(k)           A contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA that could reasonably be expected to cause or have a Material Adverse Effect;

(l)            There is instituted against any Credit Party any criminal proceeding for which forfeiture of any material portion of its assets is a penalty, or any Credit Party is enjoined, restrained or in any way prevented by order of any Governmental Authority from conducting any material part of its business affairs and such order is not stayed, to the reasonable satisfaction of Agent, or dissolved within 20 days from the effective date of such order;

(m)          Any Credit Party shall voluntarily dissolve or cease to exist, other than as permitted under Section 10.16, or any final and nonappealable order or Judgment shall be entered against Borrower decreeing its involuntary dissolution;

(n)           There occurs a Change of Control;

(o)           [Reserved];

(p)           Any Credit Party discovers, identifies, is given notice by any Person, or otherwise has knowledge of (1) the existence of any Environmental Liability or (2) any one or more Releases of Hazardous Substances on, about or affecting a Credit Party Facility or any Credit Party’s business operations which, by itself or in the aggregate, will or could reasonably be estimated to subject such Credit Party individually or Credit Parties (taken as a whole) to indebtedness, liability, or obligations in excess of $500,000 during the term of this Agreement; or

(q)           (1)  There is filed by any Affiliate Guarantor any Bankruptcy Case under any Insolvency Law; (2) an Involuntary Proceeding is commenced against any Affiliate Guarantor under any Insolvency Law and the Involuntary Proceeding is not controverted within 20 days, or is not dismissed within 60 days, after the commencement of the Involuntary Proceeding; (3) a custodian, receiver, trustee, sequestrator, or agent is appointed or authorized to take charge of any of any Affiliate Guarantor’s properties; (4) any Affiliate Guarantor dissolves, ceases to exist, or is wound up, other than as permitted under Section 10.16; or (5) any Affiliate Guarantor denies its obligation to guarantee the Guaranteed Obligations (as defined in the applicable Affiliate Guaranty Agreement) or to grant security interest in its property under any Security Document to which such Affiliate Guarantor is a party or attempts to limit or terminate its obligation to guarantee the Guaranteed Obligations.

(r)            Any judgment, order for the payment of money or award (“Judgment”) is rendered against a Credit Party:  (i) (a) in excess of $750,000 (or any number of Judgments in excess of $1,000,000 in the aggregate in respect of all Credit Parties (taken as a whole)) of any available insurance coverage in effect to satisfy such Judgment for which the insurer has accepted tender of the coverage or otherwise agreed to undertake the defense or (b) which would reasonably be expected to have a Material Adverse Effect (regardless of monetary amount or insurance coverage), and (ii) which (1) has not been vacated, discharged or satisfied within 30 days of the due date of the initial payment; or (2) if appealable by such Credit Party, such Credit Party: (A) has not appealed such Judgment within the time allotted for such appeal under applicable law, (B) has ceased prosecuting such appeal diligently and in good faith, or (C) has not bonded or obtained a stay of such Judgment pending such appeal.

(ii)           Each Event of Default will be deemed continuing until it is waived in writing by, or cured to the written satisfaction of, Required Lenders in accordance with Section 14.1.

(iii)          Borrower shall, within 3 Business Days after its knowledge thereof, give notice to Agent of the occurrence of any Default or Event of Default.

11.2         Cure Periods.

(i)                Subject to Section 11.2(ii),

(a)           an event or condition of the type described in clause (c) of Section 11.1(i) (exclusive of a default arising under Sections 8.2, 8.3, 8.4, 10.14, 10.15, or 10.28 for which no cure period will be allowed) will be considered an Event of Default for purposes of Section 12.1 of this Agreement only if the applicable Credit Party fails to cure the default within 15 days after the earlier of (1) the date on which such Credit Party has knowledge of the existence of such event or condition or (2) the date on which Agent notifies Borrower of the existence of such event or condition; provided, if such Event of Default is susceptible of cure and the applicable Credit Party is diligently pursuing such cure, an Event of Default shall not exist hereunder if such Event of Default is cured within 30 days of such notice; provided further, however, if a period of cure is provided for in any of the other Loan Documents with respect to a default under such other Loan Documents, the period of cure set forth in this Section 11.2(i)(a) will not be applicable to such default; and

(b)           an event or condition of the type described in clause (g) of Section 11.1(i) will be considered an Event of Default for purposes of Section 12.1 of this Agreement only if (1) Agent shall have first given written notice thereof to Borrower, and (2) either (A) Borrower shall fail, within 15 days after the delivery of such notice from Agent, to deliver a business plan to Agent which, to Required Lenders’ sole satisfaction, shall provide an acceptable means to cure such default or (B) Parent Guarantor and Borrower fails to cure such default to Required Lenders’ sole satisfaction within 15 days after Agent gives Borrower written approval of such business plan.  Nothing in this clause (b) of Section 11.2(i), however, obligates Required Lenders under any circumstances to (w) support any business plan proposed by Borrower, (x) consider any more than the original business plan proposed by Borrower, or (y) consider any business plan proposed by Borrower if any other Event of Default has occurred or then exists.

(i)                Section 11.2(i) will not be applicable with regard to (1) any default which by its nature is not susceptible of cure, or (2) any default, as a result of which, Required Lenders believe, in the exercise of their judgment in good faith, that there exists an immediate and material risk, threat, or danger to Agent, LC Issuer’s or the Lenders’ interests in a material portion the Loan Collateral or the collectibility of the Obligations.

12.           LENDERS’ RIGHTS AND REMEDIES

12.1         Acceleration.  Upon the occurrence of any Event of Default, in addition to all other rights and remedies provided in the Loan Documents or available at law or in equity, Agent, without further notice or demand but subject to Section 11.2, (i) may, and will (if requested by Required Lenders), (a) declare the Loans and all other Obligations to be immediately due and payable, whereupon the Loans and all other Obligations shall be immediately due and payable, and (b) terminate the obligation and power of LC Issuer to issue Letters of Credit and terminate all or any portion of the Revolving Credit Commitments, and thereupon such obligations, powers and Revolving Credit Commitments shall terminate immediately (except that with respect to any Event of Default under Section 11.1(i)(e) or (f) (exclusive of an Involuntary Proceeding), such acceleration of the Loans and other Obligations, termination of the obligation and power of LC Issuer to issue Letters of Credit and termination of the Revolving Credit Commitments shall be automatic), (ii) may terminate this Agreement, and (iii) will have all rights to realize upon, and exercise Agent’s, LC Issuer’s and the Lenders’ rights with respect to, the Loan Collateral pursuant to this Agreement and the other Loan Documents, and as otherwise provided by applicable law.

12.2         Fees and Expenses.  Borrower shall pay to Agent, on demand (and in no event later than the immediately succeeding Business Day) and as part of the Obligations, all reasonable costs and expenses, including court costs, Attorneys’ Fees and costs of sale, incurred by Agent, LC Issuer or the Lenders in exercising any of their default rights or remedies under the Loan Documents.

12.3         Actions in Respect of Letters of Credit.  If any Event of Default shall have occurred and be continuing, Agent may, whether in addition to taking any of the actions described in Section 12.1 or otherwise, make demand upon Borrower to, and forthwith upon such demand Borrower will, pay to Agent in same day funds at Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, an amount equal to the Letter of Credit Exposure from time to time in existence.  On each drawing under a Letter of Credit, Agent shall seek reimbursement from any amounts then on deposit in the Letter of Credit Collateral Account; however, if (i) no amounts are then on deposit in the Letter of Credit Collateral Account, (ii) the amount then on deposit in the Letter of Credit Collateral Account is insufficient to pay the amount of such drawing, or (iii) Agent is legally prevented or restrained from immediately applying amounts on deposit in the Letter of Credit Collateral Account, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under this Section 12.3 shall automatically be converted into a Revolving Loan made on the date of such drawing for all purposes of this Agreement.  To the extent that Agent applies amounts on deposit in the Letter of Credit Collateral Account as provided in this Section 12.3, and, thereafter, such application (or any portion thereof) is rescinded or any amount so applied must otherwise be returned by Agent upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, then the amount so rescinded or returned shall automatically be converted into a Revolving Loan made on the date of such drawing for all purposes of this Agreement.  Upon Payment in Full of the Obligations, all funds in the Letter of Credit Collateral Account, including any interest accrued thereon, shall be returned to Borrower.

13.           AGENT

13.1         Appointment.  Each Lender and LC Issuer hereby irrevocably designates and appoints U.S. Bank as the contractual representative of each Lender and LC Issuer under this Agreement and the other Loan Documents (in such capacity, the “Agent”).  Each Lender and LC Issuer irrevocably authorizes U.S. Bank, as agent for each Lender and LC Issuer, to take any and all actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise any and all powers and perform any and all duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents together with any and all other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities may be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Each Lender and LC Issuer authorizes and directs Agent, on behalf the Lenders and LC Issuer, to enter into each of the Loan Documents.

13.2         Delegation of Duties.  Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, contractors, or attorneys-in-fact and will be entitled to advice of counsel concerning all matters pertaining to those duties.  Agent will not be responsible for the negligence or misconduct of any agents, contractors, or attorneys-in-fact selected by it in good faith.

13.3         Exculpatory Provisions.  Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates may be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent of any direct damages suffered from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or LC Issuer (a) for any recitals, statements, representations or warranties made by Parent Guarantor, Borrower or any other Credit Party or any officer of Parent Guarantor, Borrower or any other Credit Party contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document or electronic transmission referred to, or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, (b) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, (c) the value of the Loan Collateral, the perfection or priority of any interest of Agent, LC Issuer or the Lenders in the Loan Collateral purported to be created or perfected by the Loan Documents, or with respect to rights and interests pertaining to the Loan Documents, (d) for any failure of any Credit Party to perform its obligations under this Agreement or any other Loan Document to which it is a party, (e) for any loss or depreciation of, lack of insurance on, or failure to realize on, any Loan Collateral or for the failure or delay in collecting or receiving payment of any sums from Borrower or any other Credit Party, or for any mistake, omission, or error of judgment in passing upon or accepting any Loan Collateral, or in the making of any examination, or for granting extensions or indulgences to Borrower or any other Credit Party permitted to be made hereunder, (f) for any apportionment or distributions of payments made by it pursuant to Section 4 hereof, absent gross negligence or willful misconduct or, (g) with respect to the income or withholding Tax status with respect to any interest on, or fees in respect of, the Loans.  Agent will not be under any obligation to any Lender or LC Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Parent Guarantor, Borrower and the other Credit Parties.

13.4         Reliance by Agent.  Agent will be entitled to rely, and will be fully protected in relying, on any agreement, instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex, teletype, or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and on advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by Agent.  Agent may deem and treat each Lender as the owner of its Loans for all purposes unless an assignment thereof has been made in accordance with the terms of this Agreement.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but Agent shall, subject to the terms of this Agreement, be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of the Lenders if so required hereunder, and such instructions shall be binding upon all Lenders and all future holders of the Obligations; provided, that Agent will be fully justified as between itself and the Lenders and LC Issuer in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent has first received such advice or concurrence of Required Lenders as Agent deems appropriate or Agent has been first indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

13.5         Notice of Default.  Agent will be deemed not to have knowledge or notice of the occurrence of any Event of Default unless Agent has received notice from a Lender or Borrower referring to this Agreement, describing the Event of Default and stating that the notice is a “notice of default”.  If Agent receives such a notice, Agent will give prompt notice thereof to the Lenders.  Subject to the terms of this Agreement, Agent will take such action reasonably promptly with respect to such Event of Default as is reasonably directed by Required Lenders; however, unless and until Agent has received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it believes advisable in the best interests of the Lenders.  Notwithstanding anything to the contrary in this Section 13, at no time will Agent be required under any circumstance to take any action that, in its sole and absolute judgment, (i) is contrary to the terms of the Loan Documents or applicable law or (ii) would expose Agent to liability.

13.6         Non-Reliance on Agent and Other Lenders.  Each Lender and LC Issuer expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to any Lender or LC Issuer and that no act by Agent in the future taken, including any review of the affairs of Borrower, will be deemed to constitute any representation or warranty by Agent to any Lender or LC Issuer.  Each Lender and LC Issuer represents to Agent that such Lender and LC Issuer has, independently and without reliance on Agent or any other Lender, and based on such documents and information as such Lender or LC Issuer has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and the other Credit Parties and made its own decision to make its Credit Extensions under this Agreement and enter into this Agreement.  Each Lender and LC Issuer also represents that it will, independently and without reliance on Agent or any other Lender, and based on such documents and information as each Lender or LC Issuer deems appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Credit Parties.

13.7         Indemnification.  Each Lender shall indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower and the other Credit Parties to do so), ratably according to their Total Exposure Percentage in effect on the date on which indemnification is sought under this Section 13.7 (or, if indemnification is sought after the date on which the Revolving Credit Commitments have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Exposure Percentage immediately before that date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Obligations) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to in this Agreement or in any of the other Loan Documents or the transactions contemplated by this Agreement or by any of the other Loan Documents or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct so long as such Lender had no part in such action or omission by Agent and did not receive any benefit from such action or omission by Agent.  The agreements in this Section 13.7 will survive the payment of the Obligations.

13.8         Agent in Its Individual Capacity.  Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties and their Affiliates as though Agent were not an agent under this Agreement and under the other Loan Documents.  With respect to its Loans made or renewed by it, Agent will have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not Agent, and the terms “Lender” and “Lenders” will include Agent in its individual capacity.

13.9         Resignation of Agent.  Agent may resign as Agent on 30 days advance notice to Borrower, the Lenders and LC Issuer.  If Agent resigns as Agent under this Agreement and the other Loan Documents, then Required Lenders will, within 30 days after notice of Agent’s resignation, appoint from among the Lenders a successor agent for the Lenders, which, unless an Event of Default has occurred and is continuing, successor agent must be approved by Borrower (which approval shall not be unreasonably withheld, delayed or conditioned), whereupon (i) such successor agent will succeed to the rights, powers and duties of Agent, (ii) the term “Agent” will mean such successor agent effective on such appointment and approval, and (iii) the former Agent’s rights, powers and duties as Agent will be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Obligations; however, if a successor agent has not so been appointed within that 30 day period, the retiring Agent will have the right to appoint a successor agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $500,000,000 who will serve as “Agent” until the time, if ever, as Required Lenders appoint a successor Agent as provided in this Section 13.9.  After any retiring Agent’s resignation as Agent, (a) the provisions of this Section 13 will inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents and (b) the retiring Agent will be relieved of all further duties and obligations as Agent.

13.10       Loan Collateral Matters.

13.10.1          Perfection/Enforcement Actions.  Agent will hold the Loan Collateral under the Security Documents as agent for the benefit of Agent, LC Issuer and Lenders, subject to the terms of this Agreement and the Security Documents.  Agent is hereby authorized on behalf of all of the Lenders and LC Issuer, without the necessity of any notice to or further consent from any Lender or the LC Issuer, from time to time, to take any action with respect to any Loan Collateral which may be necessary or desirable to perfect and maintain perfected the security interest in and Liens on the Loan Collateral granted pursuant to the Loan Documents.  Payment and performance of the Obligations under this Agreement and the other Loan Documents may be enforced only by the action of Agent, and no Lender or LC Issuer will have any right individually to seek to enforce or to enforce payment or performance of the Obligations or any of those agreements, it being understood and agreed that such rights and remedies may be exercised only by Agent, for the benefit of Agent, LC Issuer and the Lenders, upon the terms of those agreements and this Agreement.

13.10.2          Release of Loan Collateral.  The Lenders and LC Issuer hereby authorize Agent, at its option and in its discretion, to release any Agent’s Liens on any Loan Collateral (i) upon Payment in Full of all Obligations at any time arising under or in respect of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property in which Borrower or any other Credit Party did not own an interest at the time the Lien was granted to Agent, (iii) to the extent required in connection with the sale or disposition of any Loan Collateral by any Credit Party, as permitted hereunder (including under Section 10.24 hereof) or under any of the other Loan Documents, or in connection with any merger permitted under Section 10.16 hereof, or to effect any sale or other disposition of any Loan Collateral in connection with any exercise of remedies of Agent and Lenders pursuant to the Loan Documents, (iv) owned by or leased to any Credit Party which is subject to a purchase money security interest or which is the subject of a Capital Lease, in either case, entered into pursuant to Section 10.10(a) or (v) constituting property leased to any Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended.  On request by Agent at any time, the Lenders and LC Issuer will confirm in writing Agent’s authority to release particular types or items of Loan Collateral pursuant to this Section 13.10.  In the event of any sale or transfer of Loan Collateral, or any foreclosure with respect to any of the Loan Collateral, Agent is authorized to deduct all of the expenses incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

13.10.3          Automatic Release of Loan Collateral.  The Lenders and LC Issuer hereby agree that Agent’s Liens in any property sold or disposed of in accordance with the provisions of Section 10.24 will, if no Event of Default then exists, be automatically released.

13.10.4          Execution of Release Documents.  To the extent, pursuant to the provisions of Sections 13.10.2 and 13.10.3, Agent’s execution of a release is required to release Agent’s Liens on any sale and transfer of Loan Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by Required Lenders or by all of the Lenders, as applicable, and on at least 5 Business Days prior written request by Borrower, Agent will (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of Agent’s Liens in the Loan Documents on the Loan Collateral that was sold or transferred; provided that (i) Agent will not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release will not in any manner discharge, affect or impair the Obligations or any Liens on (or obligations of Borrower in respect of) all interests retained by Borrower, including the proceeds of the sale, all of which will continue to constitute part of the Loan Collateral (unless and until the Obligations are Paid in Full).

13.10.5          Agency for Perfection by Possession.  Each Lender and LC Issuer hereby appoints each other Lender and LC Issuer as agent for the purpose of perfecting Agent’s Liens on property which, in accordance with the UCC or other applicable law, can be perfected only by possession or control.  Should any Lender or LC Issuer (other than Agent but inclusive of any Lender’s Participant) obtain possession of any collateral or security for the Obligations, that Lender or LC Issuer will notify Agent and, promptly on Agent’s request, that Lender or LC Issuer will deliver the collateral to Agent or in accordance with Agent’s instructions.

13.10.6          Agent Expenditures.

(i)                Subject to the limitations set forth in this Section 13.10.6, Agent is hereby authorized by Borrower and the Lenders, from time to time in Agent’s discretion, (a) during the existence of an Event of Default or (b) at any time that any of the other applicable conditions precedent set forth in Section 5.2 have not been satisfied, to make advances to Borrower on behalf of the Lenders which Agent, in its judgment, deems necessary or desirable (1) to preserve or protect the Loan Collateral, or any portion thereof, (2) to collect any of the Obligations, (3) to sell, liquidate, dispose of, or otherwise realize on, any of the Loan Collateral, (4) to preserve, interpret, enforce, or defend any rights or remedies of Agent, the Lenders or LC Issuer or any of them, conferred by the Loan Documents, (5) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (6) to pay any other amount chargeable to Borrower or any other Credit Party pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 15.6 (any of the advances described in this Section 13.10.6 being hereinafter referred to as “Agent Advances”); provided that Required Lenders may at any time revoke Agent’s authorization contained in this Section 13.10.6 to make the Agent Advances, any such revocation to be in writing and to become effective prospectively upon Agent’s receipt thereof; and, provided, further, that Agent shall not make Agent Advances for purposes described in clauses (2) through (5) above which would, if such Agent Advances were treated as Revolving Loans for purposes of the definition of “Revolving Credit Availability” cause the Revolving Credit Availability to be a negative number greater than $1,000,000.  Agent shall promptly notify each Lender in writing of each such Agent Advance.  Each Agent Advance will be evidenced solely by entries upon Agent’s books and records.

(ii)               Each Agent Advance shall be secured by the Loan Collateral and shall constitute a Loan and an Obligation bearing interest at the Default Rate specified in Section 3.2.3 for an Obligation which would have borne interest under Section 3.2.1(ii) at the Applicable Prime Rate Margin plus the Prime Rate.  No part of any Agent Advance may, on the repayment thereof, be redrawn or reborrowed by Borrower.

(iii)              By the making of an Agent Advance and without any further action on the part of Agent or the Lenders, Agent hereby grants to each Lender, and each Lender hereby acquires from Agent, a participation in such Agent Advance equal to such Lender’s Agent Advance Exposure Percentage of such Agent Advance.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Agent, such Lender’s Agent Advance Exposure Percentage of each Agent Advance, or of any payment on an Agent Advance required to be refunded to Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 13.10.6 (iii) in respect of Agent Advances is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default, the failure of any condition in Section 5 to be satisfied, or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Following receipt by Agent of any payment by Borrower in respect of any Agent Advance, Agent shall apply such payments to such Agent Advance and, to the extent that the Lenders have made payments pursuant to this Section 13.10.6(iii) to Agent, then to Agent and such Lenders, as their interest may appear.  The purchase of participations in any Agent Advance pursuant to this Section 13.10.6(iii) shall not relieve Borrower of any default in the payment thereof.

13.11       Overadvances.  Notwithstanding anything to the contrary in this Agreement, Borrower and the Lenders agree that Agent in its sole discretion may, but shall not be obligated to, elect on behalf of the Lenders, on one or more occasions, to exceed the limits of the Borrowing Base and thereby increase the Revolving Credit Availability by such amount from time to time (each Revolving Loan resulting therefrom, an “Overadvance”); provided that (i) no Overadvance shall be for a period longer than 15 Business Days and (ii) all such Overadvances outstanding as of any date shall not exceed an amount equal to $2,000,000 in the aggregate (Overadvances meeting those conditions, being “Permitted Overadvances”).  All Overadvances shall constitute Revolving Loans for all purposes of this Agreement.  The making of any Overadvance shall not constitute a waiver by Agent, LC Issuer or the Lenders of their right to refuse the making of any further Credit Extensions at any time any Overadvance exists.

13.12       No Third Party Beneficiary.  The provisions of Sections 13.1 through 13.8, 13.10.1, 13.10.5, 13.13 and 13.14,  are solely for the benefit of Agent, LC Issuer and the Lenders, and neither Borrower nor any other Credit Party will have any rights as a third party beneficiary of any of such provisions.  In performing its functions and duties as Agent under this Agreement and the other Loan Documents, Agent acts solely as Agent of LC Issuer and the Lenders and does not assume and will not be deemed to have assumed any obligation toward, or relationship of agency or trust with or for, Borrower, any other Credit Party or any other Affiliate of Borrower.

13.13       No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. Section 103.121 (as hereafter amended, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower any other Credit Party or any of their respective Affiliates or agents, this Agreement or the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

13.14       USA Patriot Act.  Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign Lender that maintains a physical presence in the United States or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign Lender) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date and (2) as such other times as are required under the USA Patriot Act.

14.           AMENDMENTS; WAIVERS; ASSIGNMENTS; PARTICIPATIONS

14.1         Amendments and Waivers.

14.1.1            Amendments Permitted by Consent of Required Lenders.  Neither this Agreement, any other Loan Document, nor any terms of this Agreement or any other Loan Document may be amended, supplemented or modified except in writing and in accordance with the provisions of this Section 14.1.  Required Lenders may, or, with the written consent of Required Lenders, Agent may, from time to time, (i) enter into with Borrower or one or more other Credit Parties, as the case may be, written amendments, supplements or modifications to this Agreement and the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of Borrower and/or other Credit Parties, as the case may be, under this Agreement or under any of the other Loan Documents or (ii) waive at Borrower’s request, on the terms and conditions as Required Lenders or Agent, as the case may be, may specify in the applicable instrument, any of the requirements of this Agreement or the other Loan Documents or any Event of Default and its consequences.  Notwithstanding anything to the contrary contained in this Section 14.1.1, for purposes of this Section 14.1, a waiver, amendment, supplement, or modification of an Rate Hedging Agreement, if between any Credit Party and any Lender or any Affiliate thereof, will only be done with the consent of such Credit Party and the Lender (or Affiliate thereof) party thereto notwithstanding that such Rate Hedging Agreement is a Loan Document.

14.1.2            Amendments Permitted by Consent of Affected Lenders.  No proposed waiver and no amendment, supplement or modification of this Agreement or any of the other Loan Documents pursuant to Section 14.1.1 may be agreed to if the waiver, amendment, supplement, or modification would:

(i)                (a) (1) reduce the amount of, or extend the time for payment of, any payment of principal or interest due under this Agreement (exclusive of (A) any decrease in interest resulting from the cancellation of the Default Rate and (B) any change or amendment of the Fixed Charge Coverage Ratio or any term therein, or any change or amendment in any of the matters set forth on Exhibit F (including any defined term therein) solely for the purpose of calculating compliance with Section 10.28 as opposed to calculating the Fixed Charge Coverage Ratio for purposes of determining the appropriate pricing level pursuant to Section 3.2.2), (2) reduce the stated rate of any interest or fee (except as provided in Section 14.1.2(viii)) payable under this Agreement or any other Loan Document, or (3) extend the Stated Maturity Date, in each case without the written consent of all Lenders, or (b) increase the Revolving Credit Commitments of any Lender over the amount of the applicable Revolving Credit Commitment of such Lender then in effect exclusive of any increase which may result from a Permitted Overadvance or Agent Advance (it being understood that a waiver of an Event of Default will not constitute a change in the terms of any Revolving Credit Commitment of any Lender), without the consent of such Lender;

(ii)               increase any Advance Rate above that amount expressly stated to be the maximum thereof in the definition of “Advance Rate” (exclusive of any increase which, in any instance, may result from a Permitted Overadvance), in each case without the written consent of all Lenders;

(iii)              amend, modify or waive any provision of this Section 14.1.2 or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders;

(iv)             release any Loan Collateral from the Liens created by the Loan Documents except as expressly permitted by Section 13.10 without the consent of all Lenders;

(v)              amend, modify or waive any provision of Section 13 or of any other provision relating to the rights or obligations of the then Agent without the written consent of the then Agent;

(vi)             amend, modify or waive any provision of Section 4.3.1 without the written consent of all of the Lenders;

(vii)            amend, modify or waive any provision relating to LC Issuer without the consent of LC Issuer;

(viii)           reduce the amount of, or extend the time for payment of the Unused Commitment Fee or the LOC Fee or reduce the stated rate of the Unused Commitment Fee or the LOC Fee payable under this Agreement, without the consent of all Lenders;

(ix)              permit Borrower or any other Credit Party to assign, transfer or dispose of any of its rights or obligations under any Loan Document without the written consent of all Lenders, other than in connection with a transaction permitted under Section 10.16 hereof; or

(x)               release any guarantor of any obligations except as expressly permitted herein or in the other Loan Documents, without the written consent of all Lenders.

In each case above, the required consent of all or any of the Lenders shall be exclusive of a Defaulting Lender.  Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (I) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of 1978, as amended, 11 U.S.C. § 101 et seq., as amended, supersedes the unanimous consent provisions set forth herein and (II) Required Lenders may consent to allow Borrower or any other Credit Party to use cash collateral in the context of a Bankruptcy Case.

14.1.3            Consent Matters.

(i)                If (a) Agent requests a Lender’s written consent to any proposed waiver (including any waiver of any Event of Default), amendment, supplement or modification of this Agreement or any of the other Loan Documents pursuant to Sections 14.1.1 or 14.1.2 or for any other matter relating to the Obligations or any of the Loan Documents and (b) the Lender does not notify Agent of such Lender’s refusal to grant the consent requested by Agent within 10 Business Days after receipt of Agent’s request for such Lender’s consent, then such Lender’s consent will be treated as having been granted unless such amendment, supplement or modification would require the consent of all of the Lenders, and Agent and the other Lenders will thereafter be permitted to take the actions described in the request for consent as though such Lender had affirmatively consented to the requested actions.

(ii)               If (a) Agent requests a Lender’s written consent to any proposed waiver (including any waiver of any Event of Default), amendment, supplement or modification of this Agreement or any of the other Loan Documents pursuant to Sections 14.1.1 or 14.1.2 or for any other matter relating to the Obligations or any of the Loan Documents and (b) the Lender refuses to give its consent (a “Hold-Out Lender”), Agent, at its option, may, at any time within 45 days after such Lender notifies Agent of such Lender’s refusal to grant the requested consent, acquire on notice to the applicable Lender (a “Buy-Out Notice”) all, but not less than all, of that Lender’s Loans, other Credit Exposure and Revolving Credit Commitments by paying to such Lender an amount equal to the unpaid principal balance of the Loans held by such Lender plus all accrued interest and fees then due to the Lender as set forth in this Agreement.  From and after the date on which Agent delivers a Buy-Out Notice to such Lender, Agent and all other Lenders may amend, modify, and supplement the Loan Documents or waive any of the provisions of the Loan Documents (including any Event of Default), or all of the foregoing, as though the non-consenting Lender had, in fact, affirmatively consented to the requested actions.

14.1.4            Binding Effect.  Any waiver and any amendment, supplement or modification pursuant to this Section 14.1 will apply to each of the Lenders and shall be binding on Borrower, Agent, LC Issuer and Lenders and all future holders of the Obligations.

14.1.5            No Waiver.  Failure by Agent, LC Issuer or any Lender to exercise any right, remedy or option under this Agreement or in any Loan Document or delay by Agent, LC Issuer or any Lender in exercising the same shall not operate as a waiver by Agent, LC Issuer or any Lender of its right to exercise any such right, remedy or option.

14.2         Assignment.

14.2.1            Borrower Assignments.  Borrower may not assign, transfer or otherwise dispose of any of its rights or obligations hereunder or under any other Loan Document, by operation of law or otherwise without the consent of Agent, LC Issuer and each Lender, and any such assignment, transfer or other disposition without the consent of Agent, LC Issuer and each Lender shall be void.

14.2.2            Lender Assignments.

(i)                Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and Credit Exposure) in accordance with the provisions of this Section 14.2.2.  Each assignment by a Lender of Loans or Revolving Credit Commitments shall be made only if, after giving effect thereto, such Lender continues to hold an equal ratable percentage of each Class of all Loans and Revolving Credit Commitments under this Agreement.  Borrower will not have any obligation to reimburse any Lender for any costs, fees or expenses incurred by a Lender (exclusive of any expenses of Agent in its capacity as Agent) in connection with the assignment by that Lender of any portion of its Revolving Credit Commitment or any Loans owing to it.

(ii)               Each assignment (an “Assignment and Acceptance”) shall be substantially in the form of Exhibit G and shall not be permitted hereunder unless such assignment is either for all of such Lender’s rights and obligations under the Loan Documents or involves Loans, other Credit Exposure and Revolving Credit Commitments in an aggregate amount of at least $5,000,000.  Notice to Agent and consent of Agent and, in the case of an assignment of a Revolving Credit Commitment, LC Issuer and, as long as no Event of Default shall have occurred and be continuing, Borrower (which consent shall not be unreasonably withheld or delayed, provided that Borrower shall not be unreasonable in withholding its consent of such assignment would cause Borrower to pay any additional amounts hereunder, including any withholding tax, or any other cost or expense) shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or a Person controlling or controlled by a Lender and if the Purchaser is a Foreign Lender, such Lender shall deliver all documentation required to be delivered by the Purchaser pursuant to Section 2.15.5, duly completed and executed by the Purchaser.

(iii)              Effect; Effective Date.  Upon (a) delivery to Agent of a notice of assignment (a “Notice of Assignment”), together with any consent required by Section 14.2.2(ii), and (b) payment of a $3,500 fee to Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents to the same extent as if it were an original party hereto, and no further consent or action by Borrower, Agent, LC Issuer or Lenders shall be required to release the transferor Lender with respect to the percentage of the Revolving Credit Commitments and Loans assigned to such Purchaser.  Agent shall circulate a revised Schedule 1 to this Agreement to reflect the Revolving Credit Commitments of the Purchaser.

(iv)             The Register.  Agent shall maintain at its address referred to in Section 15.7 a copy of each assignment delivered to and accepted by it pursuant to this Section 14.2.2 and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment and Credit Exposure of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original

Lender or the assignee of another Lender pursuant to an assignment under this Section 14.2.2.  The entries in the Register shall be rebuttably presumptive evidence of the accuracy thereof, for all purposes, absent manifest error, and Borrower, Agent, LC Issuer and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower, LC Issuer or any Lender at any reasonable time and from time to time upon reasonable prior notice.

14.2.3            Benefit; Binding Effect.  All of the rights, privileges, remedies and options given to LC Issuer and the Lenders under the Loan Documents shall inure to the benefit of LC Issuer and each Lender’s successors and assigns, and all the terms, conditions, covenants, provisions and warranties herein shall inure to the benefit of and bind the permitted successors and assigns of Borrower and LC Issuer and the Lenders, respectively.

14.3         Participations.

14.3.1            Permitted Participations.  Notwithstanding anything to the contrary in Section 14.2, any Lender may at any time, with the written consent of Agent, sell to one or more banks, commercial finance companies or other institutional lenders (a “Participant”) participating interests in its Loans, other Credit Exposure, Revolving Credit Commitments, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Loans, other Credit Exposure, Revolving Credit Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, LC Issuer and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would require the consent of all of the Lenders; and (v) subject to Section 14.3.2, all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, LC Issuer, Agent, Borrower, the Loan Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

14.3.2            Set Off Right.  Borrower agrees that if amounts outstanding under this Agreement are due and unpaid or have been declared or have become due and payable, each Participant, to the extent permitted by applicable law, will be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that any Participant exercising that right will be obligated to share with the

Lenders, as if such participant were a “Lender” under this Agreement, the amount of any such setoff; and provided, further, that if all or any portion of such excess payment or other recovery is thereafter recovered from the Participant by or on behalf of Borrower, the Participant’s obligation to share such excess payment will be rescinded and such payment shall be returned to Participant to the extent of such recovery.  No Participant may exercise any such right of setoff except with the consent of Required Lenders.

14.3.3            Disclosure of Information.  Borrower authorizes each Lender granting a participation to disclose to any Participant any and all financial information in the Lender’s possession concerning Borrower which has been delivered to such Lender by Borrower pursuant to the Loan Documents or in connection with such Lender’s credit evaluation of Borrower or which has been obtained independently by such Lender in its credit evaluation or audit of Borrower.  Each Participant must agree to keep confidential the information received by it from a Lender regarding Borrower (i) in the same manner that it keeps confidential the business and financial information of its other commercial customers and as required by Section 15.17 hereof and (ii) as required by law.

14.4         Law Requirements.  Nothing in the Loan Documents will prohibit any Lender from pledging or assigning its interests in the Loans to any Federal Reserve Bank in accordance with applicable law.

15.           GENERAL

15.1         Severability.  If any term of this Agreement is found invalid under California law or laws of mandatory application by a court of competent jurisdiction, the invalid term will be considered excluded from this Agreement and will not invalidate the remaining terms of this Agreement.

15.2         Governing Law.  THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT LOS ANGELES, CALIFORNIA.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES).

15.3         WAIVER OF JURISDICTION.  AS A SPECIFICALLY BARGAINED INDUCEMENT FOR AGENT, LC ISSUER AND THE LENDERS TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWER, PARENT GUARANTOR (ON BEHALF OF ITSELF AND ALL OTHER CREDIT PARTIES), AGENT, LC ISSUER AND EACH LENDER AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THEIR VALIDITY OR PERFORMANCE, AND WITHOUT LIMITATION ON THE ABILITY OF AGENT, LC ISSUER AND LENDERS, THEIR SUCCESSORS AND ASSIGNS, TO EXERCISE ALL RIGHTS AS TO THE LOAN COLLATERAL AND TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO REPAYMENT AND COLLECTION OF THE OBLIGATIONS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT SAN FRANCISCO, CALIFORNIA.  BORROWER, PARENT GUARANTOR (ON BEHALF OF

ITSELF AND ALL OTHER CREDIT PARTIES), AGENT, LC ISSUER AND EACH LENDER EACH CONSENT TO AND SUBMIT TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED AT SAN FRANCISCO, CALIFORNIA HAVING JURISDICTION OVER THE SUBJECT MATTER, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWER, PARENT GUARANTOR (ON BEHALF OF ITSELF AND ALL OTHER CREDIT PARTIES), AGENT, LC ISSUER, AND LENDERS AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 15.7 OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF CALIFORNIA.  BORROWER, PARENT GUARANTOR (ON BEHALF OF ITSELF AND ALL OTHER CREDIT PARTIES), AGENT, LC ISSUER AND EACH LENDER WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

15.4         Survival.  All of Parent Guarantor’s and Borrower’s covenants, agreements, and representations and warranties contained in this Agreement, the other Loan Documents and in the certificates or other instruments delivered in connection herewith and therewith shall be considered to have been relied upon by the parties hereto and shall survive the execution, delivery and acceptance of this Agreement and the making of any Credit Extensions, regardless of any investigation made by any such party or on its behalf and notwithstanding that Agent, LC Issuer or any Lender may have notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Obligations are fully performed and Paid in Full.

15.5         Application of Payments; Revival of Obligations.  Agent, LC Issuer and the Lenders shall have the continuing right to apply or reverse and reapply any payments to any portion of the Obligations.  To the extent Borrower makes a payment or payments to Agent, LC Issuer or any Lender or Agent, LC Issuer or any Lender receives any payment or proceeds of the Loan Collateral or any other security for Borrower’s benefit, which payment(s) or proceeds or any part thereof are subsequently voided, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payment or proceeds had not been received.

15.6         Fees and Expenses.

(i)                Borrower shall pay or, as applicable, reimburse Agent, LC Issuer, and the Lenders, or any one or more of them, for the following costs, fees, expenses and obligations (“Expenses”):

(a)           Borrower shall pay or, as applicable, reimburse Agent and LC Issuer for all reasonable costs, fees, out-of-pocket expenses and obligations incurred by Agent or LC Issuer, whether an Event of Default then exists, in connection with, arising out of, or related to: (1) the entering into, negotiation, preparation, closing, administration (including amendment, waiver, or other consent with respect to) of this Agreement and the other Loan

Documents, and the credit facilities provided hereby and thereby, or the exercise of any of the rights or remedies of Agent, LC Issuer or the Lenders hereunder and thereunder (including the printing and distribution of materials to the Lenders and all costs associated with bank meetings); (2) any Credit Extensions made by the Lenders hereunder and the issuance of Letters of Credit by LC Issuer; (3) any transaction contemplated by this Agreement or the other Loan Documents; and (4) any inspection, audit, appraisal, or verification of the Loan Collateral or of Borrower or any other Credit Party (Agent currently charges, in addition to any field examination fee that may be provided pursuant to the terms of this Agreement, $850.00 per diem based on an 8 hour day plus out-of-pocket expenses per auditor or field examiner for the services of its auditors and field examiners and a potentially greater amount if the auditor is not an Agent employee); however, unless an Event of Default has occurred or is existing, Agent shall not seek reimbursement from Borrower for more than a total of 2 periodic, repeat audits (i.e., exclusive of any business audit in connection with a Permitted Acquisition or any other acquisition permitted hereunder) per calendar year undertaken by Agent’s auditors or field examiners of Borrower (including of the Loan Collateral); and

(b)           Borrower shall pay or, as applicable, reimburse Agent, LC Issuer, and the Lenders, or any one or more of them, for all reasonable costs, fees, expenses and obligations incurred by Agent, LC Issuer, and the Lenders, or any one or more of them, following the occurrence and during the continuance of an Event of Default, which are in connection with, arise out of, or are related to: (1) enforcing any Obligation or in foreclosing against any of the Loan Collateral or exercising, enforcing or preserving any other right or remedy available by reason of any Event of Default, (2) any refinancing or restructuring of the credit arrangements provided under this Agreement and the other Loan Documents in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (3) commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding related to Borrower or any of the other Credit Parties and related to or arising out of the transactions contemplated hereby or by any of the Loan Documents, (4) taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise), (5) protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Loan Collateral or (6) attempting to enforce or enforcing any Agent’s Liens on any of the Loan Collateral or any other rights under the Loan Documents.

(i)            The Expenses (a) shall include Attorneys’ Fees for one counsel for Agent and one counsel for all of the Lenders (including L/C Issuer), and fees of other professionals, all lien search and title search fees, all filing and recording fees and all travel expenses, (b) are part of the Obligations, payable upon Agent’s demand, and (c) shall be secured by the Loan Collateral.

(ii)           The Obligations described under this Section 15.6 shall survive any termination of this Agreement.

15.7         Notices; Electronic Mail.

15.7.1            Notice.  Any notice required, permitted or contemplated hereunder shall, except as expressly provided in this Agreement or the other Loan Documents, be in writing and addressed to the party to be notified at the address or facsimile number set forth on the applicable signature page of this Agreement or at such other address as each party may designate for itself from time to time by notice hereunder, and shall be deemed validly given (i) 3 days following deposit in the U.S. certified mails (return receipt requested), with proper postage prepaid, or (ii) the next Business Day after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement satisfactory with such carrier, made for the payment thereof, or (iii) upon receipt of notice given by facsimile or personal delivery.

15.7.2            Electronic Mail.  Agent may, in its discretion, elect, from time to time, to receive certain routine information, including reports, otherwise required by the terms of this Agreement or the other Loan Documents (“Reports”) from Parent Guarantor or Borrower via electronic mail transmission (“e-mail”).  Agent will designate from time to time its e-mail address to Borrower (on behalf of itself and the other Credit Parties) (the “Agent E-mail Address”).  All e-mail transmissions of Reports from Parent Guarantor or Borrower shall contain the information as specified in this Agreement, shall be formatted or displayed in a manner and order substantially similar to that shown in this Agreement or otherwise required by Agent and shall conform to the specifications described in this Agreement.  Borrower will be solely responsible for the confidentiality of the contents of e-mail transmissions during transmission to the Agent E-mail Address, and Parent Guarantor and Borrower each acknowledge that none of Agent, LC Issuer or any Lender is responsible for any compromise of data transmitted across public computer networks or telecommunications facilities, including the Internet.  Parent Guarantor and Borrower will be responsible for the accuracy of all information provided to Agent via e-mail transmission to the Agent E-mail Address, and any information so received by Agent will be deemed to have been submitted by and received from Parent Guarantor or Borrower.  In the event of a failure of the transmission of the Reports, it is the responsibility of Parent Guarantor and Borrower to transmit the contents of any pending transmission to Agent using an alternative method which is timely and in accordance with this Agreement.  Parent Guarantor and Borrower agree that, by sending Agent the Reports via e-mail transmission, Parent Guarantor and Borrower are certifying the truthfulness and accuracy of the Reports submitted each and every time Parent Guarantor or Borrower sends Agent the Reports.  Parent Guarantor and Borrower further agree that, on each occasion when Parent Guarantor or Borrower sends Agent e-mail transmissions containing Reports, Parent Guarantor and Borrower each are warranting and representing, jointly and severally, to Agent the truthfulness and accuracy of the representations and warranties relevant to that Report set forth in the relevant Loan Document.  Parent Guarantor and Borrower each consent to and represents that it is Parent Guarantor’s and Borrower’s intent that by Parent Guarantor’s and Borrower’s insertion of Parent Guarantor’s or Borrower’s name in the subject line of the transmitting e-mail, or on the Reports (including the header and/or the certification line), Parent Guarantor and Borrower intend such to constitute a legally binding and enforceable signature of Parent Guarantor or Borrower, as the case may be, and in all aspects the legal equivalent of Parent Guarantor’s or Borrower’s handwritten signature, as the case may be.

15.8         Indemnification.  In consideration of the execution and delivery of this Agreement by Agent, LC Issuer and the Lenders and the making of any Loan and the issuance of any Letter of Credit hereunder, Borrower hereby indemnifies, exonerates and holds Agent, LC Issuer and each of the Lenders and each of their officers, directors, employees, Affiliates, and agents (collectively the “Indemnified Parties” and, individually, as “Indemnified Party”) free and harmless from and against any and all actions, causes of action, suits, demands, investigations, obligations, judgments, losses, costs, liabilities, damages, and expenses (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), including Attorneys’ Fees and disbursements (the “Indemnified Liabilities”), which are incurred by, accrued, asserted, made or brought against, charged to, or recoverable from the Indemnified Parties or any of them as a result of, or arising out of, or relating to, or as a direct or indirect result of:

(i)                any transaction financed or to be financed in whole or in part or directly or indirectly with the proceeds of any Loan or Letter of Credit;

(ii)               the entering into and performance of this Agreement and the other Loan Documents by any of the Indemnified Parties;

(iii)              any breach by Borrower or any other Credit Party of any term, provision, representation, warranty or covenant of this Agreement or the other Loan Documents;

(iv)             any Environmental Law, regardless of whether or not caused by, or within the control of, Borrower or any other Credit Party; or

(v)              any Remittance deposited in the Special Account which is dishonored or returned unpaid for any reason;

except to the extent that the Indemnified Liability is caused by or results from the gross negligence or willful misconduct of the Indemnified Party.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law, except to the extent that such Indemnified Liabilities have arisen by reason of an Indemnified Party’s gross negligence or willful misconduct.  The Obligations described under this Section 15.8 will survive any termination of this Agreement and shall be due and payable on demand.

15.9         Additional Waivers by Borrower.  Borrower waives presentment and protest of any instrument and notice thereof, and, except as expressly provided in the Loan Documents, demand, notice of default and all other notices to which Borrower might otherwise be entitled.  Borrower agrees that it shall assert no claim against Agent, LC Issuer or any Lender on any theory of liability for consequential, special, indirect or punitive damages.

15.10       Equitable Relief.  Parent Guarantor and Borrower each recognize that, in the event Parent Guarantor or Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Agent, LC Issuer and the Lenders; therefore, Parent Guarantor and Borrower agree that Agent, LC Issuer and Lenders, if Agent, LC Issuer and the Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

15.11       Entire Agreement.  This Agreement and the other Loan Documents set forth the entire agreement of the parties with respect to its subject matter and supersede all previous understandings, written or oral, in respect thereof.  Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  Any documents delivered by, or on behalf of, Parent Guarantor or Borrower by fax transmission or other electronic delivery of an image file reflecting the execution hereof: (i) may be relied on by Agent, LC Issuer and the Lenders as if the document were a manually signed original and (ii) will be binding on Parent Guarantor or Borrower, as the case may be, for all purposes of the Loan Documents.

15.12       Headings.  Section headings in this Agreement are included for convenience of reference only and shall not relate to the interpretation or construction of this Agreement.

15.13       Cumulative Remedies.  The remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any remedies provided by law.  Exercise of one or more remedy(ies) by Agent, LC Issuer or Lenders does not require that all or any other remedy(ies) be exercised and does not preclude later exercise of the same remedy.  If there is any conflict, ambiguity, or inconsistency, in Agent’s judgment, between the terms of this Agreement or any of the other Loan Documents, then the applicable terms and provisions, in Agent’s judgment, providing Agent, LC Issuer and the Lenders with greater rights, remedies, powers, privileges, or benefits will control.

15.14       Recourse to Directors or Officers.

15.14.1          The obligations of Agent, LC Issuer and the Lenders under this Agreement are solely the corporate obligations of Agent, LC Issuer and the Lenders.  No recourse shall be had for the payment of any amount owing in respect to this Agreement or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, or director of Agent, LC Issuer and the Lenders.

15.14.2          The obligations of Borrower and the other Credit Parties under this Agreement and the other Loan Documents are solely the corporate obligations of Borrower and the other Credit Parties.  No recourse shall be had for the payment of any amount owing in respect to this Agreement or any other Loan Documents or for the payment of any fee hereunder or thereunder or any other obligation or contract claim arising out of or based upon this Agreement or any other Loan Document against any stockholder, employee, officer or director of Borrower or any other Credit Party.

15.15       WAIVER OF JURY TRIAL; JUDICIAL REFERENCE.

15.15.1          AS A SPECIFICALLY BARGAINED INDUCEMENT FOR AGENT, LC ISSUER AND THE LENDERS TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWER, BORROWER PARENT GUARANTOR (ON BEHALF OF ITSELF AND EACH OF THE OTHER CREDIT PARTIES) AND AGENT, LC ISSUER AND THE LENDERS EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING (COLLECTIVELY, “CLAIMS”) IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE

CONDUCT OF THE RELATIONSHIP BETWEEN OR AMONG AGENT, LC ISSUER, THE LENDERS, BORROWER AND PARENT GUARANTOR (ON BEHALF OF ITSELF AND EACH OF THE OTHER CREDIT PARTIES).

15.15.2          If the waiver of jury trial set forth in Section 15.15.1 is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Los Angeles County, California.  Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding.

15.15.3          In the event Claims are to be resolved by judicial reference, any party may seek from a court identified in Section 15.3, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

15.16       PATRIOT ACT NOTICE.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each party who opens an account.  Agent will ask each party to a financial transaction their name, address and other information that will allow Agent to identify such party.  Agent may also ask to see other documents that substantiate a party’s identity.

15.17       Confidentiality.  Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender who are informed of the confidentiality obligation hereunder; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.17 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender or any of their employees or agents.

15.18       Judgment Currency.  If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 15.18 called the “first currency”) into any other currency (hereinafter in this Section 15.18 called the “second currency”), then the conversion shall be made at the rate of exchange at which in accordance with normal banking procedures Agent could purchase the first currency with such second currency at Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made.  Any payment made to Agent or any other Secured Party pursuant to this Agreement or any other Loan Document in the second currency shall constitute a discharge of the obligations of Borrower and the Credit Parties to pay to Agent and the Secured Parties any amount originally due to Agent and the Secured Parties in the first currency under this Agreement or any other Loan Document only to the extent of the amount of the first currency which Agent and each of the Secured Parties is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with Agent’s and such Secured Party’s normal banking procedures, with the amount of such second currency so received.  If the amount of the first currency falls short of the amount originally due to Agent and the other Secured Parties in the first currency under this Agreement or any other Loan Document, Borrower and each of the Credit Parties hereby agree that it and they will indemnify each of Agent and each of the Secured Parties against and save each of Agent and each of the Secured Parties harmless from any shortfall so arising.  This indemnity shall constitute an obligation of Borrower and the other Credit Parties separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to Agent or any other Secured Party under this Agreement or any other Loan Document or under any such judgment or order.  Any such shortfall shall be deemed to constitute a loss suffered by each of Agent and each such Secured Parties, as the case may be, and Borrower nor any Credit Party shall be entitled to require any proof or evidence of any actual loss.  The covenant contained in this Section 15.18 shall survive the payment in full of all of the other Obligations of Borrower and the other Credit Parties under this Agreement and the other Loan Documents.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BORROWER:

WESTAFF (USA), INC., a California
corporation

By:	/s/ Dawn M. Jaffray
Dawn M. Jaffray
Senior Vice President and Chief Financial Officer

Address for notices:

298 North Widget Lane
Walnut Creek, California 94598
Attention: Chief Financial Officer
Telephone: (925) 951-4011
Facsimile: (925) 934-5489

With copies to:

298 North Widget Lane
Walnut Creek, California 94598
Attention: General Counsel
Telephone: (949) 481-7237
Facsimile: (949) 481-7083

Morrison & Foerster LLP
Attention: Jill Feldman
425 Market Street
San Francisco, CA 94105
Telephone: (415) 268-6474
Facsimile: (415) 276-7298

[SIGNATURE PAGE TO FINANCING AGREEMENT]

PARENT GUARANTOR:

WESTAFF, INC., a Delaware corporation

By:	/s/ Dawn M. Jaffray
Dawn M. Jaffray
Senior Vice President and Chief Financial Officer

Address for notices:

298 North Widget Lane
Walnut Creek, California 94598
Attention: Chief Financial Officer
Telephone: (925) 951-4011
Facsimile: (925) 934-5489

With copies to:

298 North Widget Lane
Walnut Creek, California 94598
Attention: General Counsel
Telephone: (949) 481-7237
Facsimile: (949) 481-7083

Morrison & Foerster LLP
Attention: Jill Feldman
425 Market Street
San Francisco, CA 94105
Telephone: (415) 268-6474
Facsimile: (415) 276-7298

[SIGNATURE PAGE TO FINANCING AGREEMENT]

LENDERS:

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Susan V. Freed
Susan V. Freed
Vice President

Address for notices:

U.S. Bank Business Credit
633 West Fifth Street, 29 Floor
Los Angeles, California 90071
Attention: Susan V. Freed
Telephone: (213) 615-6404
Facsimile: (213) 615-6594

[SIGNATURE PAGE TO FINANCING AGREEMENT]

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as a Lender

By:	/s/ Supremna M. Thurmond
Supremna M. Thurmond
Relationship Manager

Address for notices:

Wells Fargo Business Credit
245 South Los Robles
Suite 700
Pasadena, CA 91101
Attention: Supremna M. Thurmond
Telephone: (626) 685-2621
Facsimile: (626) 844-9063

[SIGNATURE PAGE TO FINANCING AGREEMENT]

AGENT:

U.S. BANK NATIONAL ASSOCIATION,
as Agent

By:	/s/ Susan V. Freed
Susan V. Freed
Vice President

Address for notices:

U.S. Bank Business Credit
633 West Fifth Street, 29 Floor
Los Angeles, California 90071
Attention: Susan V. Freed
Telephone: (213) 615-6404
Facsimile: (213) 615-6594

LC ISSUER:

U.S. BANK NATIONAL ASSOCIATION,
as LC Issuer

By:	/s/ Susan V. Freed
Susan V. Freed
Vice President

Address for notices:

U.S. Bank Business Credit
633 West Fifth Street, 29 Floor
Los Angeles, California 90071
Attention: Susan V. Freed
Telephone: (213) 615-6404
Facsimile: (213) 615-6594

[SIGNATURE PAGE TO FINANCING AGREEMENT]